                            STOCK PURCHASE AGREEMENT

                   THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 31, 1999, by and between MeriStar Hotels & Resorts, Inc., a Delaware corporation (the "Company"), on the one hand, and Oak Hill Capital Partners, L.P., a Delaware limited partnership, and Oak Hill Capital Management Partners, L.P., a Delaware limited partnership (each, a "Purchaser" and, collectively, the "Purchasers"), on the other hand.

                                  WITNESSETH:

                   WHEREAS, the Company is the general partner of, and majority interest holder in, MeriStar H&R Operating Company, L.P., a Delaware limited partnership ("Opco LP");

                   WHEREAS, Opco LP, the Purchasers and others have entered into the Agreement of Limited Partnership of MIP Lessee, LP, dated the date hereof (the "JV Agreement"), with respect to the formation of a limited partnership (the "Joint Venture") for the purposes set forth in the JV Agreement;

                   WHEREAS, pursuant to the JV Agreement, Opco LP and its wholly-owned subsidiary MIP GP, LLC ("MIP") have committed to make capital contributions to the Joint Venture of up to $10 million in the aggregate, subject to certain conditions as set forth in the JV Agreement;

                   WHEREAS, the Company, as general partner of Opco LP, intends to make capital contributions to Opco LP of up to $10 million to fund the capital contributions of Opco LP and MIP to the Joint Venture; and

                   WHEREAS, the Company wishes to sell shares of its Common Stock to raise up to $10 million to fund or refund its contribution to Opco LP; and the Purchasers wish to purchase such shares of Common Stock, upon the terms and subject to the conditions set forth herein.

                   NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings set forth below:

                  "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

                  "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                  "By-Laws" means the by-laws of the Company, as the same may have been amended.

                  "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as the same may have been amended and in effect as of the Closing Date.

                  "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "Committed Amount" has the meaning assigned to such term in
Section 2.3.

                  "Common Stock" means the common stock, par value $.01 per share, of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

                  "Contractual Obligations" means as to any Person, any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                  "Consultation Period" has the meaning assigned to such term in
Section 5.1.

                  "Exercise Notice" has the meaning assigned to such term in
Section 2.3.

                  "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision of any thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Initial Closing" has the meaning assigned to such term in
Section 2.2.

                  "Initial Closing Date" has the meaning assigned to such term in Section 2.2.

                  "Initial Shares" has the meaning assigned to such term in
Section 2.1.

                  "JV Agreement" has the meaning assigned to such term in the Recitals.

                  "Joint Venture" has the meaning assigned to such term in the Recitals.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever.

                  "MIP" has the meaning assigned to such term in the Recitals.

                  "Opco LP" has the meaning assigned to such term in the Recitals.

                  "Option" has the meaning assigned to such term in Section 2.3.

                  "Option Closing" has the meaning assigned to such term in
Section 2.4.

                  "Option Notice" has the meaning assigned to such term in
Section 2.3.

                  "Option Shares" has the meaning assigned to such term in
Section 2.3.

                  "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

                  "Purchaser" and "Purchasers" have the meaning assigned to such terms in the Recitals.

                  "Requirements of Law" means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "Shares" has the meaning assigned to such term in Section 2.3.

                  "Trading Day" means any day on which the New York Stock Exchange is open for trading.

                  "Transfer" means any sale, assignment, transfer or other disposition of any Shares or any reduction by either Purchaser of its risk relative to any Shares.

                                    ARTICLE 2

                           PURCHASE AND SALE OF SHARES

                  2.1 Purchase and Sale of Initial Shares. Subject to the terms herein set forth, the Company agrees to sell to the Purchasers, and the Purchasers agree that they will purchase from the Company, on the Initial Closing Date, 1,818,182 shares (the "Initial Shares") of Common Stock, for a purchase price of $2.75 per share, and an aggregate purchase price of $5,000,000.

                  2.2 Initial Closing. The purchase and issuance of the Initial Shares will take place at the closing (the "Initial Closing") to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, on April 15, 1999 (the "Initial Closing Date"). At the Initial Closing, the Company will deliver to the Purchasers certificates representing the Initial Shares and the Purchasers will deliver to the Company the aggregate purchase price therefor ($5,000,000) by wire transfer of immediately available funds to an account designated by the Company. The number of Initial Shares to be purchased by each Purchaser shall be determined by the Purchasers, and notice of such determination shall be given to the Company, prior to the Initial Closing.

                  2.3 Purchase and Sale of Option Shares.

                      (a) The Purchasers shall, under the conditions provided below in this Section 2.3, and only under such conditions, have the option (the "Option") to purchase additional shares of Common Stock (the "Option Shares" and, together with the Initial Shares, the "Shares") in an aggregate amount having a value of $5,000,000 at a purchase price per share equal to the greater of (i) the average closing sale price of the Common Stock on the New York Stock Exchange for the 20 Trading Days ending on the Trading Day prior to the Option Closing Date or (ii) $2.75. The Option shall be exercised as hereinafter provided in Section 2.3(c) and may be exercised in whole only and not in part.

                      (b) If MIP wishes to cause the Underlying Partnership
(as defined in the JV Agreement) to enter into a contract to acquire a Hotel Interest (as defined in the JV Agreement) and the entering into of such contract would cause the Committed Amount to exceed $200,000,0000, the Option shall become effective and the Company shall give a notice (the "Option Notice") to the Purchasers requiring that the Purchasers make a determination as to whether or not to exercise the Option. The Option Notice shall state the total Committed Amount (assuming that the contract in question is entered into). The term "Committed Amount" shall mean the sum of (i) the aggregate capital contributions theretofore made to the Underlying Partnership, (ii) the aggregate borrowings theretofore made by the Underlying Partnership, (iii) the aggregate amounts remaining to be paid under outstanding contractual commitments of the Underlying Partnership (to the extent not anticipated to be funded out of amounts described in clauses (i) and (ii)) and (iv) the aggregate projected amounts of other expenditures anticipated to be made by the Underlying Partnership (to the extent not anticipated to be funded out of amounts described in clauses (i) and (ii)).

                      (c) The Purchasers may exercise the Option by giving notice (the "Exercise Notice") of such exercise to the Company within five Business Days after the date the Option Notice is given. In the Exercise Notice, the Purchasers will agree to purchase from the Company, on the Option Closing Date, the Option Shares for the aggregate purchase price of $5,000,000. The Exercise Notice shall also set forth the number of Option Shares to be purchased by each Purchaser. If no Exercise Notice is timely given by the Purchasers, the Purchasers will be deemed to have elected not to exercise the Option and the Option shall lapse.

                  2.4 Option Closing. The purchase and issuance of Option Shares will take place at the closing (the "Option Closing") to be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison on a date designated in the Exercise Notice, which date shall be not less than five nor more than ten days after the date the Exercise Notice is given. At the Option Closing, the Company will deliver to the Purchasers certificates representing the Option Shares and the Purchasers will deliver to the Company the aggregate purchase price ($5,000,000) by wire transfer of immediately available funds to an account designated by the Company.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to the Purchasers as follows:

                  3.1 Corporate Existence and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates, or will operate, as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged, including the business of the Joint Venture; (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified would not have a material adverse effect on the business or financial condition of the Company; and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

                  3.2 Corporate Authorization, No Contravention. The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including, without limitation, the sale, issuance and delivery of the Shares, (a) have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or By-Laws; and (c) do not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Company, or any Requirement of Law applicable to the Company.

                  3.3 Litigation. There are no legal actions, suits, proceedings, claims, complaints, disputes or investigations pending, or to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company that would, if adversely determined, have a material adverse effect on the ability of the Company to perform its obligations under this Agreement. To the knowledge of the Company, there is no injunction, writ, temporary restraining order, decree or order of any nature has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance of this Agreement.

                  3.4 Governmental Authorization, Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Shares) by the Company, or enforcement against the Company, of this Agreement or the transactions contemplated hereby.

                  3.5 Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

                  3.6 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Shares. No registration of the Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the offer, sale, or issuance of the Shares pursuant to this Agreement.

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  Each Purchaser hereby represents and warrants to the Company as follows:

                  4.1 Existence and Power. Such Purchaser (a) is duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

                  4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and the transactions contemplated hereby, including, without limitation, the purchase of the Shares,
(a) have been duly authorized by all necessary action, (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of such Purchaser, or any Requirement of Law applicable to such Purchaser.

                  4.3 Binding Effect. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

                  4.4 Purchase for Own Account. The Shares to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account and with no intention of distributing or reselling the Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of the Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser's property being at all times within its control. If either

Purchaser should in the future decide to dispose of any part of the Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Each Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of the Shares to the following effect: THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

                                    ARTICLE 5

                                MANAGEMENT RIGHTS

                  5.1 Board of Directors Observer. During the period from the date hereof through and including the date on which the Purchasers no longer own collectively at least 50% of the Shares (the "Consultation Period"), the Purchasers shall be able to appoint a representative to attend meetings of the Board of Directors of the Company, to change the representative so appointed at any time and, upon the resignation of such representative for any reason, to reappoint such a representative. In addition, the Company shall provide the Purchasers with a copy of any materials to be distributed or discussed at such meetings at the same time as provided to members of the Board of Directors.

                  5.2 Proposals and Recommendations. During the Consultation Period, the Purchasers shall be entitled to make proposals, recommendations and suggestions to the Company's officers and directors relating to the business and affairs of the Company.

                  5.3 Consultation with Company Management. During the Consultation Period, the Company shall permit the Purchasers at all reasonable times and at the Purchasers' expense, to discuss the Company's business and affairs with its officers, directors and independent accountants.

                  5.4 Examination of Books. During the Consultation Period, the Company shall permit the Purchasers, at all reasonable times and at the Purchasers' expense, to examine such books, records, documents and other written information in the possession of the Company relating to its affairs as the Purchasers may reasonably request.

                  5.5 Inspection of Properties. During the Consultation Period, the Company shall permit the Purchasers, at all reasonable times and at the Purchasers' expense, to visit and inspect the Company's properties.

                  5.6 Directorship. Anything in this Article 5 to the contrary notwithstanding, the rights granted to the Purchasers under this Article 5 shall be suspended during any period of time during which a representative of the Purchasers serves as a member of the Company's Board of Directors. A director of the Company shall be deemed to be a representative of the Purchasers only if such director is designated as such representative by the Purchasers and such designation is accepted in writing by the Company. The Purchasers may revoke any such designation, and the Company may revoke any such acceptance, at any time. The Purchasers hereby designate Daniel L. Doctoroff as its representative for purposes of this Section 5.6 and the Company hereby accepts such designation.

                                    ARTICLE 6

                                 SALE OF SHARES

                  6.1 Restricted Period. During the period beginning on the Initial Closing Date and ending on the earlier to occur of (i) the six month anniversary of the Initial Closing Date or (ii) the sale or other disposition by the Underlying Partnership (as defined in the JV Agreement) and its subsidiaries of all Hotel Interests (as defined in the JV Agreement), the Purchasers shall not Transfer any of the Shares without the prior written consent of the Company.

                                    ARTICLE 7

                                  MISCELLANEOUS

                  7.1 Notices. All notices or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telecopied or sent by certified, registered or express mail, as follows:

                           (a)      if to the Company:

                                    MeriStar Hotels & Resorts, Inc.
                                    1010 Wisconsin Avenue
                                    Washington, D.C. 20007
                                    Attention: John Emery
                                    Telecopy: (202) 295-2230
                                    with a copy to:

                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, New York 10019-6064
                                    Attention: Richard S. Borisoff, Esq.
                                    Telecopy: (212) 757-3990

                           (c)      if to the Purchasers:

                                    Oak Hill Partners, Inc.
                                    Park Avenue Tower
                                    65 East 55th Street
                                    New York, New York 10022
                                    Attention: Bradford E. Bernstein
                                    Telecopy: (212) 838-8411

                                    with a copy to:

                                    O'Sullivan Graev & Karabell, LLP
                                    30 Rockefeller Plaza
                                    New York, NY 10012
                                    Attention: Brad R. Okun, Esq.
                                    Telecopy: (212) 408-2420

Any party may by notice given in accordance with this Section 7.1 designate another address or person for receipt of notices hereunder.

                  7.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement. No party hereto may assign its rights under this Agreement without the prior written consent of the other party hereto.

                  7.3      Amendment and Waiver.

                           (a)      No failure or delay on the part of the
Company or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchasers at law, in equity or otherwise.

                           (b)      Any amendment, supplement or modification of
or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company and each Purchaser.

                  7.4 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  7.5 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  7.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

                  7.7 Severabilty. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                  7.8 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  7.9 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

                  IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first stated above.

                           MERISTAR HOTELS & RESORTS, INC.

                           By: /s/ John Emery
                               ----------------------------------------
                               Name:
                               Title:


                           OAK HILL CAPITAL PARTNERS, L.P.
                           By: OHCP GenPar, L.P., its general partner
                           By: OHCP MGP, LLC, its general partner

                           By: /s/ John Monsky
                               ----------------------------------------
                               Name:  John Monsky
                               Title: Vice President


                           OAK HILL CAPITAL MANAGEMENT PARTNERS, L.P.
                           By: OHCP GenPar, L.P., its general partner
                           By: OHCP MGP, LLC, its general partner

                           By: /s/ John Monsky
                               ----------------------------------------
                               Name:  John Monsky
                               Title: Vice President

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

                  In accordance with Section 7.3 (relating to certain permitted amendments) of that certain Stock Purchase Agreement dated as of March 31, 1999 by and between the undersigned (the "Agreement"), Article 5 of such Agreement is hereby amended, without further action of the parties, to clarify that all of the management rights conferred upon the "Purchasers" in that Article shall be understood to have been conferred, ab initio, solely on Oak Hill Capital Partners, L.P. (which is one of the "Purchasers" under that Agreement); provided, that the determination of the "Consultation Period" pursuant to the first sentence of Section 5.1 of the Agreement shall continue to be made with reference to the "Shares" collectively owned by all of the "Purchasers."

                  Oak Hill Capital Partners, L.P. hereby ratifies, confirms and approves Daniel L. Doctoroff as its representative for purposes of Section 5.6 of the Agreement, as provided in the last sentence of Section 5.6, and the Company hereby accepts such designation.

                  IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the 14th day of April, 1999, effective as of the 31st day of March, 1999.

                            MERISTAR HOTELS & RESORTS, INC.

                            By:
                                -----------------------------------
                                Name:
                                Title:

                            OAK HILL CAPITAL PARTNERS, L.P.
                            By: OHCP GenPar, L.P., its general partner
                            By: OHCP MGP, LLC, its general partner

                            By: -----------------------------------
                                Name:  Daniel L. Doctoroff
                                Title: Vice President

                            OAK HILL CAPITAL MANAGEMENT PARTNERS, L.P.
                            By: OHCP GenPar, L.P., its general partner
                            By: OHCP MGP, LLC, its general partner

                            By: -----------------------------------
                                Name:  Daniel L. Doctoroff
                                Title: Vice President

                                   EXHIBIT B
                                   ---------

                           HOTEL MANAGEMENT AGREEMENT


         HOTEL MANAGEMENT AGREEMENT (this "Agreement") made as of the 31st day of March 1999, between MIP Lessee, L.P. ("Owner"), a Delaware limited partnership, and MeriStar Management Company, L.L.C. ("Operator"), a Delaware limited liability company.


                                    RECITALS


         A. Owner leases a full-service hotel (the "Hotel") known as the Radisson Hotel San Diego, located at 1433 Camino Del Rio South, pursuant to a certain Lease Agreement (the "Lease"), of even date herewith between MIPs San Diego, LLC (the "Fee Owner"), as lessor, and Owner, as lessee;

         B. Owner and Operator desire to evidence their agreement with respect to the operation, direction, management, and supervision of the Hotel as more particularly set forth below; and

         C. Owner and Operator agree and understand that, notwithstanding the duties and responsibilities of Operator hereunder, it is Owner's intention that Owner have the right to substantially participate directly in the management or development activities of the Hotel, including the autonomy to supervise the activities of the Operator, in order that, among other reasons, it qualify as a "real estate operating company" within the meaning of U.S. Department of Labor regulation section 2510.3-101(e)(1) and that this Agreement is intended to effectuate such right.

         NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, Owner and Operator agree as follows:


                                    ARTICLE I

                                    THE HOTEL

         1.1 Owner and Operator acknowledge that the Hotel consists of and contains:

         A. A Building (the "Building") with guest rooms, restaurants, lounges, and conference and meeting rooms together with the parcel of land on which the Building is located and any outdoor parking areas or other facilities located on such land;

         B. Mechanical systems and built-in installations (the "Installations") of the Building including, but not limited to, heating, ventilation, air conditioning, electrical and plumbing systems, elevators and escalators, and built-in laundry, refrigeration and kitchen equipment;

         C. Furniture, furnishings, wall coverings, floor coverings, window treatments, fixtures and hotel equipment and vehicles (the "FF&E");

         D. Chinaware, glassware, silverware, linens, and other items of a similar nature (the "Operating Equipment"); and

         E. Stock and inventories of paper supplies, cleaning materials and similar consumable items and food and beverage (the "Operating Supplies").


                                   ARTICLE II

                                 OPERATING TERM

         2.1. This Agreement shall have a term (the "Operating Term") commencing on the date of this Agreement (the "Commencement Date") and expiring on the fifth anniversary of the Commencment Date, unless sooner terminated in accordance with the provisions of this Agreement or unless extended by the written agreement of Owner and Operator.


                                   ARTICLE III

                          GENERAL SERVICES BY OPERATOR

         3.1. During the Operating Term, Operator, as agent and for the account of Owner, shall in accordance with the Budgets (as defined in Section 9.4) and the other applicable provisions of this Agreement and subject to the availability of funds:

         A. Recruit, train, direct, supervise, employ and dismiss on-site staff ("Hotel Employees") for the operation of the Hotel and, with Owner's approval, enter into collective bargaining agreements with unions representing such Hotel Employees;

         B. Develop and implement advertising, marketing, promotion, publicity and other similar programs for the Hotel;

         C. (i) Negotiate, enter into and, at Owner's direction, enforce leases, licenses and concession agreements (collectively, "Leases") for stores, office space and lobby space at the Hotel, collect the rent under such Leases and otherwise administer the Leases and (ii) negotiate, enter into and, at Owner's direction, enforce contracts for the provision of services to the Hotel.

         D. Apply for, process and take all necessary steps to procure and keep in effect in Owner's name (or ,if required by the licensing authority, in Operator's name or both) all licenses and permits required for the operation of the Hotel;

         E. Purchase all FF&E, Operating Equipment and Operating Supplies necessary for the operation of the Hotel;

         F. Provide routine accounting and purchasing services as required in the ordinary course of business;

         G. Maintain the Hotel in a good state of repair and in accordance with all applicable laws, ordinances, regulations, rulings and orders of governmental authorities and the rules, regulations and orders of the local Board of Fire Underwriters or similar body and in accordance with all agreements (collectively,

"Major Agreements") as to which the Hotel or Owner is bound (including, but not limited to, the Lease, mortgages, deeds of trust, ground leases, restrictive covenants, franchise agreements and insurance policies);

         H. Represent Owner in connection with the making of any capital improvements to the Hotel or the renovation and refurbishment of the Hotel and to that end negotiate and enter into agreements for architectural, engineering, testing, consulting and construction services. Operator shall also establish and implement appropriate administrative and financial controls for any renovation or refurbishment of the Hotel, which shall include, but not be limited to, coordination and administration of the architect, general contractor and other professionals and consultants employed in connection with any renovation or refurbishment;

         I. At Owner's direction and with Owner's approval, institute, defend and settle any legal or administrative proceedings relating to the Hotel;

         J. Cooperate with Owner and any prospective purchasers or lenders in all reasonable respects in connection with any actual or proposed sale or refinancing of the Hotel; and

         K. Provide such other services as are required under the terms of this Agreement or as are customarily performed by management companies of first-class, full-service hotels or as are necessary for the day-to-day operation, management and supervision of the Hotel.


                                   ARTICLE IV

                         GENERAL OPERATION OF THE HOTEL

         4.1. Owner hereby engages Operator as the exclusive operator of the Hotel during the Operating Term and Operator hereby accepts such engagement. Subject to the terms of this Agreement and the applicable Budgets, Operator shall have control and discretion in the operation, direction, management and supervision of the Hotel. Such control and discretion of Operator shall include, without limitation, the determination of credit policies (including entering into agreements with credit card organizations), terms of admittance, charges for rooms, food and beverage policies, entertainment and amusement policies, leasing, licensing and granting of concessions for commercial space at the Hotel, and all phases of advertising, promotion and publicity relating to the Hotel.

         4.2 Notwithstanding the provisions of Section 4.1 or any other provision of this Agreement, Operator shall take no action with regard to the operation, direction, management or supervision of the Hotel without the prior approval of Owner if such action requires the approval of the Management Committee under the Agreement of Limited Partnership (the "LP Agreement") of Owner, dated as of March __, 1999. Operator acknowledges that it has been provided a copy of the LP Agreement and has read and understood the provisions thereof.

         4.3. Operator shall operate the Hotel and all of its facilities and activities in the same manner as is customary and usual in the operation of first-class, full service hotels in the area of the Hotel to the extent consistent with the Hotel's facilities. Operator shall perform all of its services in a diligent and professional manner in accordance with recognized standards of the hotel management industry for first-class, full-service hotels.

         4.4 Operator shall conduct the operations of the Hotel in a manner consistent with the terms of any applicable Major Agreements.

         4.5 Operator will be available to consult with and advise Owner, at Owner's reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotels. Operator shall in all events consult with Owner before implementing any material changes in policies and procedures relating to the Hotel.


                                    ARTICLE V

                             AGENCY; HOTEL EMPLOYEES

         5.1. In the performance of its duties as Operator of the Hotel, Operator shall act solely as agent of Owner. Nothing in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator. Except as otherwise provided in this Agreement, (a) all debts and liabilities to third persons incurred by Operator in the course of its operation and management of the Hotel in accordance with the provisions of this Agreement shall be the debts and liabilities of Owner only and (b) Operator shall not be liable for any such obligations by reason of its management, supervision, direction and operation of the Hotel as agent for Owner. Operator may so inform third parties with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this paragraph.

         5.2. Notwithstanding the provisions of Section 5.1, all Hotel Employees shall be employees of Operator. All compensation of the Hotel Employees shall be an Operating Expense (as defined in Section 11.2).

         5.3. Operator, with Owner's prior approval, may enroll the Hotel Employees in pension, medical and health, life insurance and similar employee benefit plans substantially similar to corresponding plans implemented in first-class, full-service hotels in the area of the Hotel. Such plans may, with Owner's prior approval, be joint plans for the benefit of employees at more than one hotel or motel owned, leased or managed by Operator or its affiliates. Employer contributions to such plans and reasonable administrative fees which Operator may expend in connection therewith shall be an Operating Expense. The administrative expenses of any joint plans will be equitably apportioned by Operator among properties covered by such plan.

         5.4. Operator, in its discretion, may (i) provide lodging for Operator's executive employees visiting the Hotel in connection with the performance of Operator's services and allow them the use of Hotel facilities and (ii) provide the General Manager of the Hotel and other Hotel Employees temporary living quarters within the Hotel and the use of all Hotel facilities, in either case at a discounted price or without charge as the case may be; provided, however, that any such use or discount shall not exceed that which is customary and usual in the operation of other first-class, full-service hotels, unless otherwise required by applicable union contract or previously approved by Owner. Each Monthly Report (as defined in Article IX) shall indicate the extent, if any, to which Operator has provided such lodging or other services under this Section for the applicable month.

         5.5. Operator shall not be liable for any failure of the Hotel to comply prior to the Commencement Date with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including, without limitation, the Civil Rights Act of 1870, 42 U.S.C. Sections 1981, the Civil Rights Acts of 1871, 42 U.S.C. Sections 1983 the Fair Labor Standards Act, 29 U.S.C. Sections 201, et seq., the Civil Rights Act of 1964, 42 U.S.C. Sections

2000e, et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sections 621, et seq., the Rehabilitation Act, 29 U.S.C. Sections 701, et seq., the Americans With Disabilities Act of 1990, 29 U.S.C. Sections 706, 42 U.S.C. Sections 12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 301, et seq., the Equal Pay Act, 29 U.S.C. Sections 201, et seq., the National Labor Relations Act, 29 U.S.C. Sections 151, et seq., and any regulations promulgated pursuant to such statutes (collectively, as amended from time to time, and together with any similar laws now or hereafter enacted, the "Employment Laws").

         5.6. Operator shall develop and implement policies, procedures and programs for the Hotel (collectively, the "Employment Policies") designed to effect compliance with the Employment Laws. The Employment Policies shall be consistent with industry standards from time to time for reputable companies managing first-class, full-service hotels. Operator shall regularly review, and modify as necessary, the Employment Policies in consultation with reputable counsel experienced in employment law.

         5.7. Operator shall periodically make recommendations to Owner with respect to the desirability of maintaining Employment Practices Liability Insurance ("Employment Insurance") for the benefit of Owner and Operator. If Owner shall approve the purchase of Employment Insurance, the premium for such insurance (or an allocable amount in the event that more than one hotel is covered by such policy) shall be an Operating Expense.


                                   ARTICLE VI

                               PROVISION OF FUNDS

         6.1. In performing its services under this Agreement, Operator shall act solely as agent and for the account of Owner. Operator shall not be deemed to be in default of its obligations under this Agreement to the extent it is unable to perform any obligation due to the lack of available funds (except to the extent funds are required of Operator to fulfill its indemnification obligations under this Agreement).

         6.2. Operator shall in no event be required to advance any of its funds for the operation of the Hotel (except to the extent funds are required of Operator to fulfill its indemnification obligations under this Agreement).


                                   ARTICLE VII

                              CENTRALIZED SERVICES

         7.1. Operator may, with Owner's prior approval in each instance, provide or cause its affiliated companies to provide for the Hotel and its guests the full benefit of any reservations system hereafter established by Operator or its affiliates and provide, or cause its affiliated companies to provide, such aspects of any accounting or purchasing services or other group benefits and services as are made available generally to properties managed by Operator, all of which are collectively referred to as "Centralized Services."

         7.2. Subject to the provisions of the applicable Budget and Owner's prior approval, Operator or such of Operator's affiliated companies as provide Centralized Services shall be entitled to be reimbursed for the Hotel's share of the total costs that are reasonably incurred in providing such Centralized Services on a system-wide basis to hotels and motels managed by Operator or its affiliates which costs may include, without limitation, salaries (including payroll taxes and employee benefits) of employees and officers of Operator and its affiliates, costs of all equipment employed in the provision of such services and a reasonable charge for overhead. The Hotel's share of such costs shall be determined in an equitable manner by Operator (which shall be reasonably satisfactory to Owner) and substantiated to Owner after each fiscal year end and shall be an Operating Expense of the Hotel. In no event shall Owner be required to reimburse Operator for accounting and purchasing services required in the ordinary course of business of operating the Hotel. Notwithstanding the foregoing, Operator's fee for centralized accounting services shall be the amount set forth in Article X.


                                  ARTICLE VIII

                        WORKING CAPITAL AND BANK ACCOUNTS

         8.1. Owner will provide Operator with initial working capital for the Hotel in the amount of $750 per room. Thereafter, funds sufficient in amount to constitute normal working capital for the uninterrupted and efficient operation of the Hotel shall be maintained from Total Revenues (as defined in Section 11.1) in an amount at least equal to the working capital specified in the most recent Cash Flow Forecast (as defined in Section 9.4).

         8.2. All funds received by Operator in the operation of the Hotel, including working capital furnished by Owner, shall be deposited in a special account or accounts bearing the name of the Hotel (the "Agency Account") in such federally insured bank, savings and loan or trust company as may be selected by Operator and reasonably approved by Owner. Any successor or substitute bank, savings and loan or trust company shall be selected in the same manner. From the Agency Account, Operator shall pay all Operating Expenses, Fixed Charges, debt service, ground rent, capital costs and other amounts required to be paid by Operator on Owner's behalf under this Agreement (to the extent, in each case, such amounts are permitted or required to be paid under this Agreement). In addition to the Agency Account, an account shall be established at the same institution for a reserve for replacements, substitutions and additions to the FF&E (the "FF&E Reserve Account").

         8.3. The Agency Account and the FF&E Reserve Account shall be in the name of Operator as agent for Owner and shall be under the control of Operator. Checks or other documents of withdrawal shall be signed only by representatives of Operator, provided that such representatives shall be bonded or otherwise insured in a manner reasonably satisfactory to Owner. The premiums for bonding or other insurance shall be an Operating Expense except for premiums for bonding off-site executive employees of Operator. Upon the expiration or termination of this Agreement all remaining amounts in the Agency Account and the FF&E Reserve Account shall be transferred to Owner.

         8.4. Any security deposit held under a Lease shall be held in a separate account if required by law or the terms of the Lease or if otherwise required by Owner.


                                   ARTICLE IX

                     BOOKS, RECORDS AND STATEMENTS; BUDGETS

         9.1. Operator shall keep full and accurate books of account and other records reflecting the results of the operation of the Hotel in accordance with the "Uniform System of Accounts" (Ninth Revised Edition

1997, as further revised from time to time, except to the extent any such revision would affect the determination of the Basic Fee under Article X) as adopted by the American Hotel and Motel Association of the United States and Canada ("Uniform System") with such exceptions as may be required by the provisions of this Agreement; provided, however, that Operator may, with prior notice to Owner, make such modifications to the methodology in the Uniform System as are consistent with Operator's standard practice in accounting for its operations under management contracts generally, so long as such modifications do not affect the determination of Total Revenues, Operating Expenses or Fixed Charges under Article XI. Except for the books and records which may be kept in Operator's home office or other suitable location pursuant to the adoption of a central billing system or other centralized service, the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel and shall be available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription. All of such books and records including, without limitation, books of account, guest records and front office records, shall be the property of Owner, shall be treated by Operator as confidential and proprietary information of Owner and, except as otherwise provided in this Agreement, shall not be removed from the Hotel by Operator without Owner's prior approval. Upon any termination of this Agreement, all of such books and records shall thereafter be available to Operator at all reasonable times for inspection, audit, examination and transcription for a period of three (3) years or, at Owner's option, turned over to Operator.

         9.2. Operator shall deliver to Owner within twenty (20) days after the end of each month, the following items (collectively, the "Monthly Reports"):

                  A. An executive summary noting highlights of operations for such month and explaining variances from Budgets and from the results of a comparable period in the prior year;

                  B. A balance sheet as of the last day of such month with comparison to the last day of the prior month and the last day of the prior fiscal year;

                  C. A source and use of funds statement for such month;

                  D. An income and expense statement for such month and year-to-date with comparison to the comparable periods of the prior year;

                  E. A twelve-month summary and forecast of operations for the current fiscal year including a projection of year-end net profit or loss utilizing (i) actual year-to-date figures, (ii) forecasts for the next 30, 60 and 90 day periods and (iii) budgeted amounts for the balance of the fiscal year;

                  F. A twelve-month summary and forecast of cash flow for the current fiscal year including a projection of year-end net cash flow utilizing (i) actual year-to-date figures, (ii) forecasts for the next 30, 60 and 90 day periods and (iii) budgeted amounts for the balance of the fiscal year;

                  G. A summary of outstanding accounts receivable with aging schedule;

                  H. A summary of outstanding accounts payable with aging schedule;

                  I. A summary of year-to-date capital expenditures and budgeted amounts for the balance of the year;

                  J. To the extent not included in the foregoing, computations of Total Revenues,

         Operating Expenses, Fixed Charges and any other amounts on which the Incentive Fee may be based; and

                  K. Such other monthly reports as Owner may request and as are customarily provided by managers of first-class, full-service hotels.

The Monthly Reports shall be (a) prepared in accordance with the Uniform System to the extent applicable (including, but not limited to, line-item descriptions), (b) prepared in accordance with prevailing standards for first-class, full-service hotels to the extent the Uniform System is not applicable, (c) certified by an officer of Operator and (d) substantially in the form annexed to this Agreement as Exhibit B.

         9.3. Year-end financial statements for the Hotel (including a balance sheet, income statement and statement of sources and uses of funds) shall be prepared and certified by an independent certified public accountant selected by Owner. The year-end statements shall include computations of Total Revenue, Operating Expenses, Fixed Charges and any other amounts on which the Incentive Fee may be based. Operator shall cooperate in all respects with such accountant in the preparation of such statements and shall use its best efforts to cause such statements to delivered to Owner on or before the date ninety (90) days after the end of each fiscal year.

         9.4. On or before each December 1 during the Operating Term, Operator shall submit to Owner for the next fiscal year the following items (collectively, the "Budgets"):

                  A. An operating budget (the "Operating Budget") setting forth in line-item detail, on a monthly basis, the projected income from and expenses (including debt service and ground rent) of all aspects of the operations of the Hotel;

                  B. A capital budget (the "Capital Budget") setting forth in line-item detail proposed capital projects and expenditures for the Hotel including but not limited to FF&E expenditures;

                  C. A cash flow forecast (the "Cash Flow Forecast") on a monthly basis;

                  D. A plan (the "Marketing Plan") describing the proposed advertising, marketing, promotion, publicity and other like programs for the Hotel;

                  E. An executive summary noting highlights of the foregoing items and commenting upon general market trends affecting the projected operations of the Hotel; and

                  F. Such other reports or projections as Owner may reasonably request and as are customarily provided by managers of first-class, full-service hotels.

The Budgets shall (a) be prepared in accordance with the Uniform System to the extent applicable (including, but not limited to, line-item descriptions), (b) be prepared in accordance with prevailing standards for first-class, full-service hotels to the extent the Uniform System is not applicable and (c) be substantially in the form annexed to this Agreement as Exhibit B.

         9.5. Owner and Operator shall meet promptly after Operator submits the proposed Budgets to Owner. Operator shall provide any information, analysis and explanations with respect to the proposed Budgets as Owner may request and shall revise the proposed Budgets as necessary to reflect such changes as Owner may require.

         9.6. Upon approval of the Budgets by Owner, Operator shall (without the limiting the further provisions of this Section 9.6) cause the Hotel to be operated in accordance with the Budgets. Operator shall not, without Owner's prior approval:

                  A. Incur any expense for any line-item in the Operating Budget which causes the aggregate expenditures for such line-item to exceed the budgeted amount by 5% or more for the applicable fiscal period set forth in the Operating Budget, provided that Operator may, without Owner's approval, (i) pay any expenses (the "Necessary Expenses") regardless of amount, which are necessary for the continued operation of the Hotel and which are not within the reasonable control of Operator (including, but not limited to, those for taxes, utility charges and debt service) and (ii) pay any expenses (the "Emergency Expenses") regardless of amount which, in Operator's good faith judgment, are immediately necessary to protect the physical integrity or lawful operation of Hotel or the health or safety of its occupants and as to which, in Operator's good faith judgment, it is not practical to obtain Owner's prior approval; or

                  B. Incur any expense for any line-item in the Capital Budget which causes the aggregate expenditures for such line-item to exceed the budgeted amount by 5% or more provided that Operator may, without Owner's approval, pay any Emergency Expenses which are capital in nature. Operator shall give Owner prompt notice of the payment of any Emergency Expenses (whether capital in nature or otherwise); or

                  C. Perform any capital improvement (other than those paid for as Emergency Expenses) not provided for in the Capital Budget.

         9.7. If the Budgets (or any component of the Budgets), have not been approved by Owner prior to any applicable fiscal year, then, until approval of the Budgets (or such components) by Owner, Operator shall cause the Hotel to be operated substantially in accordance with the such prior year's Budgets (other than the Capital Budget) except for, or as modified by, (a) those components of such Budgets for the applicable fiscal year approved by Owner, (b) the Necessary Expenses which shall be paid as required and (c) the Emergency Expenses which shall be paid as required.

         9.8. Operator shall promptly provide to Owner any other information (including, but not limited to, copies of bank statements, notices of claims and legal proceedings and inventories of FF&E, Operating Equipment and Operating Supplies) relating to the Hotel or its operations that Owner may request from time to time or upon a standing basis.


                                    ARTICLE X

                                 MANAGEMENT FEES
                       AND PAYMENTS TO OPERATOR AND OWNER

         10.1. Owner shall pay to Operator for services rendered under this Agreement in each fiscal year a management fee (the "Basic Fee") equal to the "Fee Percentage" of Total Revenues in such fiscal year.

         10.2. The Fee Percentage shall be determined by the ratio, expressed as a percentage, rounded down to the nearest whole number, of the Net Operating Income for the applicable fiscal year to the projected Net Operating Income for such fiscal year set forth in the Applicable Budget (the "Achieved NOI Percentage"). If the Achieved NOI Percentage shall be 90% or less, then the Fee Percentage shall be two percent (2%). If the Achieved NOI Percentage shall be 110% or more, then the Fee Percentage shall be four percent (4%). If the Achieved NOI Percentage shall be more than 90% and less than 110%, then the Fee Percentage shall be the sum of
(a) two percent (2%) plus (b) the product of (x) one-tenth of a percent (.1%) and (y) the difference between the Achieved NOI Percentage and 90%. For example, if the Achieved NOI Percentage is 98%, the Fee Percentage shall be 2.8% (2% plus (.1% x [98-90]).

         10.3. In each month during the Operating Term, Operator shall be paid out of the Agency Account the Basic Fee for the preceding month on an estimated basis. Such estimated payment shall be equal to the Fee Percentage (based upon the year-to-date Achieved NOI Percentage) of year-to-date Total Revenues minus the Basic Fee previously paid to Operator with respect to the applicable fiscal year. Each monthly payment shall be made upon delivery of the income and expense statement for such month showing the computation of Total Revenues and the Basic Fee for such month.

         10.4. On or before the twentieth (20th) day following the last day of each calendar quarter (or such other fiscal period as Owner may determine) of each fiscal year during the Operating Term, after (a) payment of Operating Expenses and other amounts required to be paid under this Agreement, (b) deposits to the FF&E Reserve Account in accordance with the Budget and (c) retention of working capital sufficient to assure the uninterrupted and efficient operation of the Hotel, in accordance with the most recently approved Cash Flow Forecast, all funds in the Agency Account shall be paid to Owner.

         10.5. At the end of each fiscal year and following receipt by Owner of the annual audit set forth in Section 9.3, an adjustment will be made, if necessary, based on the audit so that Operator shall have received the accurate Basic Fee for such fiscal year. Within thirty (30) days of receipt by Owner and Operator of such audit, Operator shall either (a) place in the Agency Account or remit to Owner, as appropriate, any excess amounts Operator may have received for during such calendar year or (b) be paid out of the Agency Account or by Owner, as appropriate, any deficiency in the amounts due Operator for the Basic Fee.

         10.6. In addition to the Basic Fee, Owner shall pay to Operator on a monthly basis a fee for centralized accounting services equal to $2,500 per month (the "Accounting Fee").

         10.6. The compensation provided for in this Article X together with the payments to Operator set forth in Sections 7.2 and 11.2(A)(ix) shall be the only compensation payable to Operator for its services under this Agreement.


                                   ARTICLE XI

                               CERTAIN DEFINITIONS

         11.1. A. The term "Total Revenues" shall mean all income, revenue and proceeds resulting from the operation of the Hotel and all of its facilities (net of refunds and credits to guests and other items deemed "Allowances" under the Uniform System) which are properly attributable under the Uniform System to the period in question. Subject to Section 11.1B, Total Revenues shall include, without limitation, all amounts derived from:

                  (i) The rentals of rooms, banquet facilities and conference facilities;

                  (ii) The sale of food and beverage whether sold in a bar, lounge or restaurant, delivered to a guest room, sold through an in-room facility or vending machines, provided in meeting or banquet rooms or sold through catering operations;

                  (iii) Charges for admittance to or the use of any recreational facilities or any entertainment events at the Hotel;

                  (iv) Rentals paid under Leases to the extent such Leases cover premises used as newsstands, restaurants, bars, lounges, gift and sundry shops, barber shops and beauty salons or otherwise to provide services and merchandise to Hotel guests or which are customarily provided to guests at hotels similar in character to the Hotel (it being agreed that, with respect to other Leases, Operator shall be compensated in amounts agreed upon by Owner and Operator, which amounts shall fairly reflect the time and effort expended by Operator in connection with such Leases);

                  (v) Charges for other Hotel services or amenities, including, but not limited to, telephone service, in-room movies, and laundry services; and

                  (vi) The proceeds of business interruption or similar insurance.

         B. Total Revenues shall not include:

                  (i) Sales or use taxes or similar governmental impositions collected by Owner or Operator;

                  (ii) Tips, service charges and other gratuities received by Hotel Employees;

                  (iii) Proceeds of insurance except as set forth in Section 11.1A;

                  (iv) Proceeds of the sale or condemnation of the Hotel, any interest therein or any other asset, or the proceeds of any loans or financings;

                  (v) Capital contributed to Owner or the Hotel;

                  (vi) The repayment of any loans or interest thereon made by Owner other than in the ordinary course of Hotel operations;

                  (vii) The receipts of any tenant, licensee or concessionaire under a Lease;

                  (viii) The proceeds of any judgments, awards or settlements except to the extent the same represent (a) recoveries of any items set forth in Section 11.1A or (b) the recoupment of any amount paid as an Operating Expense or Fixed Charge; and

                  (ix) Interest earned on the Agency Account (which is excluded for purposes of determining the Basic Fee but shall be available to pay any amounts which may be paid from Total Revenues under this Agreement) or the FF&E Reserve Account (which is excluded for purposes of determining the Basic Fee but shall be available to pay for replacements substitutions and additions to the FF&E).

         11.2 A. The term "Operating Expenses" shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Hotel and all of its facilities which are properly attributable under the Uniform System to the period in question. Operating Expenses shall include, without limitation:

                  (i) The cost of all Operating Equipment and Operating
         Supplies;

                  (ii) Salaries and wages of Hotel personnel, including costs of payroll taxes and employee benefits. The salaries or wages of off-site employees or executives of Operator shall not be Operating Expenses, provided that if it becomes necessary for an off-site employee or executive of Operator to temporarily perform services on an emergency basis at the Hotel of a nature normally performed by Hotel Employees, his salary (including payroll taxes and employee benefits) for such period only as well as his traveling expenses shall be Operating Expenses;

                  (iii) The cost of all other goods and services obtained in connection with the operation of the Hotel including, without limitation, heat and utilities, laundry, landscaping and exterminating services and office supplies;

                  (iv) The cost of all repairs to and maintenance of the Hotel;

                  (v) Insurance premiums (or the allocable portion thereof in the case of blanket policies) for all insurance maintained under
         Article XIII (other than insurance against physical damage to the Hotel) and losses incurred on any self-insured risks (including deductibles);

                  (vi) All taxes, assessments, permit fees, inspection fees, and water and sewer charges and other charges (other than income or franchise taxes) payable by or assessed against Owner with respect to the operation of the Hotel, excluding Property Taxes (as defined in Section 11.3);

                  (vii) Legal fees and fees of any independent certified public accountant for services directly related to the operation of the Hotel and its facilities;

                  (viii) All expenses for advertising the Hotel and all expenses of sales promotion and public relations activities;

                  (ix) All out-of-pocket expenses and disbursements reasonably incurred by Operator, pursuant to, in the course of, and directly related to, the management and operation of the Hotel under this Agreement to the extent the same are contained in an approved Budget. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, facsimile, air express and other incidental expenses, but, except as otherwise provided in this Agreement, shall not include any of the regular expenses of the central offices maintained by Operator, other than offices maintained at the Hotel for the management of the Hotel. Operator shall maintain and make available to Owner invoices or other evidence supporting such charges;

                  (x) The Basic Fee and the Accounting Fee;

                  (xi) Payments under any applicable franchise agreement;

                  (xii) Any other item specified as an Operating Expense in this Agreement; and

                  (xiii) Any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System unless specifically excluded under the provisions of this Agreement.

         B. Operating Expenses shall not include:

                  (i) Amortization and depreciation;

                  (ii) The making of or the repayment of any loans or any interest thereon;

                  (iii) The costs of any alterations, additions or improvements which for Federal income tax purposes must be capitalized and amortized over the life of such alteration addition or improvement;

                  (iv) Payments into the FF&E Reserve Account; or

                  (v) Any item defined as a Fixed Charge in Section 11.3.

         11.3. "Fixed Charges" shall mean the cost of the following items relating to the Hotel or its facilities which are properly attributable under the Uniform System to the period in question:

                  (i) Real estate taxes, assessments, personal property taxes and any other ad valorem taxes imposed on or levied in connection with the Hotel, the Installations and the FF&E (collectively, "Property Taxes");

                  (ii) Insurance against physical damage to the Hotel; and

                  (iii) Rental payments or payments for purchase options under leases of equipment which are capital leases under the Uniform System;

         11.4. "Net Operating Income" for any period shall mean the amount, if any, by which Total Revenues for such period exceed the sum of (a) Operating Expenses, (b) Fixed Charges and (c) an FF&E Reserve equal to 4% of Total Revenues (whether or not such FF&E Reserve is actually funded) for such period.

         11.5. "Fiscal year" shall mean each calendar year or partial calendar year within the Operating Term unless Owner and Operator otherwise agree.


                                   ARTICLE XII

                                  FF&E RESERVE

         12.1. During each fiscal year there shall be allocated and paid to the FF&E Reserve Account (to the extent available from Total Revenues or funds provided by Owner (at its option) after payment of Operating Expenses, Fixed Charges, debt service, ground rent and capital costs) such amount as is reflected in the applicable Budget for such fiscal year. Subject to the availability of funds, payments into the FF&E Reserve Account shall be made on a monthly or other basis as set forth in the Cash Flow Forecast.

         12.2. All funds in the FF&E Reserve Account, together with any interest earned thereon and the proceeds of any sale of FF&E (which proceeds shall be deposited in the FF&E Reserve Account) shall be used solely for purposes of replacing or refurbishing the FF&E in accordance with the applicable Capital Budget.

                                  ARTICLE XIII

                                    INSURANCE

         13.1. Throughout the Operating Term of this Agreement, Operator shall arrange for and maintain the following insurance in connection with the Hotel:

                  A. Insurance covering the Building, the Installations and the FF&E on an all-risk, broad form basis, against such risks as are customarily covered by such insurance (including, without limitation, boiler and machinery insurance, but excluding, at Owner's discretion, damage resulting from earthquake, war, and nuclear energy), in aggregate amounts which shall be not less than the full replacement cost of the Building, the Installations and the FF&E (exclusive of foundations and footings);

                  B. Commercial general liability insurance (including broad form endorsement and coverage against liability arising out of the ownership or operation of motor vehicles) with a combined single limit of not less than $25,000,000 for each occurrence for liability for (i) bodily injury, (ii) death, (iii) property damage, (iv) assault and battery, (v) false arrest, detention or imprisonment or malicious prosecution, (vi) libel, slander, defamation or violation of the right of privacy, (vii) wrongful entry or eviction, or (viii) liquor law or dram shop liability;

                  C. Worker's compensation insurance or insurance required by similar employee benefit acts having a minimum per occurrence limit as Owner may deem advisable against all claims which may be brought for personal injury or death of Hotel employees, but in any event not less than amounts prescribed by applicable state law;

                  D. Fidelity bonds, in such amounts and with such deductibles as Owner may require, covering Operator's employees at the Hotel (other than executive employees of Operator) or in job classifications normally bonded in other hotels it manages in the United States or otherwise required by law, and comprehensive crime insurance to the extent that Owner determines is necessary for the Hotel;

                  E. Business interruption insurance covering loss of income for a minimum period of six (6) months resulting from interruption of business caused by the occurrence of any of the risks insured against under "all-risk" policy referred to in Section 15.1A;

                  F. If elected by Owner pursuant to Section 5.5 of this Agreement, Employment Insurance with reasonable limits and deductibles to be determined by Owner;

                  G. If the Hotel is located within an area designated "flood prone" pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as the same may be amended from time to time, flood insurance in such amount as Owner may require; and

                  H. Such other or additional insurance as may be (i) required under the provisions of any applicable mortgage, deed of trust, ground lease or franchise agreement (collectively, "Major Agreements") or (ii) customarily carried by prudent operators of first-class, full-service hotels in the geographic area of the Hotel.

         13.2. All insurance policies shall name Owner as the insured party and shall name as additional insureds Operator and such other parties as may be required by the terms of the Major Agreements as appropriate.

         13.3. All insurance policies shall be in such form and with such companies as shall be reasonably satisfactory to Owner and shall comply with the requirements of any Major Agreement. Insurance may (at Owner's election or with Owner's prior approval) be provided under blanket or master policies covering one or more other hotels operated by Operator or owned by Owner. The portion of the premium for any blanket or master policy which is allocated to the Hotel as an Operating Expense or Fixed Charge shall be determined in an equitable manner by Operator and reasonably approved by Owner.

         13.4. The originals of all insurance policies or certificates thereof shall be delivered to Owner on the Commencement Date and thereafter not less than twenty (20) days prior to the expiration date of the policies then in force. All such policies shall specify that they cannot be canceled or modified on less than twenty (20) days prior written notice to both Owner and Operator and any additional insureds (or such longer period as may be required under a Major Agreement) and shall provide that claims shall be paid notwithstanding any act or negligence of Owner or Operator or their respective agents or employees.

         13.5. All insurance policies shall provide that the insurance company will have no right of subrogation against Owner, Operator any party to a Major Agreement or any of their respective agents, employees, partners, members, officers, directors or beneficial owners.

         13.6. Owner and Operator hereby release one another from any and all liability associated with any damage, loss or liability with respect to which property insurance coverage is provided pursuant to this Article or otherwise.

         13.7. The proceeds of any insurance claim (other than proceeds payable to third parties under the terms of the applicable policy) shall be paid into the Agency Account unless otherwise required by the terms of a Major Agreement.


                                   ARTICLE XIV

                                 PROPERTY TAXES

         14.1. Operator shall pay all Property Taxes on behalf of Owner not less than ten (10) days prior to the applicable due dates. Operator shall promptly furnish Owner with proof of payment of Property Taxes. If funds are available in the Agency Account to timely pay Property Taxes but Operator shall fail to timely pay such Property Taxes, any fines, penalties or interest charges resulting from such failure shall be paid by Operator and shall not be considered Operating Expenses.

         14.2. Operator shall from time to time advise Owner of the desirability of contesting the validity or amount of any Property Tax (a "Tax Contest"). Owner may, whether or not Operator so recommends, pursue a Tax Contest, and Operator agrees to cooperate with Owner in a Tax Contest and execute any documents or pleadings required for such purpose, provided that the facts set forth in such documents or pleadings are accurate and that such cooperation or execution does not impose any liability on Operator. All costs and expenses incurred by Owner and Operator in connection with a Tax Contest shall be Operating Expenses.

                                   ARTICLE XV

                       DAMAGE OR DESTRUCTION; CONDEMNATION

         15.1. If the Hotel is damaged by fire or other casualty, Operator shall promptly notify Owner. Operator shall cooperate with and assist Owner in evaluating the extent of the damage, filing and pursuing insurance claims, developing plans for the restoration of the Hotel and modifying the applicable Budgets to reflect the effect of the casualty on operations. This Agreement shall remain in full force and effect subsequent to such casualty provided that Owner may terminate this Agreement upon thirty days prior notice to Operator if
(a) Owner shall elect to close the Hotel as a result of such casualty (except on a temporary basis for repairs or restoration) or (b) Owner shall determine in good faith not to proceed with the restoration of the Hotel.

         15.2. If all or any portion of the Hotel becomes the subject of a condemnation proceeding or if Operator learns that any such proceeding may be commenced, Operator shall promptly notify Owner. Operator shall cooperate with and assist Owner in evaluating the effect of the condemnation, pursuing any negotiation, litigation, administrative action or appeal relating to the condemnation award, developing plans for the restoration of the Hotel and modifying the applicable Budgets to reflect the effect of the condemnation on operations.

         15.3. Either party may terminate this Agreement on thirty (30) days notice to the other party if (a) all or substantially all of the Hotel is taken through condemnation or (b) less than all or substantially all of the Hotel is taken, but, in the reasonable judgment of the party giving the termination notice, the Hotel cannot, after giving effect to any restoration as might be reasonably accomplished through available funds from the condemnation award, be profitably operated as a first-class, full-service hotel.

         15.4. Any condemnation award or similar compensation shall be the property of Owner, provided that Operator shall have the right to bring a separate proceeding against the condemning authority for any damages and expenses specifically incurred by Operator as a result of such condemnation.


                                   ARTICLE XVI

                                EVENTS OF DEFAULT

         16.1. The following shall constitute events of default:

                  A. If either party shall be in default in the payment of any amount required to be paid under the terms of this Agreement, and such default continues for a period of ten (10) after written notice from the other party;

                  B. If either party shall be in material default in the performance of its other obligations under this Agreement, and such default continues for a period of thirty (30) days after written notice from the other party, or if Operator shall consistently and willfully refuse to follow instructions of Owner with respect to the operation of the Hotel, provided that if such default cannot by its nature reasonably be cured within such thirty-day period, an event of default shall not occur if and so long as the defaulting party promptly commences and diligently pursues the curing of such default;

                  C. If either party shall (i) make an assignment for the benefit of creditors, (ii) institute any proceeding seeking relief under any federal or state bankruptcy or insolvency laws, (iii) institute any proceeding seeking the appointment of a receiver, trustee, custodian or similar official for its business or assets or (iv) consent to the institution against it of any such proceeding by any other person or entity (an "Involuntary Proceeding"); or

                  D. If an Involuntary Proceeding shall be commenced against either party and shall remain undismissed for a period of sixty (60) days.

         16.2. In addition to the events of default described in Section 16.1, it shall be an event of default on the part of Operator if Operator shall commit any act of fraud, defalcation or breach of fiduciary duty.

         16.3. If any event of default shall occur, the non-defaulting party may terminate this Agreement on five (5) days prior notice to the defaulting party.

         16.4. The right of termination set forth in Section 16.3, shall not be in substitution for, but shall be in addition to, any and all rights and remedies for breach of contract available in law or at equity.

         16.5. Neither party shall be deemed to be in default of its obligations under this Agreement if and to the extent that such party is unable to perform such obligation as a result of fire or other casualty, act of God, strike or other labor unrest, unavailability of materials, war, riot or other civil commotion or any other cause beyond the control of such party (which shall not include the inability of such party to meet its financial obligations).


                                  ARTICLE XVII

                           SPECIAL TERMINATION RIGHTS

         17.1. (a) Owner (or the applicable transferee) may terminate this Agreement upon thirty (30) prior notice to Operator in the event of (a) a sale or other transfer (including a foreclosure or deed-in-lieu of foreclosure) of the Hotel to a person or entity that is not an "Affiliate" (as defined in the LP Agreement) of Fee Owner or of any of their respective members or partners or (b) the sale or other transfer, direct or indirect, of a controlling interest in Fee Owner to a person or entity that is not an Affiliate of Fee Owner or of any of their respective members or partners. For purposes of the foregoing, the term "controlling interest" shall be determined by reference to the term "control" as set forth in the definition of "Affiliate" in the LP Agreement. Any termination under this Section 17.1 shall be effective on the date of the closing of the applicable sale or other transfer.

         (b) If Owner shall terminate this Agreement pursuant to Section 17.1(a) prior to the second anniversary of the Commencement Date, then Owner shall pay to Operator on the date of termination, a termination fee equal to the product of (i) the average monthly Basic Fee payable to Operator from the Commencement Date through the date of termination and (ii) the number of whole and partial months from the date of termination through the second anniversary of the Commencement Date. No termination fee shall be payable to Operator with respect to any termination of this Agreement pursuant to Section 17.1(a) after the second anniversary of the Commencement Date.

         17.2. Owner may terminate this Agreement upon thirty (30) days prior notice to Operator without payment of any penalty in the event that (a) either "Opco GP" or "Opco LP" becomes a "Non-Qualified

Member" (as such terms are defined in the LP Agreement) or (b) Opco GP and Opco LP shall have transferred their interests in owner in violation of Section 14.1 of the LP Agreement or (c) pursuant to Section 14.9 of the LP Agreement.

         17.3. Upon the expiration or earlier termination of this Agreement, Operator shall cooperate with Owner in all reasonable respects in transferring management of the Hotel (including all books, records and assignable permits) to Owner or another management company with as little hindrance to the operations of the Hotel as practicable. Without limiting the generality of the foregoing, Operator shall at Owner's request continue to manage the Hotel under this Agreement for such period as Owner may request after the date of such expiration or termination upon all of the terms and conditions of this Agreement.


                                  ARTICLE XVIII

                                   ASSIGNMENT

         18.1. Operator shall not assign, pledge or encumber this Agreement or its interest in this Agreement, voluntarily or by operation of law, without the prior consent of Owner, provided, however, that upon prior written notice to owner, Operator may assign this Agreement to any entity to which Opco GP or Opco LP is permitted to transfer its partnership interest in Owner pursuant to
Section 14.2 of the LP Agreement.

         18.2. Owner shall not assign this Agreement without the prior consent of Operator, provided that Owner may assign this Agreement without Operator's consent to any person or entity acquiring Owner's fee or leasehold interest in the Hotel (by arms'-length purchase, foreclosure, deed-in-lieu of foreclosure or otherwise) if such assignee shall agree in writing to be bound by this Agreement and to assume all of Owner's obligations under this Agreement from and after the effective date of the assignment.

         18.3. Upon any permitted assignment of this Agreement and the assumption of this Agreement by the assignee, the assignor shall be relieved of any obligation or liability under this Agreement arising after the effective date of the assignment.


                                   ARTICLE XIX

                                     NOTICES

         19.1. Any notice, statement or demand required to be given under this Agreement shall be in writing, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission, receipt electronically or verbally confirmed, or by nationally-recognized overnight courier, receipt confirmed, addressed if to:

                  Owner:            1010 Wisconsin Avenue
                                    Washington, D.C.  20007
                                    Attention:  Mr. Paul Whetsell
                                    Facsimile No.: (202)295-2248
                  with a copy to:

                                    Oak Hill Partners, Inc.
                                    65 East 55th Street
                                    32nd Floor
                                    New York, New York  10022
                                    Attention: Mr. Daniel Doctoroff
                                    Facsimile No.: (212)754-5685


                  and Operator:     1010 Wisconsin Avenue
                                    Washington, D.C.  20007
                                    Attention:  Mr. Paul Whetsell
                                    Facsimile No.: (202)295-2248

or to such other addresses as Operator and Owner shall designate in the manner provided in this Section 19.1. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, (b) on the business day it shall have been sent by facsimile transmission (unless sent on a non-business day or after business hours in which event it shall be deemed given on the following business day), or
(c) on the date received if it shall have been given to a nationally-recognized overnight courier service.


                                   ARTICLE XX

                            SUBORDINATION; ESTOPPELS

         20.1. Operator acknowledges and agrees that its rights under this Agreement are subject and subordinate to the lien of any mortgage or deed of trust encumbering the Hotel whether now or hereafter existing. Operator agrees to execute and deliver promptly any document or certificate confirming such subordination as Owner or the holder of any such lien may reasonably request.

         20.2. If any person or entity making or holding a loan to be secured by a mortgage or deed of trust encumbering the Hotel shall request that Operator agree to modifications of this Agreement, Operator shall enter into an agreement setting forth such modifications provided that the same do not materially and adversely affect the rights of Operator under this Agreement. Such modifications may include, but shall not be limited to, Operator's agreement to give notice of, and the opportunity to cure, any defaults on the part of Owner to such person or entity.

         20.3. Owner and Operator agree that from time to time upon the request of the other party or a party to a Major Agreement, it shall execute and deliver within ten (10) days after the request a certificate confirming that this Agreement is in full force and effect, stating whether this Agreement has been modified and supplying such other information as the requesting party may reasonably require.

                                   ARTICLE XXI

                                 INDEMNIFICATION

         21.1. Operator shall indemnify and hold Owner (and Owner's agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses) that may be incurred by or asserted against any such party and that arise from (a) the fraud, wilful misconduct or gross negligence of the executive or off-site employees of Operator, (b) the breach by Operator of any provision of this Agreement or (c) any action taken by Operator which is beyond the scope of Operator's authority under this Agreement. Owner shall promptly provide Operator with written notice of any claim or suit brought against it by a third party which might result in such indemnification and Operator shall have the option of defending any claim or suit brought against the Owner with counsel selected by Operator and reasonably approved by Owner. Owner shall cooperate with the Operator or its counsel in the preparation and conduct of any defense to any such claim or suit.

         21.2. Except as provided in Section 21.1, Owner shall indemnify and hold Operator (and Operator's agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses) that may be incurred by or asserted against such party and that arise from or in connection with (a) the performance of Operator's services under this Agreement, (b) any act or omission (whether or not wilful, tortious, or negligent) of Owner or any third party or
(c) or any other occurrence related to the Hotel whether arising before, during or after the Operating Term. Operator shall promptly provide Owner with written notice of any claim or suit brought against it by a third party which might result in such indemnification and Owner shall have the option of defending any claim or suit brought against Operator with counsel selected by Owner and reasonably satisfactory to Operator. Operator shall cooperate with the Owner or its counsel in the preparation and conduct of any defense to any such claim or suit.

         21.3. Supplementing the provisions of Sections 21.1 and 21.2, if any claim shall be made against Owner and/or Operator which is based upon a violation or alleged violation of the Employment Laws (an "Employment Claim"), the Employment Claim shall fall within Operator's indemnification obligations under Section 21.1 only if it is based upon (a) the wilful misconduct or gross negligence of Operator's executive employees (including such wilful misconduct or gross negligence as may arise in the hiring, supervision or dismissal of any Hotel Employee) or (b) Operator's breach of its obligations under Section 5.6 and shall otherwise fall within Owner's indemnification obligations under section 21.2.

         21.4. The provisions of this Article shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Operating Term.


                                  ARTICLE XXII

                                  MISCELLANEOUS

         22.1. Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties.

         22.2. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. Owner acknowledges that in entering into this Agreement Owner has not relied on any projection of earnings, statements as to the possibility of future success or other similar matter which may have been prepared by Operator.

         22.3. The headings of the titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

         22.4. A waiver of any of the terms and conditions of this Agreement may be made only in writing and shall not be deemed a waiver of such terms and conditions on any future occasion.

         22.5. This Agreement shall be binding upon and inure to the benefit of Owner and Operator and their respective successors and permitted assigns.

         22.6. This Agreement shall be construed, both as to its validity and as to the performance of the parties, in accordance with the laws of the state in which the Hotel is located.

         IN WITNESS WHEREOF, Operator and Owner have duly executed this Agreement the day and year first above written.


                         MIP LESSEE, L.P.

                         By: MIP GP, LLC
                             general partner

                             By: MeriStar H&R Operating Company, L.P.
                                 member

                             By: MeriStar Hotels & Resorts, Inc.
                                 general partner

                             By: /s/ JOHN EMERY
                                 --------------------------------

                         MERISTAR MANAGEMENT COMPANY, L.L.C.

                         By: MeriStar H&R Operating Company, L.P.
                             member

                             By: MeriStar Hotels & Resorts, Inc.
                                 general partner

                             By: /s/ JOHN EMERY
                                 --------------------------------

                                   EXHIBIT C
                                   ---------




                                 LEASE AGREEMENT
                           DATED AS OF MARCH 31, 1999
                                     BETWEEN
                            MIP _______________, LLC

                                    AS LESSOR

                                       AND

                                 MIP LESSEE, LP

                                    AS LESSEE


                             [____________________]

                                TABLE OF CONTENTS


SECTION                                                                     PAGE

ARTICLE I.....................................................................1
         1.1  Leased Property.................................................1
         1.2  Term  ..........................................................2
         1.3  Initial Transaction.............................................3

ARTICLE II....................................................................3
         2.1  Definitions.....................................................3

ARTICLE III..................................................................16
         3.1  Rent  .........................................................16
         3.2  Confirmation of Participating Rent.............................21
         3.3  Additional Charges.............................................21
         3.4  No Set Off.....................................................22
         3.5  Annual Budget..................................................22
         3.6  Books and Records..............................................24
         3.7  Hotel Operations...............................................24
         3.8  Allocation of Revenues.........................................25

ARTICLE IV...................................................................25
         4.1  Payment of Impositions.........................................25
         4.2  Notice and Accrual of Impositions..............................26
         4.3  Adjustment of Impositions......................................27
         4.4  Utility Charges................................................27
         4.5  Franchise Fees.................................................27
         4.6  Ground Rent....................................................27

ARTICLE V....................................................................27
         5.1  No Termination, Abatement, etc.................................27

ARTICLE VI...................................................................28
         6.1  Ownership of the Leased Property...............................28
         6.2  Lessee's Personal Property.....................................28

ARTICLE VII..................................................................29
         7.1  Condition of the Leased Property...............................29
         7.2  Use of the Leased Property.....................................29
         7.3  Lessor to Grant Easements, etc.................................30

                                                                            PAGE

ARTICLE VIII.................................................................31
         8.1  Compliance with Legal and Insurance Requirements, etc..........31
         8.2  Legal Requirements Covenants...................................31
         8.3  Environmental Covenants........................................32

ARTICLE IX...................................................................34
         9.1  Maintenance and Repair.........................................34

ARTICLE X....................................................................35
         10.1  Alterations...................................................35
         10.2  Salvage.......................................................36
         10.3  Lessor Alterations............................................36

ARTICLE XI...................................................................36
         11.1  Liens.........................................................36

ARTICLE XII..................................................................37
         12.1  Permitted Contests............................................37

ARTICLE XIII.................................................................38
         13.1  General Insurance Requirements................................38
         13.2  Replacement Cost..............................................40
         13.3  Waiver of Subrogation.........................................40
         13.4  Form Satisfactory, etc........................................40
         13.5  Increase in Limits............................................41
         13.6  Blanket Policy................................................41
         13.7  Separate Insurance............................................41
         13.8  Reports on Insurance Claims...................................41

ARTICLE XIV..................................................................42
         14.1  Insurance Proceeds............................................42
         14.2  Reconstruction in the Event of Damage or Destruction
                Covered by Insurance.........................................42
         14.3  Reconstruction in the Event of Damage or Destruction
                Not Covered by Insurance.....................................42
         14.4  Lessee's Property and Business Interruption Insurance.........43
         14.5  Abatement of Rent.............................................43

ARTICLE XV...................................................................43
         15.1  Definitions...................................................43
         15.2  Parties' Rights and Obligations...............................43
         15.3  Total Taking..................................................44

                                                                            PAGE

         15.4  Allocation of Award...........................................44
         15.5  Partial Taking................................................44
         15.6  Temporary Taking..............................................45

ARTICLE XVI..................................................................45
         16.1  Events of Default.............................................45
         16.2  Remedies......................................................47
         16.3  Waiver........................................................48
         16.4  Application of Funds..........................................49

ARTICLE XVII.................................................................49
         17.1  Lessor's Right to Cure Lessee's Default.......................49

ARTICLE XVIII................................................................49
         18.1  Personal Property Limitation..................................49
         18.2  Sublease Rent Limitation......................................50
         18.3  Sublease Lessee Limitation....................................50
         18.4  Lessee Ownership Limitation...................................50

ARTICLE XIX..................................................................50
         19.1  Holding Over..................................................50

ARTICLE XX...................................................................51
         20.1  Indemnification...............................................51

ARTICLE XXI..................................................................52
         21.1  Subletting, Assignment and Change in Control..................52
         21.2  Attornment....................................................52

ARTICLE XXII.................................................................53
         22.1  Officer's Certificates; Financial Statements; Lessor's
               Estoppel Certificates and Covenants...........................53

ARTICLE XXIII................................................................55
         23.1  Lessor's Right to Inspect.....................................55

ARTICLE XXIV.................................................................55
         24.1  No Waiver.....................................................55

ARTICLE XXV..................................................................55
         25.1  Remedies Cumulative...........................................55

                                                                            PAGE

ARTICLE XXVI.................................................................56
         26.1  Acceptance of Surrender.......................................56

ARTICLE XXVII................................................................56
         27.1  No Merger of Title............................................56

ARTICLE XXVIII...............................................................56
         28.1  Conveyance by Lessor..........................................56
         28.2  Mortgages.....................................................56

ARTICLE XXIX.................................................................58
         29.1  Quiet Enjoyment...............................................58

ARTICLE XXX..................................................................59
         30.1  Notices.......................................................59

ARTICLE XXXI.................................................................60
         31.1  Appraisers....................................................60

ARTICLE XXXII................................................................61
         32.1  Security  Assignment of Agreements............................61

ARTICLE XXXIII...............................................................62
         33.1  Miscellaneous.................................................62
         33.2  Transition Procedures.........................................62
         33.3  Standard of Discretion........................................63
         33.4  Action for Damages............................................63
         33.5  Limitation on Liability.......................................64

ARTICLE XXXIV................................................................64
         34.1  Memorandum of Lease...........................................64

ARTICLE XXXV.................................................................64
         [Intentionally Omitted.]............................................64

ARTICLE XXXVI................................................................64
         36.1  Lessor's Option to Terminate Lease............................64

ARTICLE XXXVII...............................................................66
         37.1  Compliance with Franchise Agreement...........................66

                                                                            PAGE

ARTICLE XXXVIII..............................................................67
         38.1  Capital Expenditures..........................................67

ARTICLE XXXIX................................................................68
         39.1  Lessor's Default..............................................68
         39.2  Limitation of Lessor's Liability..............................69

ARTICLE XL  ARBITRATION......................................................69
         40.1  Arbitration...................................................69
         40.2  Alternative Arbitration.......................................69
         40.3  Arbitration Procedures........................................70


Exhibit A:    Other Properties
Exhibit B:    Land
Exhibit C:    Base Rent; Calculation of Participating Rent and Portion of Rent
              Attributable to Franchise
Exhibit D:    FF&E Note

                                 LEASE AGREEMENT

                  THIS LEASE AGREEMENT (hereinafter called "Lease"), made as of the ______ day of March, 1999, by and between MIP ___________, LLC, a Delaware limited liability company (hereinafter called "Lessor"), and MIP LESSEE, LP, a Delaware limited partnership (hereinafter called "Lessee"), provides as follows:

                              W I T N E S S E T H:

                  Lessor owns either fee title or a leasehold estate in and to the Leased Property (defined below). Lessor and certain Affiliates of Lessor own or lease (or will own or lease) certain Other Properties listed on Exhibit "A" attached hereto. Contemporaneously with or prior to (or after) the execution of this Lease, Lessor and such Affiliates are entering into or have entered into (or will enter into) the Other Leases with Lessee (and/or Affiliates of Lessee).

                  In furtherance of such series of transactions, Lessor and Lessee wish to enter into this Lease.

                  NOW, THEREFORE, Lessor, in consideration of the payment of rent by Lessee to Lessor, the covenants and agreements to be performed by Lessee, and upon the terms and conditions hereinafter stated, does hereby rent and lease unto Lessee, and Lessee does hereby rent and lease from Lessor, the Leased Property.


                                    ARTICLE I

                  1.1 Leased Property. The leased property (the "Leased Property") is comprised of Lessor's interest in and to the following:

                  (a) the land described in Exhibit "B" attached hereto and by reference incorporated herein (the "Land");

                  (b) all buildings, structures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the "Leased Improvements");

                  (c) all easements, rights and appurtenances relating to the Land and Leased Improvements;

                  (d) all appliances, equipment, machinery, devices, fixtures, and other items of property required for or incidental to the use of the Leased Improvements as a hotel, including all components thereof, now and hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the "Fixtures");

                  (e) all furniture and furnishings and all other items of personal property (excluding Inventory and Lessee's Personal Property) located on, and used in connection with, the operation of the Leased Improvements as a hotel, together with all replacements, modifications, alterations and additions thereto;

                  (f) all existing leases of the Leased Property (including any security deposits or collateral held by Lessor pursuant thereto); and

                  (g) any rights of Lessor in and to the Franchise Agreement with respect to the Facility.

THE LEASED PROPERTY IS DEMISED IN ITS PRESENT CONDITION WITHOUT REPRESENTATION OR WARRANTY (EXPRESSED OR IMPLIED) BY LESSOR AND SUBJECT TO THE RIGHTS OF PARTIES IN POSSESSION, AND TO THE EXISTING STATE OF TITLE INCLUDING ALL COVENANTS, CONDITIONS, RESTRICTIONS, EASEMENTS AND OTHER MATTERS OF RECORD INCLUDING ALL APPLICABLE LEGAL REQUIREMENTS AND MATTERS WHICH WOULD BE DISCLOSED BY AN INSPECTION OF THE LEASED PROPERTY OR BY AN ACCURATE SURVEY THEREOF.

                  1.2      Term.

                           (a) The term of the Lease (the "Initial Term") shall
commence on the Commencement Date and shall end on the fifth (5th) anniversary of the last day of the month prior to the month in which the Commencement Date occurs, unless sooner terminated in accordance with the provisions hereof.

                           (b) Provided that Lessee is not then in default under
this Lease, and provided that a Tax Law Change has not occurred, Lessee shall have the option to renew this lease for three (3) additional five (5) year terms (the "Renewal Terms"; and collectively with the Initial Term, the "Term"). Notice of the exercise of each such renewal shall be given not less than one hundred eighty (180) days nor more than two hundred seventy (270) days prior to the expiration of the then existing Initial Term or Renewal Term, as the case may be. Notwithstanding the foregoing, in no event shall the Term extend beyond that date which is three (3) years prior to the expiration of the term (including all renewals) of any Ground Lease, with respect to that portion of the Land encumbered by any such Ground Lease.

                  1.3 Initial Transaction. By the execution of this Lease, Lessor is hereby assigning to Lessee, and Lessee is hereby assuming, all existing equipment leases, service contracts, occupancy agreements and other agreements to which the Leased Property is subject on the date hereof.


                                   ARTICLE II

                  2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, (c) all references in this Lease to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease and (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

                  Additional Charges: As defined in Section 3.3.

                  Affiliate: As used in this Lease the term "Affiliate" of a Person shall mean any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests, by contract or otherwise.

                  Annual Budget: As used in this Lease, the term "Annual Budget" shall mean the Operating Budget and a Capital Budget prepared by Lessee and approved by Lessor in accordance with Section 3.5.

                  Auditor: Any nationally recognized firm of certified public accountants with experience in the hospitality industry, selected by Lessee and approved by Lessor.

                  Award: As defined in Section 15.1(c).

                  Base Rate: The prime rate (or base rate) reported in the Money Rates column or comparable section of The Wall Street Journal as the rate then in effect for corporate loans at large U.S. money center commercial banks, whether or not such rate has actually been charged by any such bank. If no such rate is reported in The Wall Street Journal or if such rate is discontinued, then Base Rate shall mean such other successor or comparable rate as Lessor may reasonably designate.

                  Base Rent: As defined in Section 3.1(a).

                  Beverage Sales: Shall mean gross revenues from (i) the sale of wine, beer, liquor or other alcoholic beverages, whether sold in a bar or lounge, delivered to or available in a guest room, sold at meetings or banquets or at any other location at the Leased Property and (ii) nonalcoholic beverages sold in a bar or lounge. Such revenue shall include sales by Lessee and its permitted subtenants, licensees and concessionaires, but as to subleases, licenses or similar arrangements for alcoholic beverage sales which are entered into by Lessor or any prior owner of the Leased Property with parties who are not Affiliates of Lessee and which were existing as of the date of this Lease, such revenue shall only include rents received under such existing subleases, licenses or similar arrangements. Such revenue shall be determined in a manner consistent with the Uniform System and shall not include the following:

                  (a) Any gratuity or service charge added to a customer's bill or statement in lieu of a gratuity which is paid directly to an employee to the extent actually paid to employees;

                  (b) Credits, rebates or refunds; and

                  (c) Sales taxes or taxes of any other kind imposed on the sale of alcoholic or other beverages.

                  Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in New York City or in the municipality wherein the Leased Property is located are closed.

                  Capital Budget: As defined in Section 3.5.

                  Capital Expenditures: Amounts advanced to pay the costs of Capital Improvements.

                  Capital Expenditures Reserve: As defined in Article XXXVIII.

                  Capital Impositions: Taxes, assessments or similar charges imposed upon or levied against the Leased Property for the costs of public improvements, including, without limitation, roads, sidewalks, public lighting fixtures, utility lines, storm sewers, drainage facilities, and similar improvements.

                  Capital Improvements: Improvements to the Leased Property and replacement or refurbishing of Fixtures and of Furniture and Equipment that constitute portions of the Leased Property in connection with its Primary Intended Use, all as designated as capital improvements by and determined in accordance with GAAP.

                  CERCLA: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  Change in Control: A change in ownership or control of a Person effected through either of the following:

                           (i) any Person or related group of Persons (other
than such Person or an Affiliate of such Person) directly or indirectly acquires beneficial ownership (within the meaning of Rule 3d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of such Person's outstanding securities; or

                           (ii) there is a change in the composition of such
Person's Board of Directors (or the Board of Directors of such Person's general partner or managing member) over a period of thirty-six (36) consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

                  Change in Operations: As defined in Section 3.7.

                  COBRA: The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  Code: The Internal Revenue Code of 1986, as amended.

                  Commencement Date: The date of this Lease.

                  Company: MeriStar Hospitality Corporation.

                  Condemnation, Condemnor: As defined in Section 15.1.

                  Consolidated Financials: For any fiscal year or other accounting period for MHRI and its consolidated Affiliates, statements of operations, partners' capital and cash flow (or, in the case of a corporation, statements of operations, retained earnings and cash flow) for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, together with the notes to any such yearly statement, all in such detail as may be required by the SEC with respect to filings made by the Company or Lessor, and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with GAAP and such statements shall, at MHRI's sole cost and expense, be audited annually (and quarterly if required by the SEC) by the Auditor. Consolidated Financials shall be prepared on the basis of a December 31 fiscal year.

                  Consumer Price Index: The "Consumer Price Index" published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Wage Earners and Clerical Workers (1982-1984 =
100).

                  Date of Taking: As defined in Section 15.1(b).

                  Emergency Expenditures: Expenditures required to take necessary or appropriate actions to respond to Emergency Situations.

                  Emergency Situations: Fire, any other casualty, or any other events, circumstances or conditions which threaten the safety or physical well-being of the Facility's guests or employees or which involve the risk of material property damage or material loss to the Facility.

                  Environmental Authority: Any department, agency or other body or component of any Government that exercises any form of jurisdiction or authority under any Environmental Law.

                  Environmental Authorization: Any license, permit, order, approval, consent, notice, registration, filing or other form of permission or authorization required under any Environmental Law.

                  Environmental Laws: All applicable federal, state, local and foreign laws and regulations relating to pollution of the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental Laws include but are not limited to CERCLA, FIFRA, RCRA, SARA and TSCA.

                  Environmental Liabilities: Any and all actual or potential obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney's fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or any Proceeding, regardless of whether such Proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon Lessor, Lessee, any Predecessor, the Leased Property or any property used therein and arising out of:

                  (a) Failure to comply at any time with all Environmental Laws applicable to the Leased Property;

                  (b) Presence of any Hazardous Materials on, in, under, at or in any way affecting the Leased Property;

                  (c) A Release or threatened Release of any Hazardous Materials on, in, at, under or in any way affecting the Leased Property;

                  (d) Identification of Lessee, Lessor or any Predecessor as a potentially responsible party under CERCLA or under any other Environmental Law;

                  (e) Presence at any time of any above-ground and/or underground storage tanks, as defined in RCRA or in any applicable Environmental Law on, in, at or under the Leased Property or any adjacent site or facility; or

                  (f) Any and all claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating or located at the Leased Property, or resulting from operation thereof including, without limitation, claims resulting from such Hazardous Materials migrating to an adjoining property.

                  Event of Default: As defined in Section 16.1.

                  Facility: The hotel and/or other facility offering lodging and other services or amenities being operated or proposed to be operated on the Leased Property.

                  FF&E Note: Any promissory note(s) made by Lessee to Lessor and/or its Affiliates, substantially in the form of Exhibit "D" attached hereto, evidencing the consideration for acquiring certain personal property at the Leased Property and/or the Other Properties.

                  Fair Market Rental Value: The Fair Market Rental Value of the Leased Property for any five year Renewal Term means an amount of Base Rent and Participating Rent that a willing tenant would pay to a willing landlord (who is a real estate investment trust) for the Leased Property over such five year period, assuming that (a) the Base Rent and Participating Rent are paid and adjusted in the manner set forth in Section 3.1 of this Lease and (b) the lease pursuant to which the Leased Property is leased is identical to this Lease except for (i) the Base Rent and Participating Rent (including the Break Points set forth on Exhibit "C") and (ii) the Term (which shall be limited to the Renewal Term in question).

                  Fair Market Value: The Fair Market Value of the Leased Property (or any portion thereof) means an amount equal to the price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for such Leased Property, (a) assuming the same is unencumbered by this Lease, (b) determined in accordance with the appraisal procedures set forth in
Article XXXI or in such other manner as shall be mutually acceptable to Lessor and Lessee, (c) assuming that such seller must pay customary closing costs and title premiums, and (d) taking into account the positive or negative effect on the value of the Leased Property attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any encumbrance that is assumed by the transferee or subject to which the Leased Property is transferred. In addition, in determining the Fair Market Value with respect to damaged or destroyed Leased Property such value shall be determined as if such Leased Property had not been so damaged or destroyed.

                  FIFRA: The Federal Insecticide, Fungicide, and Rodenticide Act, as amended.

                  Fixtures: As defined in Section 1.1.

                  Food Sales: Shall mean (i) gross revenues from the sale of food and non-alcoholic beverages that are sold or delivered on or off the Facility by Lessee, its permitted subtenants, licensees or concessionaires, whether for cash or for credit, including in respect of guest rooms, banquet rooms, meeting rooms and other similar rooms, and (ii) gross revenue from the rental of banquet, meeting and other similar rooms. Such revenue shall include sales by Lessee and its permitted subtenants, licensees and concessionaires, but as to subleases, licenses or similar arrangements for food and non-alcoholic beverage sales which were entered into by Lessor or any prior owner of the Leased Property with parties who are not Affiliates of Lessee and which are existing as of the date of this Lease, such revenue shall only include rents received under such existing subleases, licenses or similar arrangements. Such revenue shall be determined in a manner consistent with the Uniform System and shall not include the following:

                  (a) Vending machine sales;

                  (b) Any gratuities or service charges added to a customer's bill or statement in lieu of a gratuity which is paid directly to an employee to the extent actually paid to employees;

                  (c) Non-alcoholic beverages sold from a bar or lounge;

                  (d) Credits, rebates or refunds;

                  (e) Sales taxes or taxes of any other kind imposed on the sale of food or nonalcoholic beverages; and

                  (f) Amounts representing the value or cost of food or non-alcoholic beverages furnished on a complimentary basis to on-site employees of the Hotel.

                  Franchise Agreement: Any hotel franchise agreement or license agreement under which the Facility is operated.

                  Furniture and Equipment: For purposes of this Lease, the terms "furniture and equipment" shall mean collectively all furniture, furnishings, wall coverings, fixtures and hotel equipment and systems located at, or used in connection with, the Facility, together with all replacements therefor and additions thereto, including, without limitation, (i) all equipment and systems required for the operation of kitchens, bars and restaurants, if any, laundry and dry cleaning facilities, (ii) office equipment, (iii) dining room wagons, materials handling equipment, cleaning and engineering equipment, (iv) telephone and computerized accounting systems, and (v) vehicles.

                  GAAP: Generally accepted accounting principles as are at the time applicable and otherwise consistently applied.

                  Government: The United States of America, any state, district or territory thereof, any foreign nation, any state, district, department, territory or other political division thereof, or any political subdivision of any of the foregoing.

                  Gross Revenues: All revenues, receipts, and income of any kind derived directly or indirectly by Lessee from or in connection with the Facility (including rentals or other payments from tenants, lessees, licensees or concessionaires but not including their gross receipts) whether on a cash basis or credit, paid or collected, determined in accordance with GAAP and the Uniform System, including, but not limited to, Room Revenues, Food Sales, Beverage Sales and Other Income, excluding, however: (i) funds furnished by Lessor, (ii) federal, state and municipal excise, sales, occupancy and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as sales, occupancy, use, gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (iii) gratuities actually paid to employees, (iv) proceeds of insurance and condemnation, (v) proceeds from sales other than sales in the ordinary course of business (vi) all loan proceeds from financing or refinancings of the Facility or interests therein or components thereof, (vii) judgments and awards, except any portion thereof arising from normal business operations of the hotel, (viii) such other items as are excluded from the definitions of Food Sales, Beverage Sales and Room Revenues, (ix) Real Estate Tax refunds pertaining to the Leased Premises, and (x) items constituting "allowances" under the Uniform System.

                  Ground Lease: Any lease and/or sublease pursuant to which Lessor has title to all or any portion of the Land.

                  Hazardous Materials: All chemicals, pollutants, contaminants, wastes and toxic substances, including without limitation:

                  (a) Solid or hazardous waste, as defined in RCRA or in any Environmental Law;

                  (b) Hazardous substances, as defined in CERCLA or in any Environmental Law;

                  (c) Toxic substances, as defined in TSCA or in any Environmental Law;

                  (d) Insecticides, fungicides, or rodenticides, as defined in FIFRA or in any Environmental Law;

                  (e) Gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos and urea formaldehyde;

                  (f) Asbestos or asbestos containing materials;

                  (g) Urea formaldehyde foam insulation; and

                  (h) Radon gas.

                  Holder: Any holder of a Mortgage, any purchaser of the Leased Property or any portion thereof at a foreclosure sale or any sale in lieu thereof, or any designee of any of the foregoing.

                  Impositions: Collectively, all taxes (including, without limitation, all ad valorem, sales and use, occupancy, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessee or Lessor or Lessee's business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents and charges, excises, tax inspection, authorization and similar fees, any fees, charges, dues or assessments required to be paid pursuant to any condominium, co-operative or homeowners' association declaration, covenant or like agreement pursuant to which charges or fees may be assessed against the Leased Property, and all other governmental or private charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon caused by any failure in payment by Lessee), which at any time during or with respect to the Term hereof may be assessed or imposed on or with respect to or be a lien upon (a) Lessor's interest in the Leased Property, (b) the Leased Property, or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Property by Lessee, or the leasing or use of the Leased Property or any part thereof by Lessee. Nothing contained in this definition of Impositions shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor or any other person, or (2) any net revenue tax of Lessor or any other person, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts (other than a tax on any rent received by Lessor from Lessee), transaction, privilege or similar taxes as the same relate to or are imposed upon Lessor except to the extent that any tax, assessment, tax levy or charge that Lessee is obligated to pay pursuant to the first sentence of this definition and that is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof.

                  Indemnified Party: Either of a Lessee Indemnified Party or a Lessor Indemnified Party.

                  Indemnifying Party: Any party obligated to indemnify an Indemnified Party pursuant to any provision of this Lease.

                  Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

                  Inventory: All "Inventories of Merchandise" and "Inventories of Supplies" as defined in the Uniform System, including, but not limited to, linens, china, silver, glassware and other non-depreciable personal property, and any property of the type described in Section 1221(1) of the Code.

                  Land: As defined in Article I.

                  Lease: This Lease.

                  Lease Year: Any 12-month period from January 1 to December 31 during the Term, or any shorter period at the beginning or the end of the Term.

                  Leased Improvements; Leased Property: Each as defined in
Article I.

                  Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the maintenance, construction, use, operation or alteration thereof (whether by Lessee or otherwise), whether or not hereafter enacted and in force, including
(a) all laws, rules or regulations pertaining to the environment, occupational health and safety and public health, safety or welfare, and (b) any laws, rules or regulations that may (1) require repairs, modifications or alterations in or to the Leased Property or (2) in any way adversely affect the use and enjoyment thereof, and (c) all permits, licenses and authorizations necessary or appropriate to operate the Leased Property for its Primary Intended Use, including, but not limited to, any licenses required for the sale and service of alcoholic beverages, and (d) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances hereafter created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

                  Lessee: The Lessee designated on this Lease and its respective permitted successors and assigns.

                  Lessee Indemnified Party: Lessee, any Affiliate of Lessee, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest in Lessee, the officers, directors, stockholders, members, partners, employees, agents and representatives of Lessee and any corporate stockholder, agent or representative of Lessee, and the respective heirs, personal representatives, successors and assigns of any such officer, director, stockholder, members, partners, employee, agent or representative.

                  Lessee's Personal Property: As defined in Section 6.2.

                  Lessor: The Lessor designated on this Lease and its respective successors and assigns.

                  Lessor Indemnified Party: Lessor, any Affiliate of Lessor, including the Company, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest in Lessor, the officers, directors, stockholders, partners, members, employees, agents and representatives of any of the foregoing Persons and of any stockholder, partner, member, agent, or representative of any of the foregoing Persons, the respective heirs, personal representatives, successors and assigns of any such officers, directors, partners, stockholders, members, employees, agents or representatives, the Holder of any Mortgage and the lessor under any Ground Lease.

                  Lessor's Audit: An audit by Lessor's independent certified public accountants of the operation of the Leased Property during any Lease Year, which audit shall be at Lessor's sole cost and expense and may, at Lessor's election, be either a complete audit of the Leased Property's operations or an audit of Room Revenues, Food Sales, Beverage Sales and Other Income realized from the operation of the Leased Property during such Lease Year.

                  Major Renovation: Any alteration or renovation or series of alterations or renovations of the Facility over a 12 consecutive month period, the total cost of which is or will be equal to or greater than eight percent (8%) of the Gross Revenues derived from the Facility for the most recent 12-month period prior thereto.

                  Management Agreement: An agreement between the Lessee and the Manager relating to the management of the Leased Property, a copy of which has been delivered to Lessor.

                  Manager: Any Affiliate of the Lessee approved by Lessor.

                  Marginal Rate: The maximum marginal effective tax rate (federal and state) for an individual residing in the State of California.

                  MHRI: MeriStar Hotels & Resorts, Inc.

                  Mortgage: As defined in Section 28.2.

                  Net Worth: The excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP.

                  Notice: A notice given pursuant to Article XXX.

                  Officer's Certificate: A certificate of Lessee reasonably acceptable to Lessor, signed by the chief financial officer or another officer duly authorized so to sign by Lessee or a general partner of Lessee, or any other person whose power and authority to act has been authorized by delegation in writing by any such officer.

                  Operating Budget: As defined in Section 3.5.

                  Other Income: All revenues, receipts, and income of any kind derived directly or indirectly from or in connection with the Facility and included in Gross Revenues other than Room Revenues, Food Sales or Beverage Sales.

                  Overdue Rate: On any date, a rate equal to the Base Rate plus 5% per annum, but in no event greater than the maximum nonusurious rate then permitted under applicable law.

                  Other Leases: The leases of the Other Properties between Lessor or other Persons controlled by MeriStar Investment Partners, L.P., as lessor, and Lessee or its Subsidiaries, as lessee.

                  Other Properties: The properties listed on Exhibit "A" attached hereto and any future properties acquired by Lessor and/or its Subsidiaries which are leased to Lessee and/or its Subsidiaries.

                  Payment Date: Any due date for the payment of any installment of Rent.

                  Participating Rent: As defined in Sections 3.1(b), 3.1(c) and 3.1(d).

                  Person: The term "Person" means and includes individuals, corporations, general and limited partnerships, limited liability companies, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other legal entities and governments and agencies and political subdivisions thereof.

                  Personal Property Taxes: All personal property taxes imposed on the furniture, furnishings or other items of personal property located on, and used in connection with, the operation of the Leased Improvements as a hotel (other than Inventory and other personal property owned by the Lessee), together with all replacements, modifications, alterations and additions thereto.

                  Predecessor: Any Person whose liabilities arising under any Environmental Law have or may have been retained or assumed by Lessor or Lessee pursuant to the provisions of this Lease.

                  Primary Intended Use: As defined in Section 7.2(b).

                  Proceeding: Any judicial action, suit or proceeding (whether civil or criminal), any administrative proceeding (whether formal or informal) any investigation by a governmental authority or entity (including a grand jury), and any arbitration, mediation or other non-judicial process for dispute resolution.

                  RCRA: The Resource Conservation and Recovery Act, as amended.

                  Real Estate Taxes: All real estate taxes, including general and special assessments, if any, which are imposed upon the Land and any improvements thereon.

                  Release: A "Release" as defined in CERCLA or in any Environmental Law, unless such Release has been properly authorized and permitted in writing by all applicable Environmental Authorities or is allowed by such Environmental Law without authorizations or permits.

                  Rent: Collectively, the Base Rent, Participating Rent, and Additional Charges.

                  Room Revenues: Gross revenue from the rental of guest rooms, whether to individuals, groups or transients, at the Facility, determined in a manner consistent with the Uniform System and excluding the following:

                  (a) The amount of all credits, rebates or refunds to customers, guests or patrons;

                  (b) All sales taxes or any other taxes imposed on the rental of such guest rooms; and

                  (c) Any fees collected for amenities including, but not limited to, telephone, laundry, movies or concessions.

                  SARA: The Superfund Amendments and Reauthorization Act of 1986, as amended.

                  SEC: The U.S. Securities and Exchange Commission or any successor agency.

                  State: The State or Commonwealth of the United States in which the Leased Property is located.

                  Subsidiaries: Corporations or other entities in which Lessee or Lessor, as applicable, owns, directly or indirectly, more than 50% of the voting rights or control, as applicable (individually, a "Subsidiary").

                  Supervisory Fee: As defined in Section 38.1(d).

                  Taking: A permanent or temporary taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting the Leased Property.

                  Tax Law Change: A change in the Code (including, without limitation, a change in the Treasury regulations promulgated thereunder) or in the judicial or administrative interpretations of the Code, which in Lessor's determination will permit Lessor or an Affiliate thereof to operate the Facility as a hotel without adversely affecting the Company's qualification for taxation as a real estate investment trust under the applicable provisions of the Code.

                  Term: As defined in Section 1.2.

                  Termination Payment: As defined in Section 36.1.

                  Total Leases: This Lease and the Other Leases, collectively. "Total Lease" means one of the Total Leases.

                  TSCA: The Toxic Substances Control Act, as amended.

                  Unavoidable Delay: Delay due to strikes, lock-outs, labor unrest, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, condemnation or other similar causes beyond the reasonable control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the reasonable control of either party hereto unless such lack of funds is caused by the breach of the other party's obligation to perform any obligations of such other party under this Lease.

                  Unavoidable Occurrence: The occurrence of strikes, lock-outs, labor unrest, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, condemnation or other similar causes beyond the reasonable control of Lessee, provided that any such occurrence is an extraordinary (as opposed to a routine or cyclical) material event that was not reasonably foreseeable when the then applicable Annual Budget was prepared.

                  Uneconomic for its Primary Intended Use: A state or condition of the Facility such that in the reasonable, good faith judgment of Lessor the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, such that Lessor intends to, and shall, complete the cessation of operations from the Leased Facility.

                  Uniform System: Shall mean the Uniform System of Accounts for Hotels (9th Revised Edition, 1997) as published by the Hotel Association of New York City, Inc., as same may hereafter be revised.

                  Unsuitable for its Primary Intended Use: A state or condition of the Facility such that in the reasonable, good faith judgment of Lessor the Facility cannot function as an integrated hotel facility consistent with standards applicable to a well maintained and operated hotel comparable in quality and function to that of the Facility prior to the damage or loss.

                  WARN: Work Adjustment and Retraining Notification Act, as amended.


                                   ARTICLE III

                  3.1 Rent. Lessee will pay to Lessor by wire transfer of immediately available funds or such other transfer as Lessor may require, to the account of Lessor or to the account of such other Person, as Lessor from time to time may designate in a Notice, without set-off or deduction at any time, all Base Rent, Participating Rent and Additional Charges, during the Term, as follows:

                  (a) Base Rent: The fixed annual sum set forth on Exhibit "C" (subject to adjustment and increase as set forth in this Section 3.1(a) and in Section 3.1(d) hereof, the "Base Rent"), payable in arrears in consecutive monthly installments equal to one-twelfth (1/12th) of the annual sum set forth on Exhibit "C", the first of which shall be payable on the last day of the month in which the Commencement Date occurs and continuing thereafter each subsequent calendar month of the Initial Term, each such monthly payment to be paid on the last day of each such calendar month; provided, however, that (i) Base Rent shall be prorated as to any partial Lease Year, (ii) the first and last monthly payments of Base Rent shall be prorated as to any partial month in the manner described below, (iii) if the Lease ends on other than the last day of a month, the Base Rent for such partial month shall be paid on the day the Lease expires, and (iv) payments of Base Rent shall be subject to abatement where and only where and to the extent expressly provided in this Lease. If the term of this Lease commences or ends other than on the first or last day of a month, the Base Rent due for such month shall equal the monthly Base Rent (computed as provided in the preceding sentence) multiplied by a fraction having as its numerator the number of days in said partial month and having as its denominator the number of days in the entire month.

                  (b) Participating Rent: For each calendar month during the Term, Lessee shall pay percentage rent ("Participating Rent") in arrears in an amount calculated by the following formula (the "Revenues Computation"):

                  For any month, Participating Rent shall equal:

                           The amount equal to the Monthly Revenues Computation (defined below)
                                     less
                           an amount equal to the Base Rent paid for the Lease Year to date less
                           an amount equal to the Participating Rent paid for the Lease Year to date.

The Participating Rent due for each calendar month during the Term shall be paid on or before the twenty-first (21st) day of the succeeding month. In no event shall Participating Rent be less than zero.

                  For purposes of defining the Monthly Revenues Computation:

                           (i) "Cumulative Monthly Portion" shall mean a
fraction having as its numerator the aggregate Budgeted Receipts for the calendar months in a Lease Year which have elapsed including the month for which the calculation is being made and having as its denominator the aggregate Budgeted Receipts for the Lease Year. "Budgeted Receipts" shall mean the Gross Revenues projected in the Operating Budget for such Lease Year (or portion thereof). The Cumulative Monthly Portion for the December 31 Participating Rent payment (due January 21 of the next Lease Year) will be 100%, assuming that the Lease Year in question is a full Lease Year. If the term of this Lease commences or ends on other than the first or last day of a month, then when calculating the Cumulative Monthly Portion beginning or ending during such calendar month, the Cumulative Monthly Portion for such partial calendar month shall be the product of (i) a fraction having as its numerator the Budgeted Receipts for said month and having as its denominator the Budgeted Receipts for the entire calendar year, multiplied by (ii) another fraction having as its numerator the actual Gross Revenues received during said partial month and having as its denominator the actual Gross Revenues received during the entire month.

                           (ii) During the Initial Term, "First Tier Room
Revenue Percentage," "Second Tier Room Revenue Percentage," "Third Tier Room Revenue Percentage," "First Tier Food Sales Percentage," "Second Tier Food Sales Percentage," and "Other Income Percentage" shall mean the percentages corresponding to each of such terms as set forth on Exhibit "C".

                           (iii) During the Initial Term, "Annual Room Revenues
First Break Point" and "Annual Room Revenues Second Break Point" shall mean the amount of annual Room Revenues corresponding to each of such terms as set forth on Exhibit "C".

                           (iv) During the Initial Term, "Annual Food Sales
Break Point" shall mean the amount of annual Food Sales and Beverage Sales corresponding to such term as set forth on Exhibit "C".

                  The Monthly Revenues Computation shall be the amount obtained by adding, for the applicable Lease Year, (i) an amount equal to the First Tier Room Revenue Percentage of all year to date Room Revenues up to (but not exceeding) the Cumulative Monthly Portion of the Annual Room Revenues First Break Point, (ii) an amount equal to the Second Tier Room Revenue Percentage of all year to date Room Revenues in excess of the Cumulative Monthly Portion of the Annual Room Revenues First Break Point up to (but not exceeding) the Cumulative Monthly Portion of the Annual Room Revenues Second Break Point, (iii) an amount equal to the Third Tier Room Revenue Percentage of all year to date Room Revenues in excess of the Cumulative Monthly Portion of the Annual Room Revenues Second Break Point, (iv) an amount equal to the First Tier Food Sales Percentage of the Cumulative Monthly Portion of all year to date Food Sales and Beverage Sales up to (but not exceeding) the Cumulative Monthly Portion of the Annual Food Sales Break Point, (v) an amount equal to the Second Tier Food Sales Percentage of all year to date Food Sales and Beverage Sales in excess of the Cumulative Monthly Portion of the Annual Food Sales Break Point, and (vi) an amount equal to the Other Income Percentage of year to date revenues from Other Income.

                  It is understood that the inclusion of Beverage Sales in the Revenues Computation is for the sole purpose of calculating Participating Rent and that neither Lessor nor Lessee shall be deemed to be actually receiving a percentage of the Beverage Sales where receipt would be in violation of applicable law.

                  Additional provisions regarding Participating Rent are set forth on Exhibit "C" hereto.

                  (c) Officer's Certificates. Within twenty-one (21) days after each of the first three quarters of each Lease Year (or part thereof) in the Term, Lessee shall deliver to Lessor an Officer's Certificate reasonably acceptable to Lessor, setting forth the calculation of the Participating Rent payment for the three (3) months comprising such quarter, based on the formulas set forth in Section 3.1(b). There shall be no reduction in the Base Rent regardless of the result of the Revenues Computation.

                  In addition, on or before forty-five (45) days after the end of each Lease Year, Lessee shall deliver to Lessor an Officer's Certificate reasonably acceptable to Lessor setting forth the computation of the actual Participating Rent that accrued for each month of the Lease Year that ended on the immediately preceding December 31. Additionally, if the annual Participating Rent due and payable for any Lease Year (as shown in the applicable Officer's Certificate) exceeds the amount actually paid as Participating Rent by Lessee for such year, Lessee also shall pay such excess to Lessor at the time such certificate is delivered. If the Participating Rent actually due and payable for such Lease Year is shown by such certificate to be less than the amount actually paid as Participating Rent for the applicable Lease Year, at the option of Lessor, Lessor shall reimburse such amount to Lessee or credit such amount against subsequent months' Base Rent and, to the extent necessary, subsequent months' Participating Rent payments, or, if none, then such amounts shall be paid to Lessee. Any such credit to Base

Rent shall not be applied for purposes of calculating Participating Rent payable for any subsequent month.

                  Any difference between the annual Participating Rent due and payable for any Lease Year (as shown in the applicable Officer's Certificate or as adjusted pursuant to Section 3.1(d)) and the total amount actually paid by Lessee as Participating Rent for such Lease Year, whether in favor of Lessor or Lessee, shall bear interest at the Base Rate, which interest shall accrue from the due date of the last monthly Participating Rent payment for the Lease Year until the amount of such difference shall be paid or otherwise discharged. Any such interest payable to Lessor shall be deemed to be and shall be payable as Additional Charges.

                  The obligation to pay Participating Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which related to Participating Rent accrued prior to such termination date, shall be made not later than ninety (90) days after such expiration or termination date.

                  (d) CPI Adjustments. For each Lease Year during the Term beginning with the CPI Adjustment Commencement Year (as defined in Exhibit "C"), the Base Rent then in effect, the Annual Room Revenues First Break Point and the Annual Room Revenues Second Break Point (together, the "Annual Room Revenues Break Points"), and the Annual Food Sales Break Point then included in the Revenues Computation set forth in Section 3.1(b), shall be increased as follows:

                           (1) For the CPI Adjustment Commencement Year and for
each Lease Year thereafter during the Term, the Consumer Price Index for the day before the day that the new Lease Year commences (the "Measurement Date") shall be divided by the Consumer Price Index for the day that is twelve (12) months preceding the Measurement Date;

                           (2) The new Base Rent for the then current Lease Year
shall be the product of the Base Rent in effect in the most recently ended Lease Year and the quotient obtained under subparagraph (1) above;

                           (3) The new Annual Room Revenues Break Points in the
Revenues Computation described in Section 3.1(b) above for the CPI Adjustment Commencement Year and for each Lease Year thereafter during the Term, shall be the product of (a) the Annual Room Revenues Break Point in effect in the most recently ended Lease Year and (b) the quotient obtained in subparagraph (1) above plus seventy-five one hundredths percent (.75%); and

                           (4) The new Annual Food Sales Break Point in the
Revenues Computation described in Section 3.1(b) above for the CPI Adjustment Commencement Year and for each Lease Year thereafter during the Term, shall be the product of (a) the Annual Food

Sales Break Point in effect in the most recently ended Lease Year and (b) the quotient obtained in subparagraph (1) above plus seventy-five one hundredths percent (.75%).

                  In no event shall the Base Rent, the Annual Room Revenues Break Points or the Annual Food Sales Break Point be reduced as a result of any changes in the Consumer Price Index.

                  Adjustments calculated as set forth above in the Base Rent, the Annual Room Revenues Break Points and the Annual Food Sales Break Point shall be effective on the first day of each calendar Lease Year to which such adjusted amounts apply. If Rent is paid prior to the determination of the amount of any adjustment to Base Rent, the Annual Room Revenues Break Points or the Annual Food Sales Break Point applicable for such period, whether because of a delay in the publication of the Consumer Price Index for the Measurement Date or because of any other reason, payment adjustments for any shortfall in or overpayment of Rent paid shall be made with the first Base Rent and Participating Rent payments due after the amount of the adjustments are determined.

                  If (i) a significant change is made in the number or nature (or both) of items used in determining the Consumer Price Index, or (ii) the Consumer Price Index shall be discontinued for any reason, the Bureau of Labor Statistics shall be requested to furnish a new index comparable to the Consumer Price Index, together with information which will make possible a conversion to the new index in computing the adjusted Base Rent, Annual Room Revenues Break Points, and Annual Food Sales Break Point hereunder. If for any reason the Bureau of Labor Statistics does not furnish such an index and such information, the parties will instead mutually select, accept and use such other index or comparable statistics on the cost of living in various U.S. cities that is computed and published by an agency of the United States or a responsible financial periodical of recognized authority.

                  A portion of the aggregate of Base Rent and Participating Rent payable for each Lease Year as designated on Exhibit "C" shall be attributed to the rights to the Franchise Agreement granted by Lessor to Lessee pursuant to
Section 1.1(g).

                  (e) Calculation of Rent for Renewal Terms. The Rent for each Renewal Term shall be the then Fair Market Rental Value for the Leased Property. Promptly after the delivery of Lessee's Notice of its election to renew the Term of this Lease pursuant to Section 1.2(b) above, representatives of Lessor and Lessee shall meet to discuss and agree upon the Fair Market Rental Value for the Renewal Term. Such representatives shall meet, discuss and negotiate diligently and in good faith to arrive at an agreed-upon Base Rent and Participating Rent (including Break Points) for the Renewal Term within sixty (60) days after the giving of such renewal notice. If the parties cannot agree upon the Fair Market Rental Value for the Renewal Term within such sixty (60) day period, such Fair Market Rental Value shall be determined by arbitration in accordance with
Article 40.

                  3.2 Confirmation of Participating Rent. Lessee shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with its usual and customary practices, and in accordance with GAAP and the Uniform System, that will accurately record all data necessary to compute Participating Rent, and Lessee shall retain, for at least five (5) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to conduct Lessor's Audit and to compute Participating Rent for the applicable Lease Years. Lessor shall have the right from time to time by its accountants or representatives to audit such information in connection with Lessor's Audit, and to examine all Lessee's records (including supporting data and sales and excise tax returns) reasonably required to complete Lessor's Audit and to verify Participating Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. If any Lessor's Audit discloses a deficiency in the payment of Participating Rent, and either Lessee agrees with the result of Lessor's Audit or the matter is otherwise determined or compromised, then promptly after such agreement or determination Lessee shall pay to Lessor the amount of the deficiency, together with interest at the Overdue Rate from the date when said payment should have been made to the date of payment thereof; provided, however, that as to any Lessor's Audit that is commenced more than one (1) year after the end of any Lease Year, the deficiency, if any, with respect to such Participating Rent shall bear interest at the Overdue Rate only from the date such determination of deficiency is made unless such deficiency is the result of gross negligence or willful misconduct on the part of Lessee, in which case interest at the Overdue Rate will accrue from the date such payment should have been made to the date of payment thereof. If any Lessor's Audit discloses a deficiency in the payment of Participating Rent which, as finally agreed or determined exceeds four percent (4%), Lessee shall pay the costs of the portion of Lessor's Audit allocable to the determination of Gross Revenues (the "Revenue Audit"). In no event shall Lessor undertake a Lessor's Audit more than three (3) years after the last day of the Lease Year for which such audit is requested. If any Lessor's Audit discloses an excess in the payment of Participating Rent, Lessor, at its option, shall reimburse such amount to Lessee or credit such amount against subsequent weeks' Base Rent, and, to the extent necessary, subsequent quarters' Participating Rent payments, or, if none, then such amount shall be paid to Lessee. Any credit to Base Rent shall not be applied for purposes of calculating Participating Rent payable for any subsequent quarter. Any proprietary information obtained by Lessor pursuant to the provisions of this Section shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any arbitration or litigation between the parties and except further that Lessor may disclose such information to prospective lenders and investors and to any other persons to whom disclosure is necessary to comply with applicable laws, regulations and government requirements. The obligations of Lessee contained in this Section shall survive the expiration or earlier termination of this Lease. Any dispute as to the existence or amount of any deficiency in the payment of Participating Rent as disclosed by Lessor's Audit shall, if not otherwise settled by the parties, be submitted to arbitration pursuant to the provisions of Section 40.2.

                  3.3 Additional Charges. In addition to the Base Rent and Participating Rent, (a) Lessee also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions that Lessee assumes or agrees to pay under this Lease, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) of this Section 3.3, Lessee also will promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) of this Section 3.3 being additional rent hereunder and being referred to herein collectively as the "Additional Charges"), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Base Rent or Participating Rent. If any installment of Base Rent, Participating Rent or Additional Charges (but only as to those Additional Charges that are payable directly to Lessor) shall not be paid on its due date, Lessee will pay Lessor within ten (10) days of demand, as Additional Charges, a late charge (to the extent not in violation of any usury statutes and otherwise permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Lessee pays any Additional Charges to Lessor pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due and Lessor shall pay same from monies received from Lessee.

                  3.4 No Set Off. Rent shall be paid to Lessor without set off, deduction or counterclaim, subject to any other provisions of this Lease that expressly provide for adjustment or abatement of or set offs against Rent or other charges, and further subject to Lessee's right to assert any claim or mandatory counterclaim in any action brought by either party under this Lease.

                  3.5 Annual Budget. Lessee shall prepare and submit to Lessor, by not later than ninety (90) days prior to the commencement of each Lease Year a capital budget (the "Capital Budget") and an estimate of Gross Revenues, and by not later than sixty (60) days prior to the commencement of each Lease Year, an operating budget (the "Operating Budget"), each of which shall be prepared in accordance with the requirements of this Section 3.5. The Operating Budget and the Capital Budget (together, the "Annual Budget") shall be prepared in accordance with the Uniform System to the extent applicable and show by month and quarter and for the year as a whole in the degree of detail specified by the Uniform System for monthly statements, and in accordance with the detail level of monthly financial statements, the following:

                  (a) Lessee's reasonable estimate of Gross Revenues (including room rates and Room Revenues) for the forthcoming Lease Year itemized on schedules on a monthly and quarterly basis as approved by Lessor and Lessee, together with the assumptions, in narrative form, forming the basis of such schedules.

                  (b) An estimate of any amounts Lessor will be requested to provide for Capital Improvements during the current and the next Lease Year, itemized on a monthly and quarterly basis, subject to the limitations set forth in Article XXXVIII, including a reasonably detailed breakdown of all hard and soft costs for each Capital Improvement.

                  (c) A cash flow projection.

                  (d) A narrative description of the program for advertising and marketing the Facility for the forthcoming Lease Year containing a detailed budget itemization of the proposed advertising expenditures by category and the assumptions, in narrative form, forming the basis of such budget itemization.

                  (e) Lessee's reasonable estimate for each quarter of the Lease Year of Participating Rent including Room Revenues, Food Sales, Beverage Sales and Other Income.

                  Lessor shall have thirty (30) days after the date on which it receives the Capital Budget to review, approve, disapprove or change the entries and information appearing in the Capital Budget. If the parties are not able to reach agreement on the Capital Budget for any Lease Year during Lessor's thirty
(30) day review period, the parties shall attempt in good faith during the subsequent thirty (30) day period to resolve any disputes, which attempt shall include, if requested by either party, at least one meeting of executive-level officers of Lessor and Lessee. The Capital Budget shall be finalized at least thirty (30) days prior to the commencement of each Lease Year, provided that in the event the parties are still not able to reach agreement on the Capital Budget for any particular Lease Year after complying with the foregoing requirements of this Section 3.5, the parties shall adopt such portions of the Capital Budget as they may have agreed upon, and any matters not agreed upon shall be referred to arbitration as provided for in Section 40.2 hereof. Notwithstanding the foregoing, if Lessor believes that the amount budgeted for any particular Capital Improvement is in excess of the actual total cost for which such Capital Improvement could be built or installed, Lessor, in its sole discretion, may insist that the amount allocated for such Capital Improvement in the Capital Budget be reduced to the amount for which Lessor believes it can be built or installed and Lessor shall be responsible for supervising the design, installation and/or construction of such Capital Improvement, for which it shall receive a Supervisory Fee in accordance with Section 38.1(d) below. Pending the results of any arbitration or the earlier agreement of the parties, if the Capital Budget has not been agreed upon, no Capital Expenditures shall be made unless the same are set forth in a previously approved Capital Budget, are specifically required by Lessor or are otherwise required to comply with Legal Requirements, to make Emergency Expenditures or to comply with the Franchise Agreement. Lessee shall provide Lessor with copies of any revisions to the Annual Budget which it may desire or otherwise deem appropriate to make from time to time during any Lease Year, but no such revision shall require Lessor's approval or constitute a change in the Annual Budget for the purposes of any provisions of this Lease. The Capital Budget, once approved and as approved, shall form the basis on which expenditures for Capital Improvements shall be made. Subject to the terms and provisions of Article XXXVIII hereof, Lessee will be obligated to make all Capital Improvements and Lessor will be obligated to pay all Capital Expenditures which are reflected on a Capital Budget which has been approved. Unless such expenditures are otherwise permitted in writing by Lessor or are Emergency Expenditures or are required by the Franchise Agreement, Lessee agrees not to cause or permit any such expenditures for a Lease Year in excess of those set forth in the Capital Budget. Lessee shall promptly report to Lessor in writing any actual or anticipated deviation from the Capital Budget of any material or long-term consequence. Representatives of Lessee and Lessor shall meet as requested by Lessor but not less frequently than monthly to review and discuss the previous and future quarters' operating statements, Gross Revenues, Capital Expenditures and the general concerns of Lessee and Lessor.

                  Lessor shall have thirty (30) days after the date on which it receives the Operating Budget to review the same and notify Lessee of its approval or disapproval. Any notice of disapproval of the Operating Budget shall state with particularity the line items appearing therein to which Lessor disapproves and the amount Lessor is willing to approve for each such line item in Lessor's reasonable judgement. The Operating Budget shall be finalized by the commencement of each Lease Year. If the parties are not able to reach agreement as to an entry for any line item in the Operating Budget for any particular Lease Year during Lessor's thirty (30) day review period, the parties shall use the amount applicable to each such line item in the approved Operating Budget of the immediately preceding year and with respect to all other line items contained in the Operating Budget for the particular Lease Year in question which have not been disapproved with particularity by Lessor, the parties shall use the amounts set forth in such Operating Budget. Lessor and Lessee shall attempt in good faith during the subsequent sixty (60) day period to resolve any disputes, which attempt shall include, if requested by either party, at least one meeting of executive-level officers of Lessor and Lessee, provided that in the event the parties are still not able to reach agreement on the Operating Budget for any particular Lease Year after complying with the foregoing requirements of this Section 3.5, the parties shall submit the matter to arbitration under Section 40.2 hereof.

                  3.6 Books and Records. Lessee shall keep full and adequate books of account and other records reflecting the results of operation of the Facility on an accrual basis, all in accordance with the Uniform System and GAAP and the obligations of Lessee under this Lease. The books of account and all other records relating to or reflecting the operation of the Facility shall be kept at the Facility, or at Lessee's offices in Washington, D.C., or at Lessee's regional office in Dallas, Texas, and shall be available to Lessor and its representatives and its auditors or accountants, at all reasonable times for examination, audit, inspection, and transcription. All of such books and records pertaining to the Facility including, without limitation, books of account, guest records and front office records, at all times shall be the property of Lessor and shall not be removed from the Facility or Lessee's offices without Lessor's prior written approval. Lessee shall be entitled to make copies of any or all such books and records for its own files. Lessee's obligations under this
Section 3.6 shall survive termination of this Lease for any reason.

                  3.7 Hotel Operations. Lessee covenants to operate the Facility as a "full service hotel", to the extent it is currently being operated as such. A "full service hotel" is a hotel that includes a restaurant and meeting facilities and may have some or all of the following: conference facilities, banquet space, lounge areas, gift shops, recreational facilities (including swimming pool), and guest services (including room service, valet service and laundry). Without Lessor's prior written consent in each instance, Lessee shall not discontinue, cease to provide or materially cut back on the scope or hours of operation of any services or amenities which were in operation or which were being provided at the commencement of the Term of this

Lease, nor shall it grant subleases or concessions for the provision of any such services or amenities which it was providing upon the commencement of the Term of this Lease.

                  3.8 Allocation of Revenues. In the event that individuals or groups purchase rooms, food and beverage and/or the use of other hotel facilities or services together or as part of a package, Lessee agrees that revenues shall be allocated among Room Revenues, Food Sales, Beverage Sales and/or other revenue categories, as applicable, in a reasonable manner consistent with the historical allocation of such revenues.


                                   ARTICLE IV

                  4.1 Payment of Impositions. Subject to the right of Lessor to contest the same, Lessor shall pay all Real Estate Taxes, Personal Property Taxes, and Capital Impositions before any fine, penalty, interest or cost may be added for non-payment, to the extent the failure to do so materially and adversely affects the rights of the Lessee under this Lease, such payments to be made directly to the taxing or other authorities where feasible. Subject to
Article XII relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions (other than Capital Impositions, Real Estate Taxes and Personal Property Taxes) before any fine, penalty, interest or cost may be added for nonpayment, such payments to be made directly to the taxing or other authorities where feasible, and will promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee's obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof subject to Lessee's right to contest pursuant to Article XII. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments and any unpaid balance of such Impositions prior to the expiration or earlier termination of the Term hereof (subject to Lessee's right of contest pursuant to the provisions of Article XII) as the same respectively come due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent required or permitted by applicable law, prepare and file all tax returns in respect of Lessor's net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes, Real Estate Taxes, Personal Property Taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent required or permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have been declared by Lessor and be continuing, any such refund shall be paid over to or retained by Lessor. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XVI. Lessor and Lessee shall, upon request of the other, cooperate with the other party and otherwise provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. Notwithstanding the foregoing provisions of this Section, Lessee shall file all Personal Property Tax returns in such jurisdictions where it is legally required to so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property classified as personal property. Where Lessor is legally required to file Personal Property Tax returns, Lessee shall provide Lessor with copies of assessment notices in sufficient time for Lessor to file a protest. Lessor, may, upon notice to Lessee, at Lessor's option and at Lessor's sole expense, protest, appeal, or institute such other proceedings (in its or Lessee's name) as Lessor may deem appropriate to effect a reduction of real estate or personal property assessments for those Impositions to be paid by Lessor, and Lessee, at Lessor's expense as aforesaid, shall fully cooperate with Lessor in such protest, appeal, or other action. Lessor hereby agrees to indemnify, defend, and hold harmless Lessee from and against any claims, obligations, and liabilities against or incurred by Lessee in connection with such cooperation. Lessee may, upon notice to Lessor, at Lessor's option and at Lessee's sole expense, protest, appeal or institute such other proceedings (in its or Lessor's name) as Lessee may deem appropriate to effect a reduction of Impositions to be paid by Lessee, and Lessor, at Lessee's expense, shall fully cooperate with Lessee in such protest, appeal or other action. Lessee hereby agrees to indemnify, defend and hold harmless Lessor from and against any claims, obligations and liabilities against or incurred by Lessor in connection with such cooperation. Billings for reimbursement of Personal Property Taxes by Lessee to Lessor shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made. Lessor, however, reserves the right to effect any such protest, appeal or other action and, upon notice to Lessee, shall control any such activity, which shall then go forward at Lessor's sole expense. Upon such notice, Lessee, at Lessor's expense, shall cooperate fully with such activities. To the extent received by it, Lessee shall furnish Lessor with copies of all assessment notices for Real Estate Taxes and Personal Property Taxes in sufficient time for Lessor to file a protest and pay such taxes without penalty. Lessor shall within thirty (30) days after making such payment furnish Lessee with evidence of payment of Capital Impositions, Real Estate Taxes and Personal Property Taxes.

                  4.2 Notice and Accrual of Impositions. Lessor shall give prompt Notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor at any time has knowledge, provided that Lessor's failure to give any such Notice shall in no way diminish Lessee's obligations hereunder to pay such Impositions, but if Lessee did not otherwise have knowledge of such Imposition sufficient to permit it to pay same, such failure shall obviate any default hereunder for a reasonable time after Lessee receives Notice of any Imposition which it is obligated to pay during the first taxing period applicable thereto, and Lessor will reimburse Lessee for any fine, penalty or interest arising from such delay. If requested by Lessor or required by the Holder of a Mortgage, Lessee shall accrue and set aside on a monthly basis a portion (as Lessor or such Holder shall designate) of Rent for the payment of those Impositions that are payable by Lessor, and such accruals shall be deposited with such Holder, if so required by it, or as otherwise approved by Lessor.

                  4.3 Adjustment of Impositions. Impositions payable by Lessee which are imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee's obligation to pay its prorated share thereof after termination shall survive such termination.

                  4.4 Utility Charges. Lessee will be solely responsible for obtaining and maintaining utility services to the Leased Property and will pay or cause to be paid all charges for electricity, gas, oil, water, sewer and other utilities used in the Leased Property during the Term.

                  4.5 Franchise Fees. Except as otherwise expressly provided in
Section 37.1 hereof, Lessee will pay or cause to be paid all fees and other charges payable pursuant to the Franchise Agreement with respect to the Facility.

                  4.6 Ground Rent. In the event that Lessor's interest in all or any portion of the Land is pursuant to a Ground Lease, Lessor shall be solely responsible for payment of any rent due with respect to the Leased Property under such Ground Lease.


                                   ARTICLE V

                  5.1 No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Lessee, to the extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the written consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of the Rent, or setoff against the Rent, nor shall the obligations of Lessee be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, (b) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (c) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any default under this Lease by Lessor which may now or hereafter be conferred upon it by law to (1) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (2) entitle Lessee to any abatement, reduction, suspension or deferment of or set off against the Rent or other sums payable by Lessee hereunder, except to the extent that Lessor's action constitutes constructive eviction and except as otherwise specifically provided in this Lease. The obligations of Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated, abated or modified pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

                                   ARTICLE VI

                  6.1 Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

                  6.2 Lessee's Personal Property.

                  (a) Upon commencement of the Term, Lessor shall make available to Lessee, for Lessee's use in connection with the operation and management of the Facility, all Inventory located at the Facility on the Commencement Date (the "Initial Inventory"). Except for the food and beverage inventory for which Lessor shall be reimbursed the cost thereof, the Initial Inventory shall be made available at no charge to Lessee. The parties acknowledge and agree that as of the date of this Lease the amount of Initial Inventory at the Facility is consistent with the amount of Inventory customarily maintained in a hotel of the type and character of the Facility and as otherwise is required to operate the Leased Property in the manner contemplated by this Lease and in compliance with the Franchise Agreement and all Legal Requirements. Throughout the Term, Lessee shall maintain a full stock of Inventory at the Facility at the levels substantially similar to or greater than those existing on the date hereof. As the Initial Inventory is depleted, Lessee shall purchase, at its sole cost and expense, any replacement Inventory which may be required. The Inventory, including any additions and/or replacements thereof, shall be and remain the property of Lessee during the Term of this Lease. Lessee may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of personal property (including Inventory, Furniture and Equipment) owned by Lessee (collectively, the "Lessee's Personal Property"). All of Lessee's Personal Property, other than Inventory, not removed by Lessee within thirty (30) days following the expiration or earlier termination of the Term shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving Notice thereof to Lessee without any payment to Lessee and without any obligation to account therefor. Lessee will, at its expense, restore the Leased Property to the condition required by Section 9.1(d), including repair of all damage to the Leased Property caused by the removal of Lessee's Personal Property, whether effected by Lessee or Lessor.

                  (b) Upon the expiration or earlier termination of the Term for any reason, Lessee shall surrender the Inventory to Lessor in the amounts and at the levels existing on the date of this Lease. Except for the food and beverage inventory for which Lessee shall be reimbursed the cost thereof, the Inventory shall be surrendered at no charge to Lessor. In the event that the amount of Inventory at the time of such expiration or termination is less than that provided by Lessor on the date hereof (an "Inventory Deficiency"), Lessee shall promptly pay to Lessor the amount equal to the Fair Market Value of the Inventory Deficiency.

                  (c) If, during the Term, as a result of additions, modifications or improvements to the Leased Property, the ratio (expressed as a percentage) of (x) the adjusted basis for Federal income tax purposes of that portion of the Leased Property consisting of personal property, to (y) the adjusted basis for such purposes of the Leased Property, shall exceed fifteen percent (15%), Lessor, at its option, may sell to Lessee (and Lessee shall purchase from Lessor) a sufficient quantity of such personal property as shall be necessary so that the aforesaid percentage does not exceed fifteen percent (15%). The aforesaid sale shall be at Fair Market Value for the items sold and shall otherwise be in accordance with the provisions of Section 18.1 below (including a contemporaneous equitable reduction of the Rent payable under Section 3.1).


                                   ARTICLE VII

                  7.1 Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property. Lessee has examined and otherwise has knowledge of the condition of the Leased Property and has found the same to be satisfactory for its purposes hereunder. Lessee is leasing the Leased Property "as is", "with all faults", and in its present condition. Except as otherwise specifically provided herein, Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY, OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. Lessor shall have the right to proceed against any predecessor in title for breaches of warranties or representations or for latent defects in the Leased Property, and Lessor shall, if requested by Lessee, assign any such right to Lessee if and to the extent Lessor determines not to exercise such right. If either party determines to exercise such right, the other party shall fully cooperate in the prosecution of any such claim, in Lessor's or Lessee's name, all at the cost and expense of the prosecuting party, who hereby agrees to indemnify, defend and hold harmless the other party from and against any claims, obligations and liabilities against or incurred by such other party in connection with such cooperation, and who further agrees to apply all amounts realized from the prosecution of such claim, less its expenses in connection therewith, to remedy such breach or cure such defect.

                  7.2 Use of the Leased Property.

                  (a) Lessee covenants that it will proceed with all due diligence and will exercise its best efforts to obtain and to maintain all approvals needed to use and operate the Leased Property and the Facility under applicable local, state and federal law.

                  (b) Lessee shall use or cause to be used the Leased Property only as a hotel facility, and for such other uses as may be necessary or incidental to such use, or such other use as otherwise approved by Lessor (the "Primary Intended Use"). Lessee shall not use the Leased

Property or any portion thereof for any other use without the prior written consent of Lessor. No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy satisfactory to Lessor is available and Lessee pays any premium increase), nor shall Lessee sell or permit to be kept, used or sold in or about the Leased Property any article which is prohibited by law or fire underwriter's regulations. Lessee shall comply with all of the requirements pertaining to the Leased Property of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Lessee's Personal Property, which compliance shall be performed at Lessee's sole cost except to the extent that such compliance requires the performance of a Capital Improvement or the payment of a Capital Imposition which are Lessor's responsibilities.

                  (c) Subject to the provisions of Articles XIV and XV, Lessee covenants and agrees that during the Term it will either directly or through an approved Manager (1) operate continuously (subject to Unavoidable Occurrences) the Leased Property as a hotel facility, (2) keep in full force and effect and comply in all material respects with all the provisions of the Franchise Agreement, except Lessee shall have no obligation to complete any Capital Improvements required by Franchisor as set forth in Article XXXVII hereof, (3) not terminate or amend in any respect the Franchise Agreement without the consent of Lessor, (4) maintain appropriate certifications and licenses for such use and (5) keep Lessor advised of the status of any material litigation affecting the Leased Property.

                  (d) Lessee shall not commit any waste on the Leased Property, or in the Facility nor shall Lessee cause or permit any nuisance thereon.

                  (e) Lessee shall neither use nor permit the Leased Property or any portion thereof, or Lessee's Personal Property, to be used in such a manner as (1) would impair Lessor's (or Lessee's, as the case may be) title thereto or to any portion thereof, or (2) would support a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

                  7.3 Lessor to Grant Easements, etc. Lessor will, from time to time, so long as no Event of Default has occurred and is continuing, at the request of Lessee and at Lessee's cost and expense (but subject to the approval of Lessor, which approval may be granted or denied in Lessor's sole discretion),
(a) grant easements and other rights in the nature of easements with respect to the Leased Property to third parties, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of its interests in the Leased Property), but only upon delivery to Lessor of an Officer's Certificate stating that such grant, release, dedication, transfer, petition or amendment does not interfere with the proper conduct of the business of Lessee on the Leased Property and does not materially reduce the value of the Leased Property.


                                  ARTICLE VIII

                  8.1 Compliance with Legal and Insurance Requirements, etc. Subject to Sections 8.2, 8.3(b) and Article XII or any other provision of this Agreement relating to permitted contests, Lessee, at its expense, will promptly
(a) comply with all applicable Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, subject however to the provisions of Section 9.1(b), and (b) procure, maintain and comply with all appropriate licenses and other authorizations required for any use of the Leased Property and Lessee's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

                  8.2 Legal Requirements Covenants. Subject to Section 8.3(b) below, Lessee covenants and agrees that the Leased Property and Lessee's Personal Property shall not be used for any unlawful purpose, and that Lessee shall not permit or suffer to exist any unlawful use of the Leased Property by others. Lessee shall acquire and maintain all appropriate licenses, certifications, permits and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use, and any other lawful use conducted on the Leased Property as may be permitted from time to time hereunder including, but not limited to, the sale and service of alcoholic beverages (provided that Lessor shall cooperate at Lessee's sole cost and expense, in obtaining liquor licenses to the extent necessary). Lessee further covenants and agrees that Lessee's use of the Leased Property and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to and comply with all Legal Requirements, unless the same are finally determined by a court of competent jurisdiction to be unlawful (and Lessee shall cause all such sub-tenants, invitees or others to so comply with all Legal Requirements). Lessee may, however, upon prior notice to Lessor, contest the legality or applicability of any such Legal Requirement or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessor's rights hereunder and at Lessee's sole expense. If compliance with a Legal Requirement pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Facility and without subjecting Lessee or Lessor to any liability for failure to so comply therewith, Lessee may delay compliance therewith until final determination of such proceeding. If any lien, charge or liability would be incurred by reason of any such delay, Lessee, on the prior written consent of Lessor (which consent shall not be unreasonably withheld) and the Holder of any Mortgage, may nonetheless contest and delay as aforesaid, provided that such contest or delay would not subject Lessor to criminal liability and Lessee both (a) furnishes to Lessor security reasonably satisfactory to Lessor against any loss or injury by reason of such contest or delay, and (b) prosecutes the contest with due diligence and good faith.

                  8.3 Environmental Covenants. Lessor and Lessee (in addition to, and not in diminution of, Lessee's covenants and undertakings in Sections
8.1 and 8.2 hereof) covenant and agree as follows:

                  (a) At all times hereafter until Lessee completely vacates the Leased Property and surrenders possession of the same to Lessor, Lessee shall fully comply with all Environmental Laws applicable to the Leased Property and the operations thereon, except to the extent that such compliance would require the remediation of Environmental Liabilities for which Lessee has no indemnity obligations under Section 8.3(b). Lessee agrees to give Lessor prompt written notice of (1) all Environmental Liabilities; (2) all pending, threatened or anticipated Proceedings, and all notices, demands, requests or investigations, relating to any Environmental Liability or relating to the issuance, revocation or change in any Environmental Authorization required for operation of the Leased Property; (3) all Releases at, on, in, under or in any way affecting the Leased Property, or any Release known by Lessee at, on, in or under any property adjacent to the Leased Property; and (4) all facts, events or conditions that could reasonably lead to the occurrence of any of the above-referenced matters.

                  (b) Lessee hereby agrees to defend, indemnify and save harmless any and all Lessor Indemnified Parties from and against any and all Environmental Liabilities which relate to events or occurrences which occurred during the Term of this Lease, except to the extent that the same (i) are caused by Lessor or Lessor's agents, employees or contractors, or (ii) result from conditions existing at the Leased Property at the date of this Lease (an "Existing Condition") or from releases or other violations of environmental laws originating on adjacent property but affecting the Leased Property (a "Migration"), provided that in either case such exclusions shall not apply to the extent that the Existing Condition or the Migration has been exacerbated by Lessee's intentional act, negligent act or negligent failure to act.

                  (c) Lessor hereby agrees to defend, indemnify and save harmless any and all Lessee Indemnified Parties from and against any and all Environmental Liabilities to the extent that the same arise from an Existing Condition or Migration (except as provided in Section 8.3(b) above), were caused by Lessor or Lessor's agents, employees or contractors or relate to occurrences after the expiration of the Term.

                  (d) If any Proceeding is brought against any Indemnified Party in respect of an Environmental Liability with respect to which such Indemnified Party may claim indemnification under either Section 8.3(b) or (c), the Indemnifying Party, upon request, shall at its sole expense resist and defend such Proceeding, or cause the same to be resisted and defended by counsel designated by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld; provided, however, that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance. Each Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel will be at the sole expense of such Indemnified Party unless a conflict of interest prevents representation of such Indemnified

Party by the counsel selected by the Indemnifying Party and such separate counsel has been approved by the Indemnifying Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall not be liable for any settlement of any such Proceeding made without its consent, which shall not be unreasonably withheld, but if settled with the consent of the Indemnifying Party, or if settled without its consent (if its consent shall be unreasonably withheld), or if there be a final, nonappealable judgment for an adversary party in any such Proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any liabilities incurred by such Indemnified Parties by reason of such settlement or judgment.

                  (e) If at any time any Indemnified Party has reason to believe circumstances exist which could reasonably result in an Environmental Liability, upon reasonable prior written notice to Lessee or Lessor, as appropriate, stating such Indemnified Party's basis for such belief, an Indemnified Party shall be given immediate access to the Leased Property (including, but not limited to, the right to enter upon, investigate, drill wells, take soil borings, excavate, monitor, test, cap and use available land for the testing of remedial technologies), Lessee's employees, and to all relevant documents and records regarding the matter as to which a responsibility, liability or obligation is asserted or which is the subject of any Proceeding; provided that such access may be conditioned or restricted as may be reasonably necessary to ensure compliance with law and the safety of personnel and facilities or to protect confidential or privileged information. All Indemnified Parties requesting such immediate access and cooperation shall endeavor to coordinate such efforts to result in as minimal interruption of the operation of the Leased Property as practicable. In addition to the aforesaid access, Lessor shall also have similar access upon prior written notice to Lessee in the event that Lessor requires such access in connection with a proposed sale or mortgage of the Leased Property or for any other reasonable purpose. Lessor hereby agrees to indemnify and hold harmless Lessee from and against any and all liabilities, costs, damages, charges, fees or expenses arising from or related to the access to or use of the Leased Property by a Lessor Indemnified Party pursuant to this
Section 8.3(e).

                  (f) The indemnification rights and obligations provided for in this Article VIII shall be in addition to any indemnification rights and obligations provided for elsewhere in this Lease.

                  (g) The indemnification rights and obligations provided for in this Article VIII shall survive the termination of this Agreement.

                  For purposes of this Section 8.3, all amounts for which any Indemnified Party seeks indemnification shall be computed net of (a) any actual income tax benefit resulting therefrom to such Indemnified Party, (b) any insurance proceeds received (net of tax effects) with respect thereto, and (c) any amounts recovered (net of tax effects) from any third parties based on claims the Indemnified Party has against such third parties which reduce the damages that would otherwise be sustained; provided that in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of damages. Each Indemnified Party agrees to use its reasonable efforts to pursue, or assign to Lessee or Lessor, as the case may be, any claims or rights it may have against any third party which would materially reduce the amount of damages otherwise incurred by such Indemnified Party.


                                   ARTICLE IX

                  9.1 Maintenance and Repair.

                  (a) Except as provided in Section 9.1(b), Lessee will keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto that are under Lessee's control, including windows and plate glass, parking lots, HVAC, mechanical, electrical and plumbing systems and equipment (including conduit and ductware), and non-load bearing interior walls, in good order and repair, except for ordinary wear and tear (whether or not the need for such repairs occurred as a result of Lessee's use, any prior use, the elements or the age of the Leased Property, or any portion thereof but subject to the obligation to make necessary and appropriate repairs and replacements as provided in this Section 9.1(a)), and, except as otherwise provided in Section 9.1(b), Article XIV, Article XV or Article XXXVIII, with reasonable promptness, make all necessary and appropriate repairs, replacements and improvements thereto of every kind and nature, whether interior or exterior, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Lease, or required by any governmental agency having jurisdiction over the Leased Property. Lessee, however, shall be permitted to prosecute claims against Lessor's predecessors in title for breach of any representation or warranty or for any latent defects in the Leased Property to be maintained by Lessee unless Lessor is already diligently pursuing such a claim. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use (except to the extent such actions are the responsibility of Lessor pursuant to Section 9.1(b), Article XIV, Article XV or
Article XXXVIII). If Lessee fails to make any required repairs or replacements after fifteen (15) days' notice from Lessor, or after such longer period as may be reasonably required provided that Lessee at all times diligently proceeds with such repair or replacement, then Lessor shall have the right, but shall not be obligated, to make such repairs or replacements on behalf of and for the account of Lessee. In such event, such work shall be paid for in full by Lessee as Additional Charges.

                  (b) Notwithstanding Lessee's obligations under Section 9.1(a) above but subject to the limitations on Lessor's obligations for Capital Expenditures set forth in Article XXXVIII, unless caused by Lessee's negligence or willful misconduct or that of its employees, contractors or agents, Lessor shall be required to make all Capital Expenditures. Except as set forth in the preceding sentence, Lessor shall not under any circumstances be required to build or rebuild any improvement on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, or to maintain the Leased Property in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted. Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanic's lien laws now or hereafter existing.

                  If Lessor fails to make any required Capital Expenditures after the expiration of all applicable notice and cure periods set forth in
Article XXXIX, then Lessee shall have the right, but not the obligation, to make such Capital Expenditures on behalf of and for the account of Lessor, whereupon Lessor shall reimburse Lessee therefor promptly upon receipt of all documentation evidencing such Capital Expenditure. Notwithstanding the foregoing, if Lessor shall fail to make any Emergency Expenditure after the expiration of all applicable notice and cure periods, Lessee shall have the right to terminate this Lease upon thirty(30) days' prior notice to Lessor, whereupon this Lease shall terminate and neither party shall have any further rights or obligations hereunder except for (i) Lessee's obligation to pay all Rent accrued through the termination date and (ii) any other obligations or indemnities herein expressly stated to survive the termination hereof.

                  (c) Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (1) constituting the request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (2) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, or any portion thereof.

                  (d) Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair in accordance with Section 9.1(a) above, or damage by casualty or Condemnation (subject to the obligation of Lessee or Lessor, as applicable, to restore or repair as set forth in this Lease).


                                    ARTICLE X

                  10.1 Alterations. Subject to first obtaining the written approval of Lessor, which shall not be unreasonably withheld (provided that the consent of the Holder of any Mortgage and the lessor under any Ground Lease, if required, has first been obtained), Lessee shall have the right, but not the obligation, to make such additions, modifications or improvements to the Leased Property from time to time as Lessee deems desirable for its permitted uses and purposes, provided that such action will not alter the character or purposes of the Leased Property or detract from the value or operating efficiency thereof and will not impair the revenue-producing capability of the Leased Property or adversely affect the ability of the Lessee to comply with the provisions of this Lease. All such work shall be performed in a first class manner in accordance with all applicable governmental rules and regulations and after receipt of all required permits and licenses. If reasonably required by Lessor all such work shall be covered by performance bonds issued by bonding companies reasonably acceptable to Lessor. The cost of such additions, modifications or improvements to the Leased Property shall be paid by Lessee, and all such additions, modifications and improvements shall, without payment by Lessor at any time, be included under the terms of this Lease and upon expiration or earlier termination of this Lease shall pass to and become the property of Lessor. Subject to the terms and provisions of Article XXXVIII, nothing in this Section 10.1 shall abrogate or limit Lessor's obligation to make the Capital Expenditures set forth in the approved Capital Budget.

                  10.2 Salvage. All materials which are scrapped or removed in connection with the making of repairs pursuant to Article IX or X shall be or become the property of Lessor or Lessee depending on which party is paying for or providing the financing of such work.

                  10.3 Lessor Alterations. Lessor shall have the right, without Lessee's consent, to make or cause to be made alterations to the Leased Property required in connection with (i) Emergency Situations, (ii) Legal Requirements,
(iii) maintenance of the Franchise Agreement, (iv) any Mortgage, (v) any Capital Improvement which Lessor has elected to build or install itself, as provided in
Section 3.5 hereof, or (vi) the performance by Lessor of its obligations under this Lease. Lessor shall further have the right, but not the obligation, to make such other additions to the Leased Property as it may reasonably deem appropriate during the term of the Lease, subject to Lessee's approval which shall not be unreasonably withheld. All such work unless necessitated by Lessee's acts or omissions or unless otherwise required to be performed by Lessee under this Lease (in which event work shall be paid for by Lessee) shall be performed at Lessor's expense and shall be done after reasonable notice to and coordination with Lessee, so as to minimize any disruptions or interference with the operation of the Facility. In the event such work materially interferes with the operation of the Facility, Base Rent shall be equitably abated. If Lessee withholds its consent to any additions or other work which Lessor has the right, but not the obligation, to make pursuant to the foregoing provisions of this Section 10.3, or if the extent of abatement of Rent cannot be agreed upon, the matter shall be referred to arbitration pursuant to the provisions of
Section 40.2.


                                   ARTICLE XI

                  11.1 Liens. Subject to the provision of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the

Leased Property resulting from the action or inaction of Lessee, or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Lease, (a) the matters, if any, included as exceptions or insured against in the title policy insuring Lessor's interest in the Leased Property, (b) restrictions, liens and other encumbrances which are consented to in writing by Lessor, (c) liens for those taxes which Lessee is not required to pay hereunder, (d) subleases permitted by Article XXI hereof, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements to the extent Lessee is responsible hereunder for such compliance so long as (1) the same are not yet delinquent or (2) such liens are in the process of being contested as permitted by Article XII, (f) liens of mechanics, laborers, suppliers or vendors for sums either disputed or not yet due provided that any such liens for disputed sums are in the process of being contested as permitted by Article XII hereof, and (g) liens and encumbrances created by Lessor.


                                   ARTICLE XII

                  12.1 Permitted Contests. Lessee shall have the right to contest the amount or validity of any Imposition to be paid by Lessee or any Legal Requirement or any lien, attachment, levy, encumbrance, charge or claim (any such Imposition, Legal Requirement, lien, attachment, levy, encumbrance, charge or claim herein referred to as "Claims") not otherwise permitted by
Article XI, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way to relieve, modify or extend Lessee's covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Article provided), on condition, however, that such legal proceedings shall not operate to relieve Lessee from its obligations hereunder and shall not cause the sale or loss of any portion of the Leased Property, or any part thereof, or cause Lessor or Lessee to be in default under any Mortgage or Ground Lease. Upon the request of Lessor, as security for the payment of such claims, Lessee shall either (i) provide a bond or other assurance reasonably satisfactory to Lessor (and to any Holder or ground lessor, if approval thereof is required by such Holder's Mortgage or by the Ground Lease, if applicable) that all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon and legal fees anticipated to be incurred in connection therewith will be paid, or (a) deposit within the time otherwise required for payment with a bank or trust company as trustee upon terms reasonably satisfactory to Lessor or with any Holder upon terms satisfactory to such Holder, money in an amount sufficient to pay the same, together with interest and penalties thereon and legal fees anticipated to be incurred in connection therewith, as to all Claims which may be assessed against or become a Claim on the Leased Property, or any part thereof, in said legal proceedings. Lessee shall furnish Lessor and any Holder and/or ground lessor with reasonable evidence of such deposit within five
(5) days of the same. Lessor agrees to join in any such proceedings if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee covenants to indemnify and save harmless Lessor from any such costs or expenses. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed. In the event that Lessee fails to pay any Claims when due or to provide the security therefor as provided in this paragraph and to diligently prosecute any contest of the same, Lessor may, upon ten days advance Notice to Lessee, pay such charges together with any interest and penalties and the same shall be repayable by Lessee to Lessor as Additional Charges at the next Payment Date provided for in this Lease. Lessor reserves the right to contest any of the Claims not pursued by Lessee at Lessor's expense. Lessor and Lessee agree to cooperate in coordinating the contest of any Claims.


                                  ARTICLE XIII

                  13.1 General Insurance Requirements.

                  (a) Coverages. During the Term of this Lease, the Leased Property shall at all times be insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to issue insurance in the State. The policies must name the party obtaining the policy as the insured and the other party as an additional named insured, and the Manager shall also be named as an additional insured under the coverages described in Sections 13.1(a)(iv) through (xi). The Holder of any Mortgage and the lessor under any Ground Lease shall be named as an additional insured and loss payee, to the extent required under the terms of such Mortgage and/or Ground Lease. Losses shall be payable, for the benefit of the respective insureds, to Lessor or Lessee as provided in this Lease (subject to the rights of the Holder of any Mortgage and the lessor under any Ground Lease). Any loss adjustment for coverage insuring multiple parties shall require the written consent of each of them, each acting reasonably and in good faith. Evidence of insurance shall be deposited with Lessor. The policies on the Leased Property, including the Leased Improvements, Fixtures and Lessee's Personal Property, shall at all times satisfy the requirements of the Franchise Agreement and of any Mortgage and Ground Lease (so long as Lessee has been furnished with a copy of any such Mortgage and Ground Lease) affecting the Leased Property, and at a minimum shall include:

                           (i) Building insurance on the "Special Form"
(formerly "All Risk" form) (including earthquake, flood and sink hole in reasonable amounts if and as determined by Lessor) in an amount not less than 100% of the then full replacement cost thereof (as defined in Section 13.2) or such other amount which is acceptable to Lessor, and personal property insurance on the "Special Form" in the full amount of the replacement cost thereof;

                           (ii) Insurance for loss and damage (direct and
indirect) from steam boilers, pressure vessels or similar apparatus, air conditioning systems, piping and machinery, and sprinklers, if any, now or hereafter installed in the Facility, in the minimum amount of $5,000,000 or in such greater amounts as are then customary;

                           (iii) Loss of income insurance on the "Special Form",
in the amount of one year of Rent (based on the last Lease Year of operation or, to the extent the

Leased Property has not been operated for an entire 12-month Lease Year, based on the projected Rent for the balance of such Lease Year) for the benefit of Lessor;

                           (iv) Business interruption insurance on the "Special
Form" in the amount of one year of gross profit, for the benefit of Lessee including one year of management fees to Manager;

                           (v) Commercial general liability insurance, with
amounts not less than $1,000,000 combined single limit for each occurrence and $2,000,000 for the aggregate of all occurrences within each policy year, as well as excess liability (umbrella) insurance with limits of at least $25,000,000 per occurrence, covering each of the following: bodily injury, death, or property damage liability per occurrence, personal and advertising injury, general aggregate, products and completed operations, with respect to Lessor, Lessee and Manager, and "all risk legal liability" (including liquor law or "dram shop" liability, if liquor or alcoholic beverages are served on the Leased Property) with respect to Lessor, Lessee and Manager;

                           (vi) Fidelity bonds or blanket crime policies with
limits and deductibles as may be reasonably determined by Lessor, covering Lessee's or Manager's employees in job classifications normally bonded under prudent hotel management practices in the United States or otherwise required by law;

                           (vii) Workers' compensation insurance to the extent
necessary to protect Lessor, Lessee and Manager and the Leased Property against Lessee's or Manager's worker's compensation claims to the extent required by applicable state laws;

                           (viii) Comprehensive form vehicle liability insurance
for owned, non-owned and hired vehicles, in the amount of $1,000,000;

                           (ix) Garagekeeper's legal liability insurance
covering both comprehensive and collision-type losses with a limit of liability in keeping with prudent hotel management practice;

                           (x) Innkeeper's legal liability insurance covering
property of guests while on the Leased Property for which Lessor is legally responsible (other than property in a safe deposit box), with a limit of not less than $5,000 for any one occurrence or $25,000 in the aggregate;

                           (xi) Safe deposit box legal liability insurance
covering property of guests while in a safe deposit box on the Leased Property for which Lessor is legally responsible, with a limit of not less than $100,000 for any one occurrence; and

                           (xii) Insurance covering such other liabilities or
hazards (such as plate glass or other common risks) and in such amounts as may be (A) required by a Holder or (B) customary for comparable properties in the area of the Leased Property and is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the State at rates which are economically practicable in relation to the risks covered as may be reasonably determined by Lessor.

                  (b) Responsibility for Insurance. Lessee shall obtain the insurance and pay the premiums for the coverages described in Sections 13.1(a)(iv) through (xi). Lessor shall obtain the insurance and pay the premiums for the coverage described in Sections 13.1(a)(i) and (ii), provided that Lessee shall reimburse Lessor immediately after demand therefor for any premiums paid by Lessor for the coverages required under Sections 13.1(a)(i) and (ii) to the extent that the premiums relate to coverages for property owned by Lessee or coverages which benefit Lessee or Manager. Lessor shall obtain the insurance, but Lessee shall pay (or reimburse Lessor) for the premium, for the coverage described in Section 13.1(a)(iii). Insurance required by Section 13.1(a)(xii) shall be obtained and paid for by Lessor to the extent that it relates to risks of the type covered by the insurance obtained pursuant to Section 13.1(a)(i) and
(ii), and obtained and paid for by Lessee if it relates to risks of the type covered by the insurance obtained pursuant to Sections 13.1(a)(v) through (xi). The party responsible for the premium for any insurance coverage shall also be responsible for any and all deductibles and self-insured retentions in connection with such coverages. In the event that either party can obtain comparable insurance coverage required to be carried by the other party from comparable insurers and at a cost significantly less than that at which such other party can obtain such coverage, the parties shall cooperate in good faith to obtain such coverage at the lower cost and shall allocate the premiums therefor in accordance with the provisions of the first sentence of this Section 13.1(b).

                  13.2 Replacement Cost. The term "full replacement cost" as used herein shall mean the actual replacement cost of the Leased Property requiring replacement from time to time including an increased cost of construction endorsement, if available, and the cost of debris removal. In the event either party believes that full replacement cost has increased or decreased at any time during the Lease Term, it shall have the right to have such full replacement cost redetermined.

                  13.3 Waiver of Subrogation. All insurance policies carried by Lessor or Lessee covering the Leased Property, the Fixtures, the Facility or Lessee's Personal Property, including, without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party and Manager to the extent available without additional cost, provided, however, if there is an additional cost, the other party may, but shall not be obligated to, pay the same, whereupon such waiver shall be obtained.

                  13.4 Form Satisfactory, etc. All of the policies of insurance referred to in this Article XIII shall be written in a form, with deductibles and by insurance companies satisfactory to Lessor and Lessee and shall satisfy the requirements of any Ground Lease, Mortgage, and Franchise Agreement. The party responsible for obtaining any policy shall pay all of the premiums therefor, and deliver copies of such policies or certificates thereof to the other party prior to their effective date (and, with respect to any renewal policy, not less than ten (10) days prior to the expiration of the existing policy), and in the event of the failure of the responsible party either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to the other party at the times required, such other party shall be entitled, but shall have no obligation, after not less than five
(5) days' Notice to the responsible party, to effect such insurance and pay the premiums therefor, and to be reimbursed for any such premiums upon written demand therefor. Each insurer mentioned in this Article XIII shall agree, by endorsement to the policy or policies issued by it, or by independent instrument furnished to the party not responsible hereunder for obtaining such policy, that it will give to such party not less than ten (10) days' prior written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled.

                  13.5 Increase in Limits. If either Lessor or Lessee at any time deems the limits of the personal injury or property damage under the comprehensive public liability insurance then carried to be either excessive or insufficient, Lessor and Lessee shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties fail to agree on such limits, the matter shall be referred to arbitration as provided for in Section
40.2. In no event, however, shall such limits fail to satisfy the requirements of the Franchise Agreement and of any Ground Lease or Mortgage.

                  13.6 Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Lessee or Lessor may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee or Lessor; provided, however, that the coverage afforded to Lessor, Lessee and Manager will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII are otherwise satisfied.

                  13.7 Separate Insurance. Neither Lessor nor Lessee shall on its own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor, are included therein as additional insureds, and the loss is payable under such additional separate insurance in the same manner as losses are payable under this Lease. Each party shall immediately notify the other party that it has obtained any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

                  13.8 Reports on Insurance Claims. Lessee shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents, all claims for damage relating to the ownership, operation, and maintenance of the Facility, and any damage or destruction to the Facility and the estimated cost of repair thereof and shall prepare any and all reports required by any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved, and a copy of all such reports shall be furnished to Lessor. Lessee shall not adjust, settle or compromise any insurance loss, or execute proofs of such loss, without Lessor's prior written consent in each instance, except that such consent shall not be required with respect to any single casualty or other event which does not exceed the amount of $10,000. Notwithstanding anything to the contrary set forth in this Section 13.8, with respect to any insurance loss under liability policies relating to any single liability claim, Lessee may adjust, settle or compromise any such loss without Lessor's consent so long as Lessee shall deliver to Lessor a release relinquishing Lessor from all liability under such claim.


                                   ARTICLE XIV

                  14.1 Insurance Proceeds. All proceeds of the insurance contemplated by Sections 13.1(a)(i) and (ii) payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article XIII of this Lease shall, subject to the terms of any Mortgage and/or Ground Lease, be paid to Lessor. If Lessor is not required to repair and restore, and the Lease is terminated as described in
Section 14.2, all such insurance proceeds shall be retained by Lessor except for any amount thereof paid with respect to Lessee's Personal Property, which shall be paid to Lessee. All salvage resulting from any risk covered by insurance shall belong to Lessor, except to the extent of salvage relating to Lessee's Personal Property, which shall be paid to Lessee. All proceeds of rental insurance contemplated by Section 13.1(a)(iii) shall be paid to Lessor.

                  14.2 Reconstruction in the Event of Damage or Destruction Covered by Insurance. Except as provided in Section 14.6, if during the Term the Leased Property is totally or partially destroyed by a risk covered by the insurance described in Section 13.1(a)(i) or (ii) and the Facility is not thereby rendered Unsuitable for its Primary Intended Use, Lessor shall restore the Facility to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Lease. Except as provided in Section 14.6, if during the Term the Leased Property is totally or partially destroyed by a risk covered by the insurance described in Section 13.1(a)(i) or (ii) and the Facility is thereby rendered Unsuitable for its Primary Intended Use, Lessor may, at Lessor's option, either
(1) restore the Facility to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of this Lease, or (2), subject to the provisions of Section 36.1, terminate this Lease.

                  14.3 Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. Except as provided in Section 14.6, if during the Term the Facility is totally or partially damaged or destroyed by a risk not covered by the insurance described in Section 13.1(a)(i) or (ii), whether or not such damage or destruction renders the Facility Unsuitable for its Primary Intended Use, Lessor may at its option either, (a) at Lessor's sole cost and expense, restore the Facility to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease, or (b) terminate this Lease. Notwithstanding the foregoing, if such damage or destruction is not material, Lessor shall, at Lessor's sole cost and expense, restore the Facility to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of the Lease, and such damage or destruction shall not terminate the Lease.

                  14.4 Lessee's Property and Business Interruption Insurance. All insurance proceeds payable by reason of any loss of or damage to any of Lessee's Personal Property and the business interruption insurance maintained for the benefit of Lessee shall be paid to Lessee; provided, however, no such payments shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Lessor hereunder.

                  14.5 Abatement of Rent. Any damage or destruction due to casualty notwithstanding, this Lease shall remain in full force and effect but Lessee's obligation to pay Base Rent shall abate during any period required for the applicable repair and restoration to the extent the Facility is Unsuitable for its Primary Intended Use (unless such damage was caused by Lessee's negligence or willful misconduct, and then only to the extent such Rent is not paid to Lessor from proceeds of insurance).


                                   ARTICLE XV

                  15.1 Definitions.

                  (a) "Condemnation" means a Taking resulting from (1) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (2) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

                  (b) "Date of Taking" means the date the Condemnor has the right to possession of the property being condemned.

                  (c) "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

                  (d) "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

                  15.2 Parties' Rights and Obligations. If during the Term there is any Condemnation of all or any part of the Leased Property or any interest in this Lease, the rights and obligations of Lessor and Lessee shall be determined by this Article XV, subject to the provisions of any Mortgage and/or Ground Lease.

                  15.3 Total Taking. If title to the fee of the whole of the Leased Property is condemned by any Condemnor, this Lease shall cease and terminate as of the Date of the Taking by the Condemnor. If title to the fee of less than the whole of the Leased Property is so taken or condemned, which nevertheless renders the Leased Property Unsuitable or Uneconomic for its Primary Intended Use, then either Lessee or Lessor shall have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this Lease as of the Date of Taking. Upon such date, if such Notice has been given, this Lease shall thereupon cease and terminate. All Base Rent, Participating Rent and Additional Charges paid or payable by Lessee hereunder shall be apportioned as of the Date of Taking, and Lessee and Lessor shall promptly pay the other any amounts due thereby.

                  15.4 Allocation of Award. Subject to the rights of the Holder of any Mortgage and the lessor under any Ground Lease, the total Award made with respect to the Leased Property or for loss of rent, or for Lessor's loss of business beyond the Term, shall be solely the property of and payable to Lessor. Any Award made for loss of Lessee's business during the remaining Term, if any, for the taking of Lessee's Personal Property, or for removal and relocation expenses of Lessee in any such proceedings shall be the sole property of and payable to Lessee. In any Condemnation proceedings Lessor and Lessee shall each seek its Award in conformity herewith, at its respective cost. Neither Lessor nor Lessee shall initiate, prosecute or acquiesce in any proceedings that may result in a diminution of any Award payable to the other, except that Lessor and Lessee shall equitably apportion their respective Awards to the extent that they can not comply with the provisions of this Section.

                  15.5 Partial Taking. If title to less than the whole of the Leased Property is condemned, and the Leased Property is still suitable for its Primary Intended Use, and not Uneconomic for its Primary Intended Use, or if Lessee or Lessor is entitled but neither elects to terminate this Lease as provided in Section 15.3, Lessor at its cost shall with all reasonable dispatch, but only to the extent of any condemnation awards made available to Lessor (and such additional sums agreed to be advanced by Lessor pursuant to the next sentence), restore the untaken portion of any Leased Improvements so that such Leased Improvements constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Improvements existing immediately prior to the Condemnation. If the condemnation awards are not adequate to restore the Facility as aforesaid, each of the Lessor and Lessee shall have the right to terminate this Lease, without in any way affecting any Other Leases for Other Properties then in effect, by giving Notice to the other; provided, however, that if such termination is by Lessee, Lessor shall have the right, in Lessor's sole discretion, to keep this Lease in full force and effect by providing, within thirty (30) days after Lessee's Notice of termination, a Notice to Lessee of Lessor's unconditional, legally binding obligation to be responsible for all restoration costs in excess of the condemnation awards. Lessor shall in good faith seek a fair and equitable allocation of any Award among restoration, taken Leasehold Improvements and other elements. Lessor shall contribute to the cost of restoration that part of its Award specifically allocated to such restoration, together with severance and other damages awarded for the taken Leased Improvements; provided, however, that the amount of such contribution shall not exceed such cost. In the event of a partial taking affecting the Fair Market Value of the Leased Property, after which this Lease shall not be terminated, the Base Rent shall be partially abated in a manner and to an extent that is fair, just and equitable to both Lessee and Lessor, taking into consideration, among other relevant factors, the number of usable rooms, or the revenues affected by such partial taking. If Lessor and Lessee are unable to agree upon the amount of such abatement within thirty (30) days after such partial taking, the matter may be submitted by either party to arbitration in accordance with Section 40.1 below for resolution.

                  15.6 Temporary Taking. If the whole or any part of the Leased Property or of Lessee's interest under this Lease is condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Lessee shall continue to pay Rent, in the manner and at the times herein specified; provided, however, that if the whole or a material portion of the Leased Property is so taken, Lessee shall pay Base Rent, but only to the extent of the net (i.e. after deduction of all costs, expenses, and other obligations attendant to such Condemnation have been paid) Award made to Lessee for such Condemnation allocable to the Term of this Lease, and to the extent of the remaining balance, if any, of such net Award (after payment of Base Rent), Lessee shall pay Participating Rent at a rate equal to the average Participating Rent during the last three preceding Lease Years (or if three Lease Years shall not have elapsed, the average during the preceding Lease Years). Except only to the extent that Lessee may be prevented from so doing pursuant to the terms of the order of the Condemnor, Lessee shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of the Lessee to be performed and observed, as though such Condemnation had not occurred. In the event of any Condemnation as in this Section 15.6 described, the entire amount of any Award made for such Condemnation allocable to the Term of this Lease, whether paid by way of damages, rent or otherwise, shall be paid to Lessee. Lessee covenants that upon the termination of any such period of temporary use or occupancy it will, to the extent that its Award is sufficient therefor and subject to Lessor's contribution as set forth below, restore the Leased Property as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Condemnation, unless such period of temporary use or occupancy extends beyond the expiration of the Term, in which case Lessee shall not be required to make such restoration. If restoration is required hereunder, Lessor shall, having sought a fair and equitable allocation as provided in Section 15.5 above, contribute to the cost of such restoration that portion of its entire Award that is specifically allocated to such restoration in the judgment or order of the court, if any.


                                   ARTICLE XVI

                  16.1 Events of Default. Any one or more of the following events shall constitute an Event of Default hereunder:

                  (a) if Lessee fails to make any payment of Base Rent, Participating Rent or Additional Charges within ten (10) days after receipt by the Lessee of Notice from Lessor that the same has become due and payable; or

                  (b) if Lessee fails to observe or perform any other term, covenant or condition of this Lease and such failure is not curable, or if curable is not cured by Lessee within a period of 30 days after receipt by the Lessee of Notice thereof from Lessor, unless such failure is curable but cannot with due diligence be cured within a period of 30 days, in which case it shall not be deemed an Event of Default if (i) Lessee, within such 30 day period, proceeds with due diligence to commence to cure the failure and thereafter diligently completes the curing thereof within 180 days, and (ii) the failure does not result in a notice or declaration of default under any material contract or agreement to which Lessor, the Company, or any Affiliate of either of them is a party or by which any of their assets are bound; or

                  (c) if Lessee shall (i) be generally not paying its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make a general assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets, (v) be adjudicated insolvent or (vi) take corporate action for the purpose of any of the foregoing; or if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by Lessee, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Lessee, or if any petition for any such relief shall be filed against Lessee and such order or petition shall not be rescinded or dismissed within one hundred twenty (120) days; or

                  (d) if Lessee is liquidated or dissolved, or commences proceedings toward such liquidation or dissolution, or, in any manner, ceases to do business or permits the sale or divestiture of all or substantially all of its assets; or

                  (e) if the estate or interest of Lessee in the Leased Property or any part thereof is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any Proceeding, except where Lessee is contesting and is diligently prosecuting the contest of such lien or attachment in good faith in accordance with the terms of this Agreement; or

                  (f) if, except as a result of and to the extent required by damage, destruction, Condemnation or Unavoidable Delay, Lessee voluntarily ceases operations on the Leased Property for a period in excess of three (3) days; or

                  (g) unless otherwise provided in Section 37.1 hereof, if notice of a default or an event of default has been given by the franchisor under the Franchise Agreement with respect to the Facility as a result of any action or failure to act by the Lessee or Manager, which default or event of default is not cured within applicable cure periods and does not arise from Lessor's breach of any of its obligations under this Lease which are required to maintain the Franchise

Agreement in effect; provided that if Lessee is in good faith disputing an assertion of default by the franchisor or is proceeding diligently to cure such default, there shall be no default or event of default pursuant to this Section 16.1(g) for such reasonable period of time as Lessee continues to dispute in good faith or diligently proceeds to cure and so long as the Facility continues to be operated under the Franchise Agreement; or

                  (h) if an Event of Default occurs under any of the Other
Leases.

                  An Event of Default under this Section 16.1 shall, at the option of Lessor, constitute an Event of Default under all of the Other Leases.

                  No Event of Default (other than a failure to make a payment of money) shall be deemed to exist under Section 16.1(b) during any time the curing of a failure described in Section 16.1(b) is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Lessee proceeds to remedy such failure as provided in Section 16.1(b) without further delay.

                  If litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith.

                  16.2 Remedies. Upon the occurrence of an Event of Default, Lessor shall have the right, at Lessor's option, to elect to do any one or more of the following without further notice or demand to Lessee: (a) terminate this Lease, in which event Lessee shall immediately surrender the Leased Property and the Inventory to Lessor, and, if Lessee fails to so surrender, Lessor shall have the right, without notice, to enter upon and take possession of the Leased Property and the Inventory and to expel or remove Lessee and its effects without being liable for prosecution or any claim for damages therefor, to the extent permitted by applicable law; and Lessee shall, and hereby agrees to, indemnify Lessor for all loss and damage which Lessor suffers by reason of such termination, including without limitation, damages in an amount equal to the total of (1) the reasonable costs of recovering the Leased Property and the Inventory in the event that Lessee does not promptly surrender the same, and all other reasonable expenses incurred by Lessor in connection with Lessee's default, including without limitation the following: (i) expenses for cleaning, repairing or restoring the Leased Property; (ii) expenses for removing, transporting, and storing any of Lessee's property left at the Leased Property (although Lessor shall have no obligation to remove, transport, or store any such property); (iii) expenses of reletting the Leased Property including without limitation, brokerage commissions and reasonable attorneys' fees; (iv) reasonable attorneys' fees and court costs; and (v) costs of carrying the Leased Property such as repairs, maintenance, taxes and insurance premiums, utilities and security precautions (if any); (2) the worth at the time of award of the unpaid Rent which had been earned at the time of termination; (3) the worth at the time of award of the amount by which the Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; (4) the worth at the time of award (computed by discounting at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of the amount by which the Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; and (5) all other sums of money and damages owing by Lessee to Lessor; or (b) enter upon and take possession of the Leased Property without terminating this Lease and without being liable to prosecution or any claim for damages therefor, to the extent permitted by applicable law, and, if Lessor elects, relet the Leased Property on such terms as Lessor deems advisable, in which event Lessee shall pay to Lessor on demand the reasonable cost of repossessing the Leased Property and any deficiency between the Rent payable hereunder (including Participating Rent as determined below) and the rent paid under such reletting; provided, however, that Lessee shall not be entitled to any excess payments received by Lessor from such reletting. Lessor's failure to relet the Leased Property shall not release or affect Lessee's liability for Rent or for damages; or (c) enter the Leased Property without terminating this Lease and without being liable for prosecution or any claim for damages therefor, and maintain the Leased Property and repair or replace any damage thereto or do anything for which Lessee is responsible hereunder. Lessee shall reimburse Lessor immediately upon demand for any expense which Lessor incurs in thus effecting Lessee's compliance under this Lease, and Lessor shall not be liable to Lessee for any damages with respect thereto. Notwithstanding anything herein to the contrary, Lessee shall not be liable to Lessor for consequential, punitive or exemplary damages.

                  The rights granted to Lessor in this Section 16.2 shall be cumulative of every other right or remedy provided in this Lease or which Lessor may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Lessor by reason of any Event of Default under this Lease.

                  Participating Rent for the purposes of this Section 16.2 shall be a sum equal to (i) the average of the annual amounts of the Participating Rent for the three 12-month Lease Years immediately preceding the Lease Year in which the termination, re-entry or repossession takes place, or (ii) if three 12-month Lease Years shall not have elapsed, the average of the Participating Rent during the preceding 12-month Lease Years during which the Lease was in effect, or (iii) if one 12-month Lease Year has not elapsed, the amount derived by annualizing the Participating Rent from the effective date of this Lease.

                  16.3 Waiver. Lessee waives, to the extent permitted by applicable law, any rights of redemption available to Lessee upon the occurrence of an Event of Default. Each party waives, to the extent permitted by applicable law, any right to a trial by jury in any proceedings brought by either party to enforce the provisions of this Lease, including, without limitation, proceedings to enforce the remedies set forth in this Article XVI. Lessee waives, to the extent permitted by applicable law, the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt, and Lessor waives, to the extent permitted by applicable law, any right to assert an "alter ego" of Lessee or its partners or to "pierce the corporate veil" of Lessee or its partners other than to the extent funds shall have been inappropriately paid following a default resulting in an Event of Default to any Person directly or indirectly having an ownership interest in Lessee.

                  16.4 Application of Funds. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order that Lessor may determine or as may be prescribed by the laws of the State.


                                  ARTICLE XVII

                  17.1 Lessor's Right to Cure Lessee's Default. If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease including, without limitation, Lessee's failure to comply with the terms of any Franchise Agreement, and fails to cure the same within the relevant time periods, if any, provided in Section 16.1, Lessor, without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter upon Notice to Lessee make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and, subject to Section 16.2, take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.


                                  ARTICLE XVIII

                  18.1 Personal Property Limitation. Anything contained in this Lease to the contrary notwithstanding, the average of the adjusted tax bases of the items of Lessor's personal property that are leased to the Lessee under this Lease at the beginning and at the end of any Lease Year shall not exceed fifteen percent (15%) of the average of the aggregate adjusted tax bases of the Leased Property at the beginning and at the end of such Lease Year (the "Personal Property Limitation"). Lessor and Lessee shall at all times cooperate in good faith and use their best efforts to permit Lessor to comply with the Personal Property Limitation, which compliance may include, by way of example only and not by way of limitation, the purchase by Lessee at Fair Market Value of personal property in excess of the Personal Property Limitation and an equitable reduction of the Rent payable by Lessee. The consideration for any such purchase may be evidenced by and paid in accordance with an FF&E Note. All such compliance shall be effected in a manner which has no material net economic detriment to Lessee and will not jeopardize the Company's status as a real estate investment trust under the applicable provisions of the Code. This Section 18.1 is intended to ensure that the Rent qualifies as "rents from real property," within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent.

                  18.2 Sublease Rent Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the Rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

                  18.3 Sublease Lessee Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person in which the Company owns, directly or indirectly, a ten percent (10%) or more interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto.

                  18.4 Lessee Ownership Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessor shall not take, or permit an Affiliate of Lessor to take, any action that would cause the Company to own, directly or indirectly, a ten percent (10%) or more interest in the Lessee within the meaning of Section 856(d)(2)(B) of the Code, including applicable attribution rules provide in Sections 856(d) and 318(a) of the Code, or any similar or successor provision thereto. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not take, or permit an Affiliate of Lessee to take, any action that would cause the Company to own, directly or indirectly, a ten percent (10%) or more interest in the Lessee within the meaning of Section 856(d)(2)(B) of the Code, including applicable attribution rules provide in Sections 856(d) and 318(a) of the Code, or any similar or successor provision thereto.

                  18.5 Lessee Net Worth. At all times during the Term of this Lease, Lessee shall maintain a Net Worth in an amount equal to or greater than the annual "base rent" under the Total Lease then in effect which provides for the highest annual base rent.


                                   ARTICLE XIX

                  19.1 Holding Over. If Lessee for any reason remains in possession of the Leased Property after the expiration or earlier termination of the Term, such possession shall be as a tenant at sufferance during which time Lessee shall pay as rental each month two times the aggregate of (a) one-twelfth (1/12th) of the aggregate Base Rent and Participating Rent payable with respect to the last Lease Year of the Term, (b) all Additional Charges accruing during the applicable month and (c) all other sums, if any, payable by Lessee under this Lease with respect to the Leased Property. During such period, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right to the extent given by law to tenancies at sufferance, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.


                                   ARTICLE XX

                  20.1 Indemnification. Lessee will protect, indemnify, hold harmless and defend Lessor Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) to the extent permitted by law, EXCLUDING THOSE RESULTING FROM A LESSOR INDEMNIFIED PARTY'S NEGLIGENCE OR WILLFUL MISCONDUCT, imposed upon or incurred by or asserted against Lessor Indemnified Parties by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks during the Term, including without limitation any claims under liquor liability, "dram shop" or similar laws, (b) any present or future use, misuse, non-use, condition, management, maintenance or repair by Lessee or any of its agents, employees or invitees of the Leased Property or Lessee's Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which a Lessor Indemnified Party is made a party or participant related to such use, misuse, non-use, condition, management, maintenance, or repair thereof by Lessee or any of its agents, employees or invitees, including any failure of Lessee or any of its agents, employees or invitees to perform any obligations under this Lease or imposed by applicable law (other than arising out of Condemnation proceedings and save and except any capital improvements mandated by law which shall be the responsibility of Lessor), (c) any Impositions that are the obligations of Lessee pursuant to the applicable provisions of this Lease, (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease on the part of Lessee to be performed or complied with, and (e) the nonperformance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the landlord thereunder.

                  Lessor shall indemnify, save harmless and defend Lessee Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses imposed upon or incurred by or asserted against Lessee Indemnified Parties as a result of (a) the negligence or willful misconduct of a Lessor Indemnified Party arising in connection with this Lease or (b) any failure on the part of the Lessor to perform or comply with any of the terms of this Lease or (c) any events occurring subsequent to the expiration or earlier termination of this Lease.

                  Any amounts that become payable by an Indemnifying Party under this Section shall be paid within ten days after liability therefor on the part of the Indemnifying Party is determined by litigation or otherwise, and if not timely paid, shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Any such amounts shall be reduced by insurance proceeds received and any other recovery (net of costs) obtained by the Indemnified Party. An Indemnifying Party, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against the Indemnified Party. The Indemnified Party, at its expense, shall be entitled to participate in any such claim, action, or proceeding, and the Indemnifying Party, at its expense, shall be entitled to participate in any such claim, action, or proceeding, and the Indemnifying Party may not compromise or otherwise dispose of the same without the consent of the Indemnified Party, which may not be unreasonably withheld. Nothing herein shall be construed as indemnifying a Lessor Indemnified Party against its own negligent acts or omissions or willful misconduct.

                  Lessee's or Lessor's liability for a breach of the provisions of this Article shall survive any termination of this Lease.


                                   ARTICLE XXI

                  21.1 Subletting, Assignment and Change in Control. Subject to the provisions of Article XVIII, Section 21.2 and any other express consents, conditions, limitations or other provisions set forth herein, Lessee shall not, either directly or indirectly, assign this Lease or hereafter sublease all or any part of the Leased Property, or mortgage, pledge or encumber this Lease, or the Lessee's leasehold estate in and to the Land or the Leased Improvements or any portion thereof, without first obtaining the prior written consent of Lessor, which consent may be granted or withheld in Lessor's sole and absolute discretion. Notwithstanding the foregoing, Lessor's consent shall not be unreasonably withheld for any sublease of a retail portion (excluding a restaurant portion) of the Leased Improvements, provided that (i) the annual rent to be derived from such sublease does not equal or exceed five percent (5%) of Gross Revenues for the preceding Lease Year, and (ii) in Lessor's judgment reasonably exercised, such sublease will not materially and adversely change the character of the Facility. In the case of a permitted subletting, the sublease shall comply with the provisions of Section 21.2, and in the case of a permitted assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be, and become, jointly and severally liable with Lessee for the performance thereof. In case of either an assignment or subletting made during the Term, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. An original counterpart of any such sublease or assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance satisfactory to Lessor, shall be delivered promptly to Lessor. Notwithstanding anything contained in this Lease to the contrary, Lessee shall not enter into any sublease which sublease would have the effect of producing income for the Lessor that is not "rents from real property" as such term is defined in Section 856(d) of the Code.

                  21.2 Attornment. Lessee shall insert in each future sublease permitted under Section 21.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder,
(b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease, and (c) if the sublessee receives a written Notice from Lessor or Lessor's assignees, if any, stating that an uncured Event of Default exists under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rentals received from the sublessee by Lessor or Lessor's assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease.


                                  ARTICLE XXII

                  22.1 Officer's Certificates; Financial Statements; Lessor's Estoppel Certificates and Covenants.

                  (a) At any time and from time to time upon not less than ten
(10) days Notice by Lessor, Lessee will furnish to Lessor an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, whether to the knowledge of Lessee there is any existing default or Event of Default hereunder by Lessor or Lessee, and such other information as may be reasonably requested by Lessor. Any such certificate furnished pursuant to this Section may be relied upon by Lessor, any lender, any underwriter and any prospective purchaser of the Leased Property.

                  (b) Lessee will furnish the following statements and operating information to Lessor:

                           (1) within thirty-five (35) days after each quarter
of any fiscal year (or, in the case of the final quarter in any fiscal year, within eighty (80) days), the most recent Consolidated Financials, as well as a financial statement of Lessee prepared in accordance with GAAP and certified by the chief financial officer of Lessee (which financial statement shall also include a statement of Lessee's Net Worth and Tangible Net Worth as of the date thereof);

                           (2) with reasonable promptness, such other
information respecting the financial condition, operations and affairs of Lessee and the Leased Property (A) as Lessor or the Company may be required or may deem desirable in its reasonable discretion to file with or provide to the SEC or any other governmental agency or any other Person, all in the form, and either audited or unaudited, as Lessor may request in Lessor's reasonable discretion and all to be prepared at Lessor's expense to the extent that such information is not otherwise maintained by Lessee in the normal course of its business.

                           (3) at intervals specified by the Lessor, a report of
revenues, by department for the then current month which shall compare actual revenues to the prior year period. Such revenue report shall contain the adjusted daily rate, occupancy, RevPAR, the total Food and Beverage Sales, Room Revenues and Other Income of the Leased Property. Such revenue report shall also contain the revenue budget for the month and a new revenue forecast for the month. In addition, Lessee will inform Lessor of any material changes to the revenue budget for the two months immediately following the then current month;

                           (4) on the tenth (10th) day of each month, a monthly
lease calculation of the prior month, prepared in the format required by Lessor and forwarded to Lessor, reflecting the revenues at the Facility, by department, and the actual lease calculation for the month and year to date;

                           (5) at the end of each of March, June and September
of each year, Lessor may engage the Auditor, at Lessor's expense, to review the revenues of the Facility and the monthly Lease calculations. Any such review shall be completed by the twentieth (20th) day following the end of each of March, June and September of each year, as applicable, and the Auditor shall provide Lessor with a letter stating that the review has been completed and such letter shall also state whether any material errors were found and the nature of such errors. The quarterly operating statements reviewed at such dates prepared by the Manager, shall be accompanied by explanations of any variances, which explanations shall be in a form suitable for use in the Securities and Exchange Commission ("SEC") required disclosure analysis;

                           (6) in January of each year, Lessor may engage the
Auditor, at Lessor's expense, to review the revenues of the Facility and the monthly Lease calculations. Any such review shall be completed by the twentieth
(20th) day of January of each year and the Auditor shall provide Lessor with a letter stating that the review has been completed and such letter shall also state whether any material errors were found and the nature of such errors. A complete audit financial package must be provided to Lessor by the tenth (10th) Business Day of February of each year. The quarterly operating statement reviewed at such date, prepared by Manager, shall be accompanied by explanations of any variances, which explanations shall be in a form suitable for use in the SEC required disclosure analysis; and

                           (7) within ten (10) days of Lessee's receipt thereof,
any inspection reports or notices of default received from the franchisor under the Franchise Agreement.

                  (c) Lessee shall at all times during the term of this Lease, at no cost or expense to Lessee, cooperate with Lessor's accountants and provide them with access to all financial and other information relating to Lessee and the Leased Property, and access to Lessee's accountants, work papers and to otherwise assist in minimizing the cost of the audit, sufficient to enable the Company to prepare audited financial statements in conformity with Regulation S-X of the SEC and to enable the Company to satisfy its reporting obligations under the Securities Exchange Act of 1934, as amended, or to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of the Company and/or its Affiliates and Lessee shall execute any representation letters reasonably requested by Lessor's accountants in connection with the foregoing.

                  (d) At any time and from time to time upon not less than ten
(10) days notice by Lessee, Lessor will furnish to Lessee or to any person designated by Lessee an estoppel certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which Rent has been paid, whether to the knowledge of Lessor there is any existing default or Event of Default on Lessee's part hereunder, and such other information as may be reasonably requested by Lessee. Any such certificate furnished pursuant to this section may be relied upon by Lessee, any lender, any underwriter and any purchaser of the assets of Lessee.


                                  ARTICLE XXIII

                  23.1 Lessor's Right to Inspect. Lessee shall permit Lessor and its authorized representatives as frequently as reasonably requested by Lessor to inspect the Leased Property and Lessee's accounts and records pertaining thereto and make copies thereof, during usual business hours upon reasonable advance notice, subject only to any business confidentiality requirements reasonably requested by Lessee. In conducting such inspections Lessor shall not unreasonably interfere with the conduct of Lessee's business. Lessee will provide customary gratuitous accommodations, services and amenities at the Leased Property to Lessor and its authorized representatives in connection with such inspections.


                                  ARTICLE XXIV

                  24.1 No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.


                                   ARTICLE XXV

                  25.1 Remedies Cumulative. To the extent permitted by law but subject to Article XXXIX and any other provisions of this Lease expressly limiting the rights, powers and remedies of either Lessor or Lessee, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.


                                  ARTICLE XXVI

                  26.1 Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor, and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.


                                  ARTICLE XXVII

                  27.1 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person or entity may acquire, own or hold, directly or indirectly: (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (ii) the Lessor's estate in the Leased Property.

                                 ARTICLE XXVIII

                  28.1 Conveyance by Lessor. Lessor shall have the unrestricted right to mortgage or otherwise convey the Leased Property to a Holder. If Lessor conveys the Leased Property in accordance with the terms hereof other than to a Holder, and the grantee or transferee of the Leased Property expressly assumes all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, Lessor shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

                  28.2 Mortgages. Without the consent of Lessee, Lessor may from time to time, directly or indirectly, create or otherwise cause to exist deeds to secure debt, deeds of trust, mortgages, heretofore or hereafter granted by Lessor or which otherwise encumber or affect the Leased Property and to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements, substitutions, and extensions thereof (all of which are herein called the "Mortgage"). This Lease and Lessee's interest hereunder shall at all times be subject and subordinate to the lien and security title of any Mortgage, provided, however, that for any new Mortgages granted by Lessor (i.e., excluding any Mortgages encumbering the Leased Property upon the commencement of this Lease, including any renewals, modifications, consolidations, replacements, substitutions and extensions thereof) such subordination is conditioned upon delivery to Lessee of a subordination, nondisturbance and attornment agreement, in form and substance reasonably satisfactory to Lessee and Holder, which agreement shall provide, among other things, that, provided an Event of Default is not then continuing under this Lease, Lessee (i) shall be entitled to receive all Gross Revenues of the Facility, and (ii) shall not be disturbed in its possession of the Leased Property hereunder following a foreclosure of such Mortgage. In confirmation of such subordination Lessee shall, at Lessor's request, promptly execute, acknowledge and deliver any instrument which may be required to evidence subordination to any such Mortgage and to the Holder thereof. In the event of Lessee's failure to deliver such subordination and if the Mortgage does not change any term of this Lease, Lessor may, in addition to any other remedies for breach of covenant hereunder, execute, acknowledge, and deliver the instrument as the agent or attorney-in-fact of Lessee, and Lessee hereby irrevocably constitutes Lessor its attorney-in-fact for such purpose, Lessee acknowledging that the appointment is coupled with an interest and is irrevocable.

                  Lessee shall, upon the request of Lessor or any existing or future Holder, (i) provide Holder with copies of all licenses, permits, occupancy agreements, operating agreements, leases, contracts and similar agreements reasonably requested in connection with any existing or proposed financing of the Leased Property, and (ii) execute, or cause the Manager or other appropriate party to execute, such estoppel agreements and collateral assignments with respect to the Facility's liquor license and any of the other aforementioned agreements as Holder may reasonably request in connection with any such financing, provided that no such estoppel agreement or collateral assignment shall in any way affect the Term or affect adversely in any material respect any rights of Lessee under this Lease.

                  No act or failure to act on the part of Lessor which would entitle Lessee under the terms of this Lease, or by law, to be relieved of any of Lessee's obligations hereunder (including, without limitation, its obligation to pay Rent) or to terminate this Lease, shall result in a release or termination of such obligations of Lessee or a termination of this Lease unless, subject to the provisions of the next succeeding paragraph: (i) Lessee shall have first given written notice of Lessor's act or failure to act to the Holder, specifying the act or failure to act on the part of Lessor which would give basis to Lessee's rights; and (ii) the Holder, after receipt of such notice, shall have failed or refused to correct or cure the condition complained of within a reasonable time thereafter (in no event more than sixty (60) days), provided that such cure period shall include a reasonable time for such Holder to obtain possession of the Leased Property, if possession is reasonably necessary for the Holder to correct or cure the condition, or to foreclose such Mortgage, if the Holder notifies the Lessee of its intention to take possession of the Leased Property or to foreclosure such Mortgage and commences necessary foreclosure actions within said sixty (60) days, unconditionally commits to correct or cure such condition, and diligently pursues such cure to completion. If such Holder is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction or any bankruptcy, debtor rehabilitation or insolvency proceedings involving Lessor from commencing or prosecuting foreclosure or other appropriate proceedings in the nature thereof, provided however, that the Lease shall continue to be in full force and effect, the times for commencing or prosecuting such foreclosure or other proceedings shall be extended for the period of such prohibition.

                  Lessee shall deliver by notice delivered in the manner provided in Article XXX to any Holder who gives Lessee written notice of its status as a Holder, at such Holder's address stated in the Holder's written notice or at such other address as the Holder may designate by later written notice to Lessee, a duplicate copy of any and all notices regarding any default which Lessee may from time to time give or serve upon Lessor pursuant to the provisions of this Lease. Copies of such notices given by Lessee to Lessor shall be delivered to such Holder simultaneously with delivery to Lessor. No such notice by Lessee to Lessor hereunder shall be deemed to have been given unless and until a copy thereof has been mailed to such Holder.

                  At any time, and from time to time, upon not less than ten
(10) days' notice by a Holder to Lessee, Lessee shall deliver to such Holder an estoppel certificate certifying as to the information required in paragraph (a) of Article XXII, and such other information as may be reasonably requested by such Holder. Any such certificate may be relied upon by such Holder.

                  Lessee shall cooperate in all reasonable respects, and, as generally described in Section 33.2 of this Lease, with any transfer of the Leased Property to a Holder that succeeds to the interest of Lessor in the Leased Property (including, without limitation, in connection with the transfer of any franchise, license, lease, permit, contract, agreement, or similar item to such Holder or such Holder's designee necessary or appropriate to operate the Leased Property), provided that all costs and expenses associated with such transfer shall be the responsibility of Lessor or Holder, as they shall choose. Lessor and Lessee shall cooperate in (i) including in this Lease by suitable amendment from time to time any provision which may be requested by any proposed lender, or may otherwise be reasonably necessary, to implement the provisions of this Article and (ii) entering into any further agreement with or at the request of any Holder which may be reasonably requested or required by such Holder in furtherance or confirmation of the provisions of this Article; provided, however, that any such amendment or agreement shall not in any way affect the Term nor affect adversely in any material respect any rights of Lessor or Lessee under this Lease.

                  Lessee acknowledges and agrees that Lessor may assign to a Holder, as further security for the obligations secured by its Mortgage, the rights, titles and interests assigned to Lessor by Lessee as security for this Lease, pursuant to Article XXXII.


                                  ARTICLE XXIX

                  29.1 Quiet Enjoyment. So long as Lessee pays all Rent as the same becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, in each case within the applicable grace and/or cure periods, if any, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor and not claiming by, through or under Lessee, but subject to all liens and encumbrances subject to which the Leased Property was conveyed to Lessor or hereafter consented to by Lessee or provided for herein. Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.


                                   ARTICLE XXX

                  30.1 Notices. All notices, demands, requests, consents approvals and other communications ("Notice" or "Notices") hereunder shall be in writing and shall be delivered by personal delivery, express mail, overnight courier or commercial overnight mail service, or registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                           (i)      if to Lessor at:

                                    1010 Wisconsin Avenue, N.W., Suite 650
                                    Washington, D.C. 20007
                                    Attention: Vice President - Legal

         with a copy to:            DeCampo, Diamond & Ash
                                    805 Third Avenue
                                    New York, New York  10022
                                    Attention: William H. Diamond, Esq.

                           (ii) if to Lessee at:

                                    c/o Oak Hill Capital Management, Inc.
                                    65 East 55th Street, 32nd Floor
                                    New York, New York  10022
                                    Attention: Bradford Bernstein

         with copies to:   (1)      O'Sullivan, Graev & Karabell, LLP
                                    30 Rockefeller Plaza
                                    New York, New York  10112
                                    Attention:  Brad Okun, Esq.

                           (2) MeriStar H & R Operating Company, L.P. 1010 Wisconsin Avenue, N.W., Suite 650 Washington, D.C. 20007
                                    Attention:  Christopher L. Bennett, Esq.

                           (3)      DeCampo, Diamond & Ash
                                    805 Third Avenue
                                    New York, New York  10022
                                    Attention: William H. Diamond, Esq.

or to such other address or addresses as either party may hereafter designate. Notice given by personal delivery, express mail, overnight courier or overnight mail service shall be effective on the day of timely delivery of such Notice to such company, and Notice given by registered or certified mail shall be complete at the time of deposit in the U.S. Mail system, but any prescribed period of Notice and any right or duty to do any act or make any response within any prescribed period or on a date certain after the service of such Notice given by registered or certified mail shall be extended five (5) days.


                                  ARTICLE XXXI

                  31.1 Appraisers. If it becomes necessary to determine the Fair Market Value of the Leased Property for any purpose of this Lease, then, except as otherwise expressly provided in this Lease, the party required or permitted to give Notice of such required determination shall include in the Notice the name of a person selected to act as appraiser on its behalf. Within ten (10) days after Notice, Lessor (or Lessee, as the case may be) shall by Notice to Lessee (or Lessor, as the case may be) appoint a second person as appraiser on its behalf. The appraisers thus appointed, each of whom must be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto) with at least five (5) years experience in the State appraising property similar to the Leased Property, shall, within ten (10) days after the date of the Notice appointing the second appraiser, proceed to appraise the Leased Property to determine the Fair Market Value thereof as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if only one appraiser shall have been so appointed, then the determination of such appraiser shall be final and binding upon the parties. If two appraisers are appointed and if the difference between the amounts so determined does not exceed five percent (5%) of the lesser of such amounts, then the fair market value or fair market rental shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined exceeds five percent (5%) of the lesser of such amounts, then such two appraisers shall have ten (10) days to appoint a third appraiser. If no such appraiser shall have been appointed within such ten (10) days or within sixty (60) days of the original request for a determination of fair market value or fair market rental, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the Fair Market Value within thirty (30) days after appointment of such appraiser. The determination of the appraiser which differs most in the terms of dollar amount from the determinations of the other two appraisers shall be excluded, and fifty percent (50%) of the sum of the remaining two determinations shall be final and binding upon Lessor and Lessee as the Fair Market Value of the Leased Property. This provision for determining by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.


                                  ARTICLE XXXII

                  32.1 Security - Assignment of Agreements. As security for Lessee's performance of the terms and provisions of this Lease, Lessee by executing and delivering this Lease has granted and hereby grants to Lessor, to the extent permitted by law and which will not result in a default under the Franchise Agreement, a security interest in all interests, agreements, contracts and other assets of Lessee related to the Leased Property including, without limitation, (i) Inventory, (ii) Lessee's Personal Property, (iii) all management, franchise, concession and license agreements (including the management or agency agreement with Manager, if any, and the Franchise Agreement, (iv) all of Lessee's right, title and interest in and to the rents, issues, profits, revenues, rights and benefits from the Leased Property and all leases affecting the Leased Property and the guaranties thereof and security deposits thereunder, and (v ) all of Lessee's right, title and interest in and to funds on deposit, accounts receivable, and income and revenues generated by the Leased Property or arising from the use or enjoyment of the Leased Property (collectively, the "Collateral"). If an Event of Default shall occur, Landlord, in addition to any other rights and remedies which it may have, shall have, and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code in effect in the State where the Leased Property is located, including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such other measures as Lessor may deem necessary for the care, protection and preservation of the Collateral. Upon request or demand of Lessor, Lessee shall at its expense assemble the Collateral and make it available to Lessor at a convenient place acceptable to Lessor. Lessee shall pay to Lessor on demand any and all reasonable expenses, including legal expenses and attorneys' fees incurred or paid by Lessor in protecting the interest in the Collateral and in enforcing the rights hereunder with respect to the Collateral. Any notice of sale, disposition or other intended action by Lessor with respect to the Collateral sent to Lessee in accordance with the provisions hereof at least five (5) days prior to such action, shall constitute commercially reasonable notice to Lessee unless otherwise required by law. Lessee shall execute such UCC financing statements and other documents as may be reasonably required by Lessor to perfect the security interest granted herein.

                                 ARTICLE XXXIII

                  33.1 Miscellaneous. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof is invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. If any late charges or any interest rate provided for in any provision of this Lease is based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at and limited to the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by a written instrument signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the State. Lessor shall not become or be deemed a partner or joint venturer with Lessee by reason of the provisions of this Lease.

                  33.2 Transition Procedures. Upon the expiration or termination of the Term of this Lease, for whatever reason, Lessor and Lessee shall do the following (and the provisions of this Section 33.2 shall survive the expiration or termination of this Lease until they have been fully performed) and, in general, shall cooperate in good faith to effect an orderly transition of the Facility. Nothing contained herein shall limit Lessor's rights and remedies under this Lease if such termination occurs as the result of an Event of Default.

                  (a) Transfer of Licenses. Upon the expiration or earlier termination of the Term, Lessee shall use its best efforts (i) to transfer to Lessor or Lessor's nominee all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities, that may be necessary for the operation of the Facility (collectively, "Licenses"), or (ii) if such transfer is prohibited by law or Lessor otherwise elects, to cooperate with Lessor or Lessor's nominee in connection with the processing by Lessor or Lessor's nominee of any applications for all Licenses, including Lessee continuing to operate the liquor operations under its licenses (in which case Lessor hereby agrees to indemnify and hold Lessee harmless as a result thereof, except for the negligence or willful misconduct of Lessee); provided, in either case, that the costs and expense of any such transfer or the processing of any such application shall be paid by Lessor or Lessor's nominee.

                  (b) Leases and Concessions. Lessee shall assign to Lessor or Lessor's nominee simultaneously with the termination of this Agreement, and the assignee shall assume, all leases, contracts, concessions agreements and agreements in effect with respect to the Facility then in Lessee's name; provided, however, that Lessor need not assume any contract whose term will expire more than one year after the date of the assignment by Lessee unless (i) Lessor has previously consented to the provisions of such contract (which consent shall not be unreasonably withheld), or (ii) this Agreement shall have been terminated by Lessor pursuant to the provisions of Article XXXVI.

                  (c) Books and Records. To the extent that Lessor has not already made or received copies thereof, all books and records (including computer records) for the Facility kept by Lessee pursuant to Section 3.6 shall be promptly made available to Lessor or Lessor's nominee for photocopying or other duplication.

                  (d) Receivables and Payables, etc. Lessee shall be entitled to retain all cash, bank accounts and house banks, and to collect all Gross Revenues and accounts receivable accrued through the termination date. Lessee shall be responsible for the payment of Rent, all operating expenses of the Facility and all other obligations of Lessee accrued under this Lease as of the termination date, and Lessor shall be responsible for all operating expenses of the Facility accruing after the termination date, and any such operating expenses relating to periods both prior to and after the termination date shall be prorated. Lessee shall surrender the Leased Property with the amount of Inventory required by Section 6.2(b), or otherwise pay Lessor for the amount of the Inventory Deficiency as provided in that Section.

                  (e) Hotel Employees. Upon the expiration or termination of this Lease, unless a different proration or allocation of these items was made between Lessor and Lessee on the commencement of this Lease, Lessee shall pay or cause to be paid, with respect to all of the employees working at the Facility (the "Hotel Employees"), all sums due or payable to them, for the period up to and including the termination date, all accrued (whether or not earned) wages, salaries, bonuses, vacation, sick, bereavement, personal and other similar days or benefits, workers' compensation, welfare benefits, deferred compensation, savings, pension, profit-sharing, 401K and other retirement plan payments, and similar payments, reimbursements or benefits, and Lessee expressly indemnifies Lessor and any successor employer of any or all of the Hotel Employees from and against any and all liability therefor. If any of the Hotel Employees are covered by a multi-employer pension plan for which there is withdrawal liability under Title IV of the Employee Retirement Income Security Act of 1974 as amended, and provided the termination of this Lease is not due to an Event of Default hereunder by Lessee, Lessor shall assume or shall cause the successor employer to assume such withdrawal liability.

                  33.3 Standard of Discretion. In any provision of this Lease requiring or permitting the exercise by Lessor or Lessee of such party's approval, election, decision, consent, judgment, determination or words of similar import (collectively, an "Approval"), such Approval may, unless otherwise expressly specified in such provision, be given or withheld in such party's reasonable discretion. Any Approval which by the terms of this Lease may not be unreasonably withheld shall also not be unreasonably delayed.

                  33.4 Action for Damages. In any suit or other claim brought by either party seeking damages against the other party for breach of its obligations under this Lease, the party against whom such claim is made shall be liable to the other party only for actual damages and not for consequential, punitive or exemplary damages.

                  33.5 Limitation on Liability. Notwithstanding any provision to the contrary contained in this Lease, none of the directors, officers, shareholders, partners, employees or agents of Lessee or Lessor shall have any personal liability with respect to this Lease and the matters covered by this Lease.


                                  ARTICLE XXXIV

                  34.1 Memorandum of Lease. Lessor and Lessee shall promptly upon the request of either enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the State in which reference to this Lease, and all options contained herein, shall be made. The party requesting the short form memorandum shall pay all costs and expenses of recording such memorandum of this Lease.


                                  ARTICLE XXXV

                            [Intentionally Omitted.]


                                  ARTICLE XXXVI

                  36.1 Lessor's Option to Terminate Lease.

                           (a) In the event Lessor enters into a bona fide
contract to sell the Leased Property to a non-Affiliate or determines not to restore the Facility pursuant to Section 14.2 after damage or destruction thereof, then in any such event Lessor may terminate this Lease by giving not less than thirty (30) days prior Notice to Lessee of Lessor's election to terminate this Lease upon the closing under such contract or as of the date of damage or destruction. Effective upon such date, this Lease shall terminate and be of no further force and effect except as to any obligations of the parties existing as of such date that survive termination of this Lease and all Rent shall be adjusted as of the termination date.

                           (b) As compensation for the early termination of its
leasehold estate under this Article XXXVI because of a sale of the Leased Property or a determination not to restore pursuant to Section 14.2, Lessor shall pay to Lessee the fair market value of Lessee's leasehold estate hereunder as of the closing of the sale or the date of damage or destruction of the Leased Property (the "Termination Payment"). The Termination Payment shall be paid in thirty (30) equal monthly installments, without interest, at the same time that the Base Rent is payable hereunder, commencing the date the first such installment of Base Rent is due after the date of sale or damage or destruction.

                           (c) For purposes of this Section, fair market value
of the leasehold estate means, as applicable, an amount equal to the "assumed annual cash flow" (as defined below) for each Lease Year (including partial Lease Years) remaining in the then current Initial Term or Renewal Term (whichever is applicable) of this Lease after the early termination of this Lease pursuant to this Section 36.1, discounted to such date at a rate of ten percent (10%) per annum. The "assumed annual cash flow" shall be the "cash flow" (as defined below) generated by the Facility for the twelve-month period ending on the last day of the month preceding the month in which such termination occurs. "Cash flow" shall mean the excess, if any, of (a) the sum of all revenues, receipts and proceeds received by or for the account of Lessee and derived from or relating to the Facility for said twelve-month period, over (b) the sum of all operating expenses in connection with the use, occupancy, management, or operation of the Facility for said period, including Rent, Impositions (other than those paid by Lessor), fees under the Franchise Agreement, and any other expense for which Lessee is liable under the terms of this Lease, but, with respect to any fees paid to the Manager, including only such portion thereof as equals the component of such fees that represents Manager's costs. Notwithstanding the foregoing, there shall be credited against any Termination Payment due to Lessee any positive balance in the Aggregate New Lease Credit for the account of Lessor. As used herein the term "Aggregate New Lease Credit" shall mean the outstanding sum at any point in time of the New Lease Credit for each Other Lease entered into between Lessor and/or its Affiliates and Lessee and/or its Affiliates since the date of this Lease, but only to the extent such New Lease Credit has not been previously credited or applied on account of Termination Payments due under any Other Lease. The New Lease Credit shall mean the projected cash flow for the initial term of such Other Lease, discounted to the date of execution at a rate of 10% per annum and amortized monthly on a straight-line basis over the initial term of such lease.


                           (d) In the event that Lessor terminates this Lease
pursuant to the provisions of this Article XXXVI or pursuant to any other provisions of this Lease except for the provisions allowing Lessor to terminate this Lease upon the occurrence of an Event of Default, the parties agree that, on and after the effective date of such termination, hotel personnel employed by Lessee or Manager immediately prior to the effective date of termination will either be employed by Lessor, or Lessor will take such other action with respect to their employment, which may include notification of the prospective termination of their employment, so as, in any case, to insure that Lessee does not incur any liability pursuant to the WARN Act. Lessor hereby agrees to defend, indemnify and hold harmless Lessee from and against any and all manner of claims, actions, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) relating to or arising from Lessor's breach of this covenant, including, without limitation, any liability, costs and expenses arising out of asserted or actual violation of the requirements of the WARN Act. Further, Lessor agrees to assume all severance pay, accrued vacation or personal leave, COBRA and similar liabilities and obligations to the Facility's personnel, which Lessee and Manager shall or may incur in connection with such termination of this Lease, and Lessor hereby agrees to defend, indemnify and hold harmless Lessee and Manager from and against any and all manner of claims, actions, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) relating to or resulting from Lessor's breach of the foregoing covenant, including limitation, any liability, cost and expenses arising out of asserted or actual violation of the requirements of the COBRA legislation. Upon Lessor's written request to Lessee, Lessee shall take all action prudent and proper as Lessee, to notify, advise and cooperate with Lessor in order to assist Lessor to comply with the WARN Act or COBRA legislation and to mitigate Lessor's expense or liability with respect to the WARN Act and COBRA legislation.


                                 ARTICLE XXXVII

                  37.1 Compliance with Franchise Agreement. To the extent any of the provisions of the Franchise Agreement impose a greater obligation on Lessee than the corresponding provisions of this Lease, Lessee shall be obligated to comply with, and to take all reasonable actions necessary to prevent breaches or defaults under the provisions of the Franchise Agreement, except to the extent that Lessee is prevented from complying with the Franchise Agreement because of Lessor's acts such as its breach of its obligations pursuant to Article XXXVIII. In the event that Lessor's failure to fund any Capital Expenditure and/or to fulfill any PIP requirements of the franchisor under the Franchise Agreement shall result in a termination thereof, Lessee shall not be deemed in default hereunder and Lessor shall pay all termination fees and penalties incurred in connection therewith. It is the intent of the parties hereto that Lessee shall comply in every respect with the provisions of the Franchise Agreement so as to avoid any default thereunder during the term of this Agreement. Lessee shall not terminate or enter into any modification of the Franchise Agreement without in each instance first obtaining Lessor's written consent. Lessor and Lessee agree to cooperate fully with each other in the event it becomes necessary (in the sole determination of Lessor) to obtain, at Lessor's sole cost and expense, a franchise extension or modification or a new franchise for the Leased Property, and in any transfer, at Lessor's sole cost and expense, of the Franchise Agreement to Lessor or any Affiliate thereof or any other successor to Lessee upon the termination of this Lease. Notwithstanding anything contained in this
Article XXXVII, at any time after the Commencement Date, Lessor may, in Lessor's sole and absolute discretion, terminate (or direct Lessee to terminate) the Franchise Agreement and enter (or direct Lessee to enter) into a new franchise for the Leased Property; provided that (i) Lessor shall pay all termination fees and penalties including, but not limited to, liquidated damages, if any, arising from or related to such termination and any application fees, costs or expenses payable in connection with any new franchise of the Leased Property obtained by Lessor, and (ii) the parties shall agree on an appropriate adjustment in the Rent payable under this Lease in the event that the new franchise is reasonably anticipated to have a material impact on the revenues to be derived or the expenses to be incurred at the Facility, failing which the matter shall be submitted to arbitration under Section 40.2.

                                 ARTICLE XXXVIII

                  38.1 Capital Expenditures.

                  (a) Lessor shall be obligated to set up and maintain a reserve (the "Capital Expenditures Reserve") in an amount equal to four percent (4%) of Gross Revenues from the Facility during each Lease Year for Capital Expenditures at the Facility and/or the Other Properties during such Lease Year. The ability to pool the four percent (4%) of Gross Revenues from this Facility in the Capital Expenditures Reserve established pursuant to this Lease and the Other Leases shall be subject to any restrictions contained in any Mortgage or Ground Lease encumbering the Leased Property. Upon written request by Lessee to Lessor stating the specific use to be made and subject to the reasonable approval thereof by Lessor, such funds shall be made available by Lessor for Capital Expenditures set forth in the Capital Budget; provided, however, that no Capital Expenditures shall be used to purchase property (other than "real property" within the meaning of Treasury Regulations Section 1.856-3(d)), to the extent that doing so would cause the Lessor to recognize income other than "rents from real property" as defined in Section 856(d) of the Code. Lessor's obligation to fund the Capital Expenditures Reserve shall be cumulative, but not compounded, and any amounts that have accrued hereunder shall be payable in future periods for such uses and in accordance with the procedure set forth herein. Lessee shall have no interest in any accrued obligation of Lessor hereunder after the termination of this Lease. All Capital Improvements shall be owned by Lessor subject to the provisions of this Lease.

                  (b) Lessor's obligation for Capital Expenditures and for compliance with the provisions of this Lease which may require the availability of funds for Capital Improvements shall be limited to amounts available in the Capital Expenditures Reserve and such additional amounts as Lessor may agree to make available to Lessee in Lessor's sole discretion; provided, however, that if additional Capital Expenditures are required to meet Emergency Situations, Lessor shall make such amounts available to Lessee and receive a pro rata credit therefor against amounts which Lessor is obligated to contribute to the Capital Expenditures Reserve during the ensuing five (5) Lease Years (or during the balance of the then current Initial Term or Renewal Term, as applicable, if there are fewer than five (5) years remaining in such Term). No arbitration resulting from the failure of Lessor and Lessee to agree on the Capital Budget shall increase Lessor's obligation for Capital Expenditures beyond the amount set forth in the immediately preceding sentence. In the event that there is a Capital Improvement in the Capital Budget which exceeds the amounts Lessor is obligated to provide under this Article XXXVIII and Lessor declines to make such Capital Improvement, if Lessee shall disagree with such decision, the matter may be submitted to arbitration pursuant to Section 40.2 hereof. To the extent that Lessee's obligations under this Lease (including, without limitation, the obligations set forth in Sections 7.2, 8.1 and 9.1 and in Article XXXVII) are dependent upon the availability of amounts for Capital Expenditures which exceed the amounts that Lessor is obligated to provide pursuant to this Article XXXVIII, such obligations of Lessee shall be correspondingly diminished unless Lessor has agreed (in its sole discretion) to make such additional amounts available.

                  (c) Prior to the final three (3) Lease Years of the Initial Term or the final two (2) years of any Renewal Term (any such three or two-year period being hereinafter referred to as the "Twilight Years"), the implementation of all Capital Improvements made pursuant to the requirements of the Capital Budget shall be subject to the approval of Lessor and Lessee. Such approval shall extend both to the plans and specifications (including matters of design and decor) and to the contracting and purchasing of all labor, services and materials. In the event that Lessor and Lessee are unable to agree on any aspect of the implementation of a Capital Improvement to be made pursuant to the Capital Budget prior to the Twilight Years, such matter shall be referred to arbitration as provided in Section 40.2. During the Twilight Years, Lessor shall have sole authority with regard to the implementation of all such Capital Improvements but shall consult with Lessee in connection therewith.

                  (d) If requested by Lessor, Lessee (or Manager, if Lessee so directs) shall be responsible for supervising the design, installation and construction of all Capital Improvements, for which Lessee shall be paid a supervisory fee (the "Supervisory Fee"). The Supervisory Fee shall equal the sum of (i) Lessee's (or Manager's) actual reasonable expenses incurred in performing these services, plus (ii) an amount equal to 10% of such expenses, but shall in no event exceed the then customary amount paid to hotel lessees or managers for such services. The amount of the Supervisory Fee shall be in an approved Capital Budget, shall be paid as a Capital Expenditure and shall be subject to the limitations of the provisions of subsection (b) and Section 3.5 hereof. Lessee's expenses shall include a reasonable allocation (as determined in good faith by Lessee) of the salaries, bonuses, benefits, travel, and related expenses incurred by Lessee's (or Manager's) personnel in the performance of these services.

                  38.2 Major Renovation. If during any consecutive twelve (12) month period during the Term of this Lease, a Major Renovation of the Facility is undertaken, either pursuant to (i) the agreed upon Capital Budget, or (ii) as otherwise agreed to by Lessor, Lessor and Lessee shall agree on an appropriate adjustment, if any, in the Rent payable under this Lease after the completion of such Major Renovation, if it is reasonably anticipated that such Major Renovation will have a material impact on the revenues to be derived or expenses to be incurred at the Facility. In the event that Lessor and Lessee are unable to agree upon any Rent adjustment pursuant to this Section 38.2, after using good faith efforts to do so, the matter shall be submitted to arbitration under
Section 40.2 hereof.


                                  ARTICLE XXXIX

                  39.1 Lessor's Default. It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure continues for a period of thirty
(30) days after Notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed a breach if Lessor proceeds within such thirty (30) day period, with due diligence, to commence to cure the failure and thereafter diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any such failure also shall be subject to extension of time due to the occurrence of any Unavoidable Delay. If Lessor does not cure any such failure within the applicable time period as aforesaid, Lessee may declare the existence of a "Lessor Default" by a second Notice to Lessor. Thereafter, subject to the provisions of the following paragraph, Lessee may forthwith cure the same. Except as otherwise expressly provided in this Lease or in the event of a constructive eviction by Lessor, Lessee shall have no right to terminate this Lease for any Lessor Default and no right, for any such Lessor Default, to offset or counterclaim against any Rent or other charges due hereunder.

                  If Lessor shall in good faith dispute the occurrence of any Lessor Default and Lessor, before the expiration of the applicable cure period, shall give Notice thereof to Lessee, setting forth, in reasonable detail, the basis therefor, no Lessor Default shall be deemed to have occurred and Lessor shall have no obligation with respect thereto until final adverse determination thereof, whether through arbitration or otherwise; provided, however, that in the event of any such adverse determination, Lessor shall pay to Lessee interest on any disputed funds at the Overdue Rate, from the date demand for such funds was made by Lessee until paid. If Lessee and Lessor shall fail, in good faith, to resolve any such dispute within ten (10) days after Lessor's Notice of dispute, either may submit the matter for determination by arbitration, but only if such matter is required to be submitted to arbitration pursuant to any provision of this Lease, or otherwise by a court of competent jurisdiction.

                  39.2 Limitation of Lessor's Liability. Notwithstanding any provision to the contrary contained in this Lease, Lessee acknowledges that, in enforcing its rights hereunder or in satisfaction of any judgment obtained against Lessor, Lessee's sole recourse shall be the right, title and interest of Lessor in and to the Leased Property.


                            ARTICLE XL - ARBITRATION

                  40.1 Arbitration. Unless arbitration pursuant to Section 40.2 is expressly called for in this Lease, in each case specified in this Lease in which it shall become necessary to resort to arbitration, such arbitration shall be determined as provided in this Section 40.1. The party desiring such arbitration shall give Notice to that effect to the other party, and an arbitrator shall be selected by mutual agreement of the parties, or if they cannot agree within thirty (30) days of such notice, by appointment made by the American Arbitration Association ("AAA") from among the members of its panels who are qualified and who have experience in resolving matters of a nature similar to the matter to be resolved by arbitration.

                  40.2 Alternative Arbitration. In each case specified in this Lease for a matter to be submitted to arbitration pursuant to the provisions of this Section 40.2, Lessor and Lessee shall designate any nationally recognized accounting firm with a hospitality division to serve as arbitrator of such dispute within fifteen (15) days after written demand for arbitration is received or sent by a party. In the event the parties shall fail to make such designation within such fifteen (15) day period, or no nationally recognized accounting firm satisfying such qualifications is available and willing to serve as arbitrator, the arbitration shall instead be administered as set forth in Section 40.1.

                  40.3 Arbitration Procedures. In any arbitration commenced pursuant to Section 40.1 or 40.2, a single arbitrator shall be designated and shall resolve the dispute. The arbitrator's decision shall be binding on all parties and shall not be subject to further review or appeal except as otherwise allowed by applicable law. Upon the failure of either party (the "non-complying party") to comply with his decision, the arbitrator shall be empowered, at the request of the other party, to order such compliance by the non-complying party and to supervise or arrange for the supervision of the non-complying party's obligation to comply with the arbitrator's decision, all at the expense of the non-complying party. To the maximum extent practicable, the arbitrator and the parties, and the AAA if applicable, shall take any action necessary to insure that the arbitration shall be concluded within ninety (90) days of the filing of such dispute. The fees and expenses of the arbitrator shall be shared equally by Lessor and Lessee except as otherwise specified in this Section 40.3. Unless otherwise agreed in writing by the parties or required by the arbitrator or AAA, if applicable, arbitration proceedings hereunder shall be conducted in the State. Notwithstanding formal rules of evidence, each party may submit such evidence as each party deems appropriate to support its position and the arbitrator shall have access to and right to examine all books and records of Lessee and Lessor regarding the Facility during the arbitration.

                  IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized representatives as of the date first above written.


                           LESSOR

                           MIP _______________, LLC, a Delaware limited
                              liability company

                           By: MeriStar Investment Partners, L.P., a Delaware
                               limited partnership, its sole member

                                By: MIP Lessee, LP, a Delaware limited
                                    partnership, its general partner

                                     By: MIP GP, LLC, a Delaware limited
                                         liability company, a general partner

                                          By: MeriStar H & R Operating Company,
                                              L.P., a Delaware limited
                                              partnership, its manager

                                               By: MeriStar Hotels & Resorts,
                                                   Inc., a Delaware corporation,
                                                   its general partner



                                                    By: ________________________
                                                        Name:
                                                        Title:

                           LESSEE

                           MIP LESSEE, L.P., a Delaware limited partnership

                                By: MIP GP, LLC, a Delaware limited liability
                                    company, a general partner

                                    By: MeriStar H & R Operating Company, L.P.,
                                        a Delaware limited partnership, its
                                        manager

                                        By: MeriStar Hotels & Resorts Inc., a
                                            Delaware corporation, its general
                                            partner


                                            By: _____________________________
                                                Name:
                                                Title:

                          EXHIBIT A - Other Properties


1. The hotel formerly known as Holiday Inn Iowa City, 210 South Dubuque Street, Iowa City (Johnson County), Iowa

2. Hilton Minneapolis/St. Paul Airport, 3800 East 80th Street, Bloomington (Hennepin County), Minnesota

3. Raddison Resort & Spa Scottsdale, 7171 North Scottsdale Road, Scottsdale (Maricopa County), Arizona

4. Raddison Hotel San Diego, 1433 Camino Del Rio South, San Diego (San Diego County), California

                                    EXHIBIT B

                        [See attached legal description]

                                    EXHIBIT C

                                 [See attached]

                          EXHIBIT D - FORM OF FF&E NOTE


                                SECURED TERM NOTE


         (insert name of hotel
         in parentheses)

         $____________                                   (insert hotel location)
                                                                  ________, 199_



                  FOR VALUE RECEIVED, the undersigned promises to pay to the order of ___________________________________ ("Payee") c/o MeriStar
         Investment Partners, L.P., 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007 or, at the holder's option, at such other place as may be designated from time to time by the holder, the principal sum of _____________ Dollars ($________) in lawful money of the United States of America, in twenty equal consecutive quarterly installments of principal and interest in the amount of $___________ each, commencing __________, 199_ and payable on the first day of each quarter thereafter, to and ending ___________. This Note shall bear interest until maturity (whether by acceleration or otherwise) at a per annum rate of 10%. After maturity, whether by acceleration or otherwise, this Note shall bear interest at a per annum rate of 3% greater than the rate of interest otherwise applicable to this Note. In no event shall the rate of interest on this Note exceed the maximum rate authorized by applicable law. Interest will be calculated for each day at 1/360th of the applicable per annum rate, which will result in a higher effective annual rate.

The undersigned shall have the right to prepay at any time, without premium, all or any portion of the principal indebtedness evidenced by this Note, together with accrued interest on the principal so prepaid to the date of such prepayment, provided that any partial prepayment of principal shall be applied upon installments of this Note in inverse order of maturity.

If any installment of this Note is not paid when due, whether because such installment becomes due on a Saturday, Sunday or a banking holiday, or for any other reason, the undersigned will pay interest thereon at the applicable rate until the date of actual receipt of such installment by the holder of this Note.

Any holder of this Note may declare all indebtedness evidenced by this Note to the immediately due and payable whenever such holder has the right to do so under any security agreement or other agreement, now or hereafter in effect, pursuant to which payment of the indebtedness evidenced by this Note is secured including, without limitation, the General Security Agreement, dated as of even date herewith between the undersigned and Payee or, irrespective of the terms or existence of any such security agreement or other agreement, upon the happening of any of the following events: (1) nonpayment when the same becomes due, whether by acceleration or otherwise, of principal of, or interest on, this Note;
         (2) default by the undersigned in the payment or performance of any obligation, term, condition or event of default of any other agreement between the undersigned and the holder hereof; (3) the filing by or against the undersigned of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (4) the making of any general assignment by the undersigned for the benefit of creditors; (5) the appointment of a receiver or trustee for the undersigned or for any assets of the undersigned, including, without limitation, the appointment of, or taking possession by, a "custodian", as defined in the Federal Bankruptcy Code; (6) the occurrence of any event described in clause (3), (4) or (5) of this paragraph with respect to any endorser, guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any indebtedness evidenced by this Note, or the occurrence of any such event with respect to any general partner of any maker hereof, if any such make is a partnership; (7) nonpayment by the undersigned when due, whether by acceleration, demand or otherwise, of any indebtedness for borrowed money owing to any party other than Payee, or the occurrence of any event which could result in acceleration of the time for payment of any such indebtedness; (8) if any certificate, statement, representation, warranty or audit heretofore or hereafter furnished by or on behalf of the undersigned, as an inducement to Payee to extend any credit to or for entry into any agreement with the undersigned, proves to have been false in any material respect at the time of which the facts therein set forth were stated or certified, or to have omitted any substantial contingency or unliquidated liability or claim against the undersigned; or (9) if the holder hereof in good faith believes that the prospect of payment of all or any part of the indebtedness evidenced by this Note is impaired.

No failure by the holder hereof to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by such holder of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right to remedy. The rights and remedies of the holder hereof as herein specified are cumulative and not exclusive of any other rights or remedies which such holder may otherwise have, including, without limitation, any rights or remedies under the aforesaid General Security Agreement.

No modification, rescission, waiver, forbearance, release or amendment of any provision of this Note shall be made, except by a written agreement duly executed by the undersigned and the holder hereof.

This Note shall be governed by the laws of the State of ---[insert state of hotel site]---. The undersigned agrees to pay all costs and expenses incurred by the holder hereof in enforcing this Note, including, without limitation, actual attorneys' fees.

Payment of this Note is secured by collateral granted to Payee by the aforesaid
         General Security Agreement and such other documents as may have been or may hereafter be executed in favor of Payee by the maker of this Note or any other party.

                                    EXHIBIT D

                   Hotels Not Subject to Exclusivity Agreement


None.

                                                                      Exhibit  E

Example of Section 10.1.2 distributions

--------------------------------------------------------------------------------

Simplifying assumptions:
All amounts invested on day 1

Oak Hill Partners:    Partnership contributions       90,000,000
                      Opco stock price                10,000,000
                                                     -----------
                      Total invested                 100,000,000
Opco Partners: Partnership contributions              10,000,000

All Hotel Interests and Opco stock sold on first anniversary
No Partnership distributions prior to sale
Sale price for all Hotel Interests                   150,000,000
Sale price for Opco stock                             14,000,000

--------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------

Operation of Section 10.1.2                                                         Oak Hill
                                                         Opco GP    Opco LP         Partners              Total
                                                      =========================================================

Section 10.1.2(i): Apportion proceeds                    750,000     14,250,000    135,000,000      150,000,000
                                                      ---------------------------------------------------------

Distributions
    10.1.2(i) -- to Opco GP & LP                         750,000     14,250,000                      15,000,000
    10.1.2(ii)(a) -- 20% IRR to Oak Hill                                            107,550,625     107,550,625
    10.1.2(ii)(b) -- 1% to Opco LP **                                 1,086,370                       1,086,370
    10.1.2(ii)(c) -- 1%/99% until 25% IRR to Oak Hill *                  59,518       5,892,307       5,951,825
    10.1.2(ii)(d) -- 2% to Opco LP **                                 1,169,274                       1,169,274
    10.1.2(ii)(e) -- 2%/98% until 30% IRR to Oak Hill *                 124,571       6,103,982       6,228,553
    10.1.2(ii)(f) -- 3% to Opco LP **                                 1,257,594                       1,257,594
    10.1.2(ii)(g) -- 3%/97% until 35% IRR to Oak Hill *                 195,485       6,320,667       6,516,151
    10.1.2(ii)(h) -- 4% to Opco LP **                                 1,351,671                       1,351,671
    10.1.2(ii)(i) -- 4%/96% until 40% IRR to Oak Hill *                 155,517       3,732,419       3,887,937
                                                      ---------------------------------------------------------
                                                       750,000       19,650,000     129,600,000     150,000,000


* IRRs to Oak Hill calculated taking into account cash from Opco stock and previous Partnership distributions.

     Example: Calculation for 25% IRR

                Total investment                     100,000,000
                25% return (comp. quarterly)          27,442,932
                                                    ------------
                                                     127,442,932
                Opco stock proceeds                  (14,000,000)
                Prior distribution                  (107,550,625)
                                                    ------------
                Required distribution                  5,892,307

** Catch-up to Opco calculated by grossing up Oak Hill distributions and multiplying by the catch-up percent.

     Example: Calculation for 2% catch-up under 10.1.2(ii)(d)


               Prior Oak Hill distributions          107,550,625
                                                       5,892,307
                                                    ------------
                                                     113,442,932
               Divide by 98%                              98.00%
                                                    ------------
                                                     115,758,094
               Multiply by 2%                              2.00%
                                                    ------------
                                                       2,315,162
               Prior Opco distributions               (1,086,370)
                                                         (59,518)
                                                    ------------
               Required distribution                   1,169,274



Check:

Proceeds on Opco stock              14,000,000
Oak Hill Partnership cash          129,600,000
                                   -----------
Oak Hill total cash                143,600,000
IRR to Oak Hill                         37.87%

Oak Hill Partnership cash          129,600,000
Opco promote distributions           5,400,000
                                   -----------
Total 10.1.2(ii) cash              135,000,000
Opco LP's percent of total               4.00%